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TECHNISCAN, INC. INDEX TO FINANCIAL STATEMENTS

As filed with the U.S. Securities and Exchange Commission on September 8, 2010

Registration No. 333-167213

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TECHNISCAN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	27-1093363 (I.R.S. Employer Identification Number)

3216 South Highland Drive
Salt Lake City, Utah 84106
(801) 521-0444
(Address and telephone number of registrant's principal executive offices)

David C. Robinson
Chief Executive Officer
3216 South Highland Drive
Salt Lake City, Utah 84106
(801) 521-0444
(Name, address and telephone number of agent for service)

With a copy to:
Jeffery A. Bahnsen, Esq. Greenberg Traurig, P.A. 5100 Town Center Circle, Suite 400 Boca Raton, Florida 33486 Tel: (561) 955-7650; Fax: (561) 367-6250	Steven Schuster, Esq. McLaughlin & Stern LLP 260 Madison Avenue New York, New York 10016 Tel: (212) 448-1100; Fax: (800) 203-1556

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

        The total number of shares of common stock (including shares of common stock underlying units and warrants) registered is 21,141,542. The registration fee for 21,141,542 shares was paid with the initial filing of the registration statement and prior amendments.

        This Registration Statement shall also cover any additional shares of our common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar adjustments.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

        This Registration Statement contains two prospectuses, as set forth below.

  •
  Public Offering Prospectus.  A prospectus to be used for the public offering by the Registrant (the "Public Offering Prospectus") of a maximum of 12,600,000 units and a minimum of 4,100,000 units on a "best efforts" basis. Each unit consists of one share of our common stock and a warrant to purchase an additional 0.40 shares of common stock. The units will separate immediately and the common stock and warrants will be issued separately and the common stock will trade separately. We are also registering the warrants and shares of common stock underlying the warrants to be received by the placement agents in this offering.

  •
  Resale Prospectus.  A prospectus to be used for the resale by selling stockholders of up to 2,103,273 shares of the Registrant's common stock (the "Resale Prospectus").

        The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

  •
  they contain different outside front covers;

  •
  they contain different The Offering sections beginning on page 7;

  •
  they contain different Use of Proceeds sections on page 23;

  •
  the Dilution section on page 24 of the Public Offering Prospectus is deleted from the Resale Prospectus;

  •
  a Selling Stockholder section is included in the Resale Prospectus beginning on page 67;

  •
  they contain different Plan of Distribution sections beginning on page 68 of the Public Offering Prospectus and page 69 of the Resale Prospectus;

  •
  the section on Unit Warrants in the Description of Securities section beginning on page 69 of the Public Offering Prospectus is deleted from the Resale Prospectus;

  •
  the outside back cover of the Public Offering Prospectus is deleted from the Resale Prospectus.

        The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the Public Offering Prospectus.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2010

PRELIMINARY PROSPECTUS

12,600,000 Units Maximum / 4,100,000 Units Minimum, each Consisting of
One Share of Common Stock and One Warrant to Purchase Four-Tenths of a Share of Common Stock

         We are offering a maximum of 12,600,000 units and a minimum of 4,100,000 units on a "best efforts" basis. Each unit consists of one share of our common stock and a warrant to purchase an additional 0.40 shares of common stock. Warrants to purchase fractional shares of our common stock will not be issued. All warrants to purchase fractional shares of our common stock will be rounded down to the nearest whole number. Each issued warrant entitles its holder to purchase one share of our common stock at an exercise price of $            per share. The units will separate immediately and the common stock and warrants will be issued separately and only the common stock will trade. All proceeds from the offering will be deposited in a separate non-interest bearing account at Key Bank and will not be released to us until we have sold a minimum of 4,100,000 units within 90 days of the date of this prospectus. The separate bank account will not be a trust account.

         Our common stock is quoted on the Over-the-Counter Bulletin Board, or the OTC Bulletin Board, under the symbol "TSNI.OB." On                        , the last sale price of our common stock as reported on the OTC Bulletin Board was $            . We do not intend to apply for listing of the warrants on any securities exchange. All share amounts and prices reflect the 1-for-4 reverse common stock split that became effective June 28, 2010.

         INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF OUR SECURITIES.

	Public Offering Price	Placement Agent Fees	Proceeds, before expenses, to TechniScan

Per Unit

Total Minimum

Total Maximum

         Global Hunter Securities, LLC ("Global Hunter") has agreed to act as placement agent in connection with this offering. Global Hunter is not purchasing nor are they required to sell any specific number or dollar amount of units, but will assist us in this offering on a "best efforts" basis. The units may be sold directly by us to investors or through our placement agent. We have agreed to pay Global Hunter a cash fee equal to 8% of the gross proceeds of the offering of units by us, except that the fee shall be reduced to 2% with respect to any investments made by our directors, executive officers or strategic partners as well as "placement agent warrants" to purchase shares of our common stock equal to 8% of the aggregate number of shares of common stock included in units sold in the offering. The placement agent warrants will have terms substantially similar to the warrants included in the units offered hereby. Offering expenses are estimated to be $400,000. See "Plan of Distribution" beginning on page 68 of this prospectus for more information on this offering and the placement agent arrangements.

         Concurrently with this offering, there are being offered, pursuant to a Resale Prospectus, by certain security holders (collectively, the "Selling Stockholders"), 2,103,273 shares of our common stock (collectively, the "Selling Stockholders' Securities"). Sales of the Selling Stockholders' Securities in such offering (the "Concurrent Offering") will be subject to the prospectus delivery requirements and other requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Concurrent Offering is not underwritten by the placement agent, nor is the placement agent assisting the Selling Stockholders with the sale of their Selling Stockholders' Securities.

         This offering will terminate 180 days after the date of this prospectus, unless the offering is subscribed at the maximum number of units before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you. All costs associated with the registration will be borne by us.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                    , 2010

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell units and seeking offers to buy units only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying our securities. You should read the following summary together with the more detailed information concerning our Company, the units being sold in this offering and our financial statements and related notes appearing in this prospectus. You should read the entire prospectus carefully, especially the risks described under "Risk Factors" and the financial statements and related notes, before deciding to invest in shares of our common stock.

        Unless otherwise indicated, all share amounts and prices in the registration statement of which this prospectus is a part reflect the 1-for-4 reverse common stock split that became effective June 28, 2010.

Corporate Overview/History

        TechniScan, Inc. ("we," "us," the "Company" and "TechniScan") was incorporated under the name Castillo, Inc. pursuant to the laws of the State of Nevada on February 2, 2007, and changed our state of incorporation from the State of Nevada to the State of Delaware on October 8, 2009. Until the Merger (described below), we had no substantial business operations and no revenues. On October 9, 2009, TechniScan, Inc, a Utah corporation ("TechniScan Utah") was first merged into our wholly owned subsidiary, and then immediately merged into us (collectively referred to as the "Merger"). Pursuant to the Merger, we succeeded to the business of TechniScan Utah as our sole line of business and changed our name to "TechniScan, Inc." In this prospectus, unless the context specifies otherwise, all references to "we," "us," the "Company" and "TechniScan" refer to the business of TechniScan Utah prior to the Merger and TechniScan, Inc., a Delaware corporation, after the Merger. In addition, unless the context specifies otherwise, all references to "stockholder" or "shares of common stock" refer to ownership of shares of the combined company following the Merger.

Company Overview

        We are a medical device company engaged in the research, development, and commercialization of an ultrasound breast imaging system. We developed a unique ultrasound technology platform, known as the Warm Bath Ultrasound imaging system ("WBU"), which utilizes computational software to produce high resolution images and unique information about the bulk properties of tissues in the breast. WBU is a flexible, automated breast imaging system that produces images using both reflection and transmission properties of ultrasound. The images produced by WBU are unique, three-dimensional, whole breast images and are expected to provide radiologists, surgeons and oncologists with an effective imaging tool for managing diagnostic imaging of the breast.

        The WBU system produces three unique images based on both traditional B-mode (reflective) and transmission ultrasound. Traditional reflection ultrasound images are created from the reflected sound waves and transmission ultrasound images are created using the data that are generated as the sound waves travel through the breast tissue. In particular, WBU uses proprietary, patented software methodologies that utilize the mathematics of inverse scattering to produce transmission images of the speed and attenuation of sound through the breast. The WBU imaging platform also incorporates a three-dimensional version of B-mode ultrasound (or reflective ultrasound). The reflection images are refraction corrected by utilizing the transmission data—the speed of sound—traveling through human breast tissue. We believe that the unique combination of these refraction corrected reflection images into a three-dimensional volume will provide physicians with a new way of viewing and interpreting ultrasound images, especially when combined with the quantitative information about the bulk tissue properties of the breast provided by the numerical transmission data.

        We are developing support for clinical users of the WBU system through the TechniScan Imaging Network ("TIN"), which is a suite of tools and applications designed to enhance the value and capabilities of the system. We believe that TIN will offer a reliable and secure method of providing physicians, administrators, payers and patients with timely access to their diagnostic studies and reports, while ensuring that all data is disclosed only to those with permission to access it. TIN is expected to optimize the use of diagnostic information by healthcare providers by providing a common platform to store, archive, correlate, analyze and/or collaborate about cases, giving the physician ultimate control of the diagnostic process. We believe that TIN will also allow healthcare professionals a flexible, fully customizable, environment in which they can develop and store their own data or access anonymized data from other related images.

        We have not yet begun selling our product or services commercially. We plan to enter markets in both the United States and Europe during 2011. We anticipate installing initial WBU systems on a subscription basis in the United States beginning the first half of 2011, with commercial release of the WBU and TIN in the second half of 2011. We expect that the WBU system will be marketed as a B-mode (i.e. handheld) and automated reflection tomography ultrasonic system for imaging of a patient's whole breast. We plan to commercialize our products to aid in the detection of breast cancer and to further expand our services in the same market. We believe that our technology provides a painless and efficient imaging method, that does not require breast compression or ionizing radiation. The procedure also provides unique information which may help radiologists differentiate cancerous from benign and normal tissues. We plan to enter our product into the breast cancer screening and detection market as a diagnostic device that would initially be used by radiologists, physicians, hospitals and screening centers as an adjunct to mammography to provide them with additional information that may influence decisions relating to the need for further invasive or surgical testing, examination, and/or treatment for lesions or tumors.

        We expect that TIN will provide us with a recurring revenue stream, allowing us to charge for system use in the United States on a subscription basis. We also plan to sell TIN as a subscription service in Europe through a third-party sales channel. TIN is being developed as an "open ended development system" that allows users, researchers, and other software developers to integrate their own applications through our network, providing us with significant development resources and continuing access to new applications. It is designed to allow them to archive and retrieve, compare images to other similar data sets, store their own images and diagnostic notes, collaborate with others, and correlate information with diagnostic results and outcomes.

        Our technology was developed through years of research supported, in part, by federal research grants and private and government research contracts. To date, our revenues have been from government grants that supported research and development of the WBU system and from the shipment of two prototype systems to Esaote S.p.A. ("Esaote"), an Italian medical equipment manufacturer, and also a stockholder of ours.

        Pursuant to United States Food and Drug Administration ("FDA") regulations, we must obtain either a 510(k) clearance or pre-marketing approval ("PMA") prior to marketing our products in the United States. The WBU system will only be cleared for marketing in the United States upon receipt of a letter from the FDA which finds the WBU system to be substantially equivalent ("SE"), or upon PMA. We intend to submit a 510(k) or PMA application to the FDA by the end of 2010 for both the reflection and transmission elements of the WBU system. The clinical work to establish and support the clinical utility of the system is already underway at three luminary breast screening facilities: the Mayo Clinic Breast Center in Rochester Minnesota, the University of California Moores Cancer Center in La Jolla, California, and the University of Freiburg Women's Center in Freiburg Germany. We anticipate that the FDA will issue a final ruling on our application for the WBU system sometime in the first half of 2011, although there can be no assurance of the timing of this ruling.

        In order to sell products within the European Union ("EU"), companies are required to achieve compliance with the European Union Medical Device Directive and affix a "CE" mark on their products to demonstrate such compliance. The "CE" mark is a mandatory conforming mark on many products marketed in the EU. It certifies that a product has met EU consumer safety, health and/or environmental requirements. We have performed compliance testing for CE mark certification. Based on our compliance testing, two modifications need to be made to bring the WBU system into compliance. We anticipate that those modifications will be completed during the first half of 2011.

        Since inception, we have incurred net operating losses. As of June 30, 2010, we had an accumulated deficit of approximately $29.4 million and negative working capital of $4.9 million. Losses have principally occurred as a result of the substantial resources required for research and development and clinical trials required to develop the WBU system for FDA approval and market launch. Losses have also been incurred from general and administrative expenses associated with our operations. We expect operating losses to continue, mainly due to the anticipated expenses associated with the regulatory approval process and proposed commercialization of our technology, research and development. We will also need to increase our selling and marketing activities and general and administration expenses to market and sell the WBU system in the United States and overseas after approval is obtained.

        Our continuing losses, among other things, have caused our independent registered public accounting firm to add an explanatory paragraph to its audit report on our 2009 and 2008 financial statements indicating that there is substantial doubt about our ability to continue as a going concern. Although we are focused on our research, development, and commercialization of the WBU system, there can be no reasonable assurances that such efforts will result in the establishment of predictable and scalable sources of revenue.

Our Market Opportunity

        We believe that the key to success in this targeted market is insurance/Medicare reimbursement which, because of the way the WBU system produces images (i.e., computed tomography ("CT")), we project to be significantly higher than traditional ultrasound. Currently, CT is reimbursed at a higher rate than ultrasound and there is expected to be additional reimbursement for image reconstruction that is not available for traditional ultrasound. We expect the synergy of ease of use and higher reimbursement will help physicians see immediate benefits, both for patient care and financially, for incorporating the WBU system into their practice.

        We expect to pursue marketing strategies aimed at both the general consumer and the clinical marketplace that are focused on the enhanced diagnostic capabilities of the WBU system. We intend to provide our product offerings to screening centers and hospitals, radiologists and physicians and technical personnel within the United States and Europe. We expect to do this by deploying systems to clinical sites supported by key opinion leaders and leveraging the clinical results, images and luminary testimonials to educate our target market and customer base about the scanner and patient benefits, using an aggressive marketing campaign via presentations, hands-on workshops, professional society meetings, publications and targeted advertising. Our future success will be driven primarily by our ability to attract new customers, develop sustainable revenues and to continue to develop our product. We expect to have an initial phase clinical release of the current prototype WBU system by the end of 2010 with a pre-commercial release phase during the first half of 2011 and the final phase commercial release in the second half of 2011, pending FDA approval.

        Despite the massive attention given to cancer prevention and treatment, the American Cancer Society projects that in 2009, 254,650 women will be diagnosed with invasive and in situ (early stage) breast cancer, and breast cancer will claim the lives of 40,170 women. The American Cancer Society further estimates that one out of every eight women will develop breast cancer at some point during her life time and one in every 42 women who turn 50 today will have a diagnosis of breast cancer before she turns 60. We believe that high visibility media coverage combined with effective public education and a continued focus on women's health issues in the medical community have resulted in a rapidly growing market for breast cancer screening. The breast cancer detection and diagnostic technologies market (including mammography, MRI, and ultrasound, as well as genetic testing and minimally invasive breast biopsy) totaled approximately $1.5 billion in the United States in 2008, and is expected to grow at a compound annual rate of 5% over the next five years according to Medtech Insight. According to the Center for Disease Control National Health Interview Survey in 2005, the percentage of women age 40 and older who reported having a mammogram within the two years prior to the study rose from 29% in 1987 to just over 65% in 2005. We believe that this trend will result in significant continued growth in the diagnostic imaging market segment.

        With a well-identified customer base made up of centers licensed by the FDA under the Mammography Quality Standards Act ("MQSA") and the leading cancer research and teaching facilities, we plan to build a core sales team as a direct sales force to market the WBU system. We expect to focus on geographic regions based upon "buying power index" of the best opportunities for sale. We partnered with Esaote to provide exclusive marketing and sales of the WBU system in Europe. We plan to use Esaote's existing sales force to introduce the WBU system within the EU. Similar to the United States market strategy, the European market introduction strategy will focus on geographic areas with a higher than average use of ultrasound for breast cancer screening and diagnosis.

        Our United States and European market entry strategies will be driven by seeking to attain four primary goals:

  •
  Achieving clinical acceptance from the medical community by gaining support from leaders in breast cancer imaging and leveraging their support in a broader education program that will promote the benefits of the WBU system;

  •
  Creating public awareness of the benefits of the WBU system through regular submission of peer-reviewed publications;

  •
  Demonstrating the economic benefits of increased reimbursement and practice efficiencies of the WBU system through tracking reimbursement and effectiveness at test centers and research facilities where WBU systems are in regular use; and

  •
  Reducing the barriers of adoption by providing financing methods and services to support rapid adoption and use of the WBU system. This strategy involves placement of systems using a "subscription" model wherein the physician leases the equipment for a "buy in" amount and then pays us a pre-specified fee for each scan conducted.

Our Strengths

        Our proprietary, patented, computational software is the key component of the WBU system, which we believe makes it different from, and better than, current ultrasound technology. The software relies on complex algorithms to calculate the actual speed and attenuation of sound at each point in the breast. We believe the complexity of the algorithms, especially the algorithm for inverse scattering, creates a significant barrier to entry for potential competitors. We are not aware of any competitor capable of solving the wave propagation inverse scattering problem efficiently and accurately enough to be medically valuable. During the breast cancer screening and diagnosis process, ultrasound is currently used as an adjunct to mammography. In its currently used form, reflection ultrasound is highly dependent on the skill of a trained operator, it has poor spatial resolution and it does not show how much of the breast has been imaged. We believe that the WBU system will be sensitive enough to detect most breast cancers in the early stages of development. Additionally, because of the unique information about bulk tissue properties contained in the WBU system's speed and attenuation of sound images we expect to be able to provide radiologists with information that will allow them to more clearly distinguish between cancerous and benign or normal tissues, thereby significantly reducing the rate of unnecessary biopsies.

        We believe that images produced by the WBU system possess important advantages over traditional ultrasound methods including:

  •
  standardized, high-quality images that are generated independent of operator skill;

  •
  images that are accurately registered in three-dimensional format;

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  images that are of high spatial resolution and low noise that allow for accurate localization of lesions and calculation of mass size; and

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  images that show either coronal slice of the total breast or a complete three-dimensional representation of the section imaged, rather than a small "flashlight view" of the breast as shown by traditional ultrasound.

        Since the technology is relatively operator-independent, the cost of implementation is low and it does not expose patients to ionizing radiation or discomfort. We also expect that radiologists could be able to monitor changes in breast tissue over a period of time in the same individual. We also expect to be able to pinpoint the exact location of a tumor for biopsy. We believe that present ultrasound technology has a limited field of view. It displays only a small portion of the breast at one time. Our technology is designed to image the entire breast at one time, with uniform spatial resolution throughout the breast.

Our Strategy

        Our regulatory strategy includes:

  •
  Obtaining marketing clearance of WBU through the FDA's 510(k) program.

  •
  Delivery of a WBU system that meets European mandatory CE Mark requirements, to Esaote for manufacture by the first half of 2011. As a CE Approved Manufacturer, Esaote will seek to ensure that the system meets regulatory requirements in the countries covered by our distribution agreement with Esaote.

        Our clinical testing strategy includes the following:

  •
  We believe that currently available clinical data will be sufficient for the regulatory submissions now in process and will be used to demonstrate the clinical utility of the initial release of the WBU system.

  •
  We expect that current clinical sites in the United States will begin clinical evaluation of the next generation of the WBU system, including specific evaluation of speed and attenuation as diagnostic measures, as well as system enhancements such as larger receiver arrays for improved transmission imaging.

  •
  We expect that clinical sites in Europe will be supported by Esaote to assist them in developing a market introduction strategy and clinical utility statements based on clinical data from their target markets.

        We also plan to develop a strong brand for the WBU system. Our objectives for creating the brand for the WBU system are to:

  •
  identify, in a unique way, both the imaging and subscription services platforms;

  •
  confirm our credibility to both consumers and physicians;

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  connect target prospects emotionally to the product and the positive messages about dignified breast cancer detection;

  •
  motivate the buyer—both clinical and consumer (patient); and

  •
  create user loyalty.

Certain Risk Factors

        Investing in our securities involves substantial risk, as discussed more fully in "Risk Factors" on page 9. You should carefully consider all the information in this prospectus prior to investing in our securities. These risks and uncertainties include, but are not limited to, the following (without limitation or any specific order):

  •
  our ability to market, commercialize and achieve market acceptance of our products or any product candidates that we are developing or may develop in the future, and the acceptance of those products;

  •
  our reliance on a single product;

  •
  our ability to obtain regulatory approval for our products, to comply with ongoing regulation of our products and to comply with industry standards in regulatory compliance matters;

  •
  the effect of Medicare and other third-party insurance programs and insurance reimbursement programs on the pricing or relative attractiveness of our system by regulating the levels of reimbursement;

  •
  our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements, liquidity and our need to raise additional financing and our ability to control our costs and achieve profitability;

  •
  our management team's ability to accommodate expected growth and manage a larger organization;

  •
  our ability to protect our intellectual property, and to not infringe upon the intellectual property of third parties;

  •
  because our common stock is a "penny stock," it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected;

  •
  our ability to conclude that we have effective disclosure controls and procedures; and

  •
  our ability to comply with corporate governance programs and with changing regulations concerning corporate governance and public disclosure.

Corporate Information

        Our principal offices are located at 3216 South Highland Drive, Salt Lake City, Utah 84106 and our telephone number is (801) 521-0444. Our primary website is www.tsni.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

 THE OFFERING

Securities offered.	Maximum of 12,600,000 units/minimum of 4,100,000 units, each unit consisting of one share of common stock and one warrant to purchase 0.40 shares of common stock (maximum of 5,040,000 shares issuable upon exercise of unit warrants/minimum of 1,640,000 shares)(1)
Common stock outstanding (as of September 7, 2010)	20,724,444 shares(2)
Warrants:
Each unit includes a warrant to purchase 0.40 shares of common stock. Warrants to purchase fractional shares of our common stock will not be issued. All warrants to purchase fractional shares of our common stock will be rounded down to the nearest whole number. Each issued warrant entitles its holder to purchase one share of our common stock. The units will separate immediately and the common stock and warrants will be issued separately and only the common stock will trade.
Exercise Price	$
Exercise Period	Five years from the date of issuance.
Use of proceeds
We intend to use the net proceeds of this offering to fund (i) the development and commercial launch of the WBU system in the United States and Europe, (ii) repayment of debt and (iii) other general working capital needs. See "Use of Proceeds" for a more complete description of our intended use of the net proceeds from this offering.
Offering Period
The offering expires on the earlier of (i) the date upon which the maximum number of units being offered have been sold, or (ii) 180 days after the date of this prospectus, unless we decide to terminate the offering prior to that date.
OTC Bulletin Board Symbol	TSNI.OB
Risk factors	See "Risk Factors" beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

(1)
Does not include up to 1,008,000 shares of common stock underlying warrants that may be issued to the placement agent in this offering.

(2)
Does not include 3,596,195 shares of our common stock issuable upon the exercise of outstanding options, with a weighted average price of $1.55 per share. Does not include 1,077,147 and 1,026,126 shares of our common stock issuable upon conversion of our outstanding convertible notes and exercise of our outstanding warrants, respectively. See "Description of Securities" beginning on page 69.

 SUMMARY FINANCIAL DATA

        The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management's Discussion and Analysis of Financial Position and Results of Operations" section and the accompanying financial statements and related notes included elsewhere in this prospectus.

					For the Period From January 1, 2002 (inception of development stage) Through June 30, 2010
			Years Ended December 31,
	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010
			2009	2008
Statement of Operations Data:
Total revenues	$5,831	$94,341	$981,091	$773,061	$3,379,805
Operating expenses	1,344,322	2,826,104	4,412,629	5,036,782	30,512,602

Loss from operations	(1,338,491)	2,731,763	(3,431,538)	(4,263,721)	(27,132,797)
Interest, net	(1,274,267)	(1,293,286)	(4,866)	17,642	(1,693,188)
Gain (loss) on derivatives	1,015,686	(153,075)	—	—	(153,075)
Other	—	—	—	2,461	2,461

Net loss	$(1,597,072)	$(4,178,124)	$(3,436,404)	$(4,243,618)	$(28,976,599)

Net loss per common share—basic and diluted	$(0.08)	$(0.20)	$(0.30)	$(0.53)

Weighted average common shares outstanding—basic and diluted	20,724,446	20,724,446	11,516,242	8,052,022

	June 30, 2010	December 31, 2009
Balance Sheet Data:
Cash and cash equivalents	$323,782	$232,706
Total assets	1,441,733	1,149,210
Total current liabilities	5,657,519	1,403,005
Total liabilities	5,801,223	1,792,335
Accumulated deficit during development stage	(28,976,599)	(24,798,475)
Total stockholders' deficit	(4,359,490)	(643,125)

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should consider carefully the following risk factors, in addition to the other information contained in this prospectus and the documents incorporated by reference into this prospectus, before purchasing any securities in this offering.

Risks Related to the Company, Industry and Financial Results

We are a development stage company and have generated minimal revenues since inception.

        We have not generated significant revenues to date from our proposed business or operations. To date, our revenues have been from government grants and other research partners. Moreover, we may not be able to generate either revenues or profits in the foreseeable future. Our success is dependent upon the successful development and marketing of the WBU system. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and in developing new technology. These include, but are not limited to, competition, the need to develop and gain clinical acceptance of the WBU system, the need to develop research facilities, the need for market expertise, the need to employ capable management, and setbacks in development of new technology, market acceptance and sales and marketing activities. We will have to overcome the barriers of costly equipment and no established distribution relationships or experience. The failure to meet any of these conditions will have a material adverse affect on us and may force us to cease our proposed operations, and could even prevent us from ever selling a WBU system. No assurance is or can be given that we can or ever will operate profitably.

We expect to continue to incur significant operating losses, which creates substantial doubt about our viability as a going concern entity.

        Due to our lack of revenues, and lack of operations, there is substantial doubt as to our ability to continue operating as a going concern. We have not yet established adequate sources of operating revenue and have incurred net operating losses since our inception. As of June 30, 2010, we had an accumulated deficit of $29.4 million and negative working capital of $4.9 million. Our losses have resulted principally from expenses incurred in research and development and clinical trials and from general and administrative expenses associated with our operations. We expect operating losses to continue, mainly due to the anticipated expenses associated with the pre-market approval process and proposed commercialization of our technology, research and development and marketing activities and administration costs. Our continuing losses, among other things, have caused our independent registered public accounting firm to add an explanatory paragraph to its audit report on our 2009 and 2008 financial statements indicating that there is substantial doubt about our ability to continue as a going concern. Although we are focused on our research, development, and commercialization of the WBU system, there can be no reasonable assurance that such efforts will result in the establishment of predictable and scalable sources of revenue.

We are subject to government regulation and failure to obtain and maintain required regulatory approvals would severely limit our ability to sell our products.

        We are subject to regulation by the FDA and other federal and state regulatory agencies. Pursuant to FDA regulations, we must obtain either a 510(k) clearance or PMA prior to marketing our products in the United States. If we do not obtain such clearance or PMA, we will not be able to implement our current business plan, and may be unable to generate any revenues. We are also subject to foreign regulations and are dependent upon the receipt of various types of approvals from certain foreign government agencies prior to the sale of products in those countries. The clearance and approval process for both the FDA and foreign regulatory authorities can be costly, time consuming and uncertain. There can be no assurance that we will receive these clearances, or that we will have sufficient resources to commence or complete the regulatory approval process. Delays in obtaining such clearances or PMAs or changes in existing requirements could have a material adverse effect on our business and operations. Even if we do obtain regulatory approval of a product, that approval may be subject to limitations on the indicated uses for which it may be marketed. Even after granting regulatory approval, the FDA and regulatory agencies in other countries continue to review and inspect marketed products, manufacturers and manufacturing facilities, which may create additional regulatory burdens. Later discovery of previously unknown problems with a product, manufacturer or facility, may result in restrictions on the product or manufacturer, including a withdrawal of the product from the market.

Our inability to complete our clinical testing and product development activities would severely limit our ability to operate or finance operations.

        In order to commercialize our products, we must complete substantial clinical trials, and obtain sufficient safety and efficacy results to support required registration approval and market acceptance. We may not be able to successfully complete the development of our products, or successfully market our technologies or products. We may encounter problems and delays relating to research and development, regulatory approval and intellectual property rights of our technologies and products. Our research and development programs may not be successful, and our technologies and products may not identify tumor or lesions and may not facilitate the identification of breast cancer with the expected result. Our technologies and products may not prove to be safe and efficacious in clinical trials, and we may not obtain the requisite regulatory approvals for our technologies or product candidates. If any of these events occur, we may not have adequate resources to continue operations for the period required to resolve the issues delaying commercialization and we may not be able to raise capital to finance our continued operations during the period required for resolution of the issues.

We must successfully complete our clinical trials to be able to market certain of our products.

        We have been testing the WBU system on human subjects since April 2002, and have conducted more than 800 subject scans to date. These tests have focused on system reliability, algorithm development, image reproducibility, and clinical utility. While the data from this testing has been promising, there is not enough information to make statistically significant statements about our product or its diagnostic capabilities. We face additional challenges in attempting to develop the WBU system, including, but not limited to development of reliable testing protocols for future multi-center testing and gaining scientific and clinical acceptance of the WBU system. We must successfully overcome these challenges to prove the technology and move beyond the final stages of development to a commercially viable product. If we are unable to overcome these or other difficulties, it is highly unlikely that we can or ever will be profitable.

Even if we obtain regulatory approvals to sell our products, lack of commercial acceptance could impair our business.

        Even if we obtain all required regulatory approvals, we cannot be certain that our products and processes will be accepted in the marketplace at a level that would allow us to operate profitably. Our products may be unable to achieve commercial acceptance for a number of reasons, such as the availability of alternatives that are less expensive, more effective, or easier to use; the perception of a low cost-benefit ratio for the product amongst our market, including screening centers, hospitals, radiologists and physicians; or an inadequate level of product support. Our technologies or product candidates may not be employed in all potential applications being investigated, and any reduction in applications would limit the market acceptance of our technologies and product candidates, and our potential revenues.

The market for our products will be heavily dependent on third-party reimbursement policies.

        In the United States, suppliers of health care products and services are greatly affected by Medicare, Medicaid, and other government insurance programs, as well as by private insurance reimbursement programs. Third-party payors (Medicare, Medicaid, private health insurance companies and other organizations) may affect the pricing or relative attractiveness of our system by regulating the coverage or level of reimbursement provided by such payors to the physicians and clinics utilizing the WBU system. If examinations utilizing the WBU system are not reimbursed under these programs, or are not adequately reimbursed, our ability to sell the system may be materially adversely affected. There can be no assurance that third-party payors will provide reimbursement for use of our system. In international markets, reimbursement by third-party medical insurance providers, including governmental insurers and independent providers, varies from country to country. In certain countries, our ability to achieve significant market penetration may depend upon the availability of third-party governmental reimbursement.

Certain foreign governments may not give a reimbursement code for our device.

        Government health authorities, especially in the countries where most of the reimbursements flow through government agencies, may not provide us with a reimbursement code, which is required for claiming the cost for the use of our technology and products from government agencies. If we are unable to obtain such reimbursement codes in major markets, marketability of our technology and products may be severely restricted, which could negatively impact our results of operations and our stock price.

We face competition in the medical technology field and if we do not keep pace with our competitors and with technological and market changes, we may not be able to successfully compete.

        The medical device industry generally, and the cancer diagnostic imaging segments in particular, are characterized by rapidly evolving technology and intense competition. Other companies in the medical device industry may be developing, or could in the future attempt to develop, products that are competitive with the WBU system. The market in which we intend to participate is highly competitive. Many of the companies in the cancer diagnostic and screening markets have substantially greater technological, financial, research and development, regulatory, manufacturing, human and marketing resources, and experience than we do. Our competitors may succeed in developing or marketing technologies and products that are more effective or less costly than ours, or that would render our technology and products obsolete or noncompetitive. We may not be able to compete against such competitors and potential competitors in terms of manufacturing, marketing, and sales. If we are unable to compete successfully, it could have a negative impact on our results of operations and our stock price.

Potential product liability claims could affect our earnings and financial condition.

        The nature of our business exposes us to risk for product liability claims, which are inherent in the testing, manufacturing and marketing of cancer detection products. Significant litigation, not involving us, has occurred in the past based on allegations of false negative diagnoses of cancer or allegations of malpractice by physicians or those using our system. Accordingly, there can be no assurance that we can avoid significant product liability exposure. We currently maintain product liability insurance coverage for up to $1 million in aggregate claims. There is substantial doubt that product liability insurance will cover all liabilities should we face significant claims. A successful products liability claim brought against us could have a material adverse affect on our business, operating results and financial condition. Should we be unable to maintain adequate product liability insurance, our ability to market our products will be significantly impaired. Any losses we may suffer for future claims or a voluntary or involuntary recall of our products and the damage that any product liability litigation or voluntary or involuntary recall may do to the reputation or marketability of our products would have a material adverse affect on our business, operating results, financial condition and stock price.

We are currently dependent on a single product.

        Besides government grants, our sole source of revenues for the foreseeable future is expected to come from sale of the WBU system, its supporting TIN system and the technology behind the WBU system. Our operations may be adversely affected by economic, regulatory or similar problems or events that may apply only to us, only to medical devices of the type similar to the WBU system or only within a particular market area in which the WBU system is sold. The adverse effect of any such problems or events could be more easily absorbed in an investment in a more diversified business or one that operates in a different industry.

Our product is new and unproven.

        The science and technology of medical products, including ultrasound equipment, is rapidly evolving. The WBU system may require significant further research, development, testing, and regulatory clearances and is subject to the risk of failure inherent in the development of products based on innovative technologies. These risks include the possibility that the WBU system will prove to be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances; that the WBU system, if effective, may prove uneconomical to market; that third parties hold proprietary rights that preclude us from marketing the WBU system; or that third parties market superior or equivalent products. Accordingly, we are unable to predict whether our research and development activities will result in a commercially viable product. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained for the WBU system, we cannot predict with certainty when or if we will be able to sell the system. There is also no guarantee that we will be able to develop and sell other products based upon the technology behind the system.

        Methods for the detection of cancer are subject to rapid technological innovation and there can be no assurance that future technical changes will not render the WBU system obsolete. There can be no assurance that the development of new types of diagnostic medical equipment or technology will not have a material adverse effect on our business, financial condition, results of operations or stock price.

We have modified our business model.

        We have recently made modifications to our business model. In the past, our business model was based upon a "build and sell" model where customers pay an upfront fee to purchase hardware and software that we have developed and distributed. Under this build and sell model, the customer bears the risks of putting the capital equipment into profitable use. We recently decided to modify our business model by incorporating a new reading service, whereby third-party readers would be contracted to provide remote image reading, data, and related services over the Internet and developing a financing model based on providing ancillary services to physicians, who would pay a fee per scan with contracted minimum requirements.

        We expect to be devoting significant resources toward developing strategies for implementing the reading service. It is uncertain whether these market penetration strategies will prove successful. The fee per service model places us in a situation where we share some of the business risk with the customer. We will attempt to negate as much of that risk as possible through contracting arrangements, but ultimately, we will assume some additional risk. The risk may not be offset through increased sales and revenue.

If our patents and proprietary rights do not provide substantial protection, then our business and competitive position will suffer.

        Our ability to commercialize the WBU system as well as other products will depend, in part, on our ability both in the United States and in other countries to obtain patents, enforce those patents, preserve trade secrets and operate without infringing on proprietary rights of third parties. We currently have eight patents. In addition, we have seven U.S. patents pending, one U.S. application allowed and four pending foreign applications. There can be no assurance that we will be able to obtain additional domestic or any foreign patents. Also, the scope of any of our issued patents may not be sufficiently broad to offer meaningful protection.

        The patent positions of medical device companies are uncertain and involve complex legal and factual questions. There can be no assurance that any patents that now or in the future are owned or licensed by us will prevent other companies from developing similar or medically equivalent products, or that other companies will not be issued patents that may prevent the sale of our products or that will require us to enter into licenses and pay significant fees or royalties. Furthermore, there can be no assurance that any of our products or methods will be patentable, will not infringe upon the patents of third parties, or that our existing patents or future patents will give us an exclusive position in the subject matter claimed by those patents. We may be unable to avoid infringement of third-party patents and may have to obtain licenses, defend infringement actions or challenge the validity of those patents in court. There can be no assurance that a license will be available to us, if at all, on terms and conditions acceptable to us, or that we will prevail in any patent litigation or that we will have the financial resources to finance such patent litigation. Patent litigation is costly and time-consuming, and there can be no assurance that we will have or will devote sufficient resources to pursue such litigation. If we do not obtain a license under such third-party patents, are found liable for infringement or are not able to have such third-party patents declared invalid, we may be liable for significant monetary damages, may encounter significant delays in bringing products to market or may be precluded from participating in the manufacture, use or sale of products or methods of treatment protected by such third-party patents. There can be no assurance that any patent applications now pending or hereafter filed by us or on our behalf will result in issued patents, that patent protection will be secured for a particular device or technology, that any patents that may be issued will be valid or enforceable or that such patents will provide us meaningful protection.

        We have previously engaged in, and in the future may engage in, additional sponsored research agreements and other arrangements with academic researchers and institutions that have received or may receive funding from government agencies or private parties. As a result of these arrangements, the government agencies or private parties may have rights in certain inventions developed during the course of the performance of such agreements as required by law or the agreements.

Any claims relating to our making improper payments to physicians for consulting services, or other potential violations of regulations governing interactions between us and healthcare providers, could be time-consuming and costly.

        Our relationships with physicians, hospitals and marketers of our products are subject to scrutiny under various state and federal anti-kickback, self-referral, false claims and similar laws, often referred to collectively as healthcare fraud and abuse laws. The federal anti-kickback laws prohibit unlawful inducements for the referral of business reimbursable under federally-funded health care programs, such as remuneration provided to physicians to induce them to use certain medical devices reimbursable by Medicare or Medicaid. Healthcare fraud and abuse laws are complex and subject to evolving interpretations, and even minor, inadvertent violations potentially can give rise to claims that the relevant law has been violated. Certain states have similar anti-kickback, anti-fee splitting and self-referral laws, imposing substantial penalties for violations. Any violations of these laws could result in a material adverse effect on the market price of our common stock, as well as our business, financial condition and results of operations. We cannot assure you that any of the healthcare fraud and abuse laws will not change or be interpreted in the future in a manner which restricts or adversely affects our business activities or relationships with physicians, screening centers, hospitals and marketers of our products. In addition, possible sanctions for violating these anti-kickback laws include monetary fines, civil and criminal penalties, exclusion from Medicare and Medicaid programs and forfeiture of amounts collected in violation of these prohibitions.

        Federal anti-kickback laws also restrict the kinds of relationships we may have with physicians, including clinical research investigators and consultants. We must comply with a variety of other laws, such as laws prohibiting false claims for reimbursement under Medicare and Medicaid, which also can be triggered by violations of federal anti-kickback laws; the Healthcare Insurance Portability and Accountability Act of 1996, which protects the privacy of individually identifiable healthcare information; and the Federal Trade Commission Act and similar laws regulating advertisement and consumer protections. In certain cases, federal and state authorities pursue actions for false claims on the basis that manufacturers and distributors are promoting unapproved or off-label uses of their products.

        The scope and enforcement of these laws is uncertain and subject to rapid change, especially in light of the lack of applicable precedent and regulations. Although we believe we comply with these laws, and intend to comply in the future, we cannot assure you that federal or state regulatory authorities will not challenge or investigate our current or future activities under these laws. Any challenge or investigation could have a material adverse effect on our business, financial condition and results of operations. Any state or federal regulatory review of us, regardless of the outcome, would be costly and time-consuming. Additionally, we cannot predict the impact of any changes in these laws, and whether or not they will be retroactive.

Changes to health care reform could adversely affect us and our business.

        On March 23, 2010, Congress enacted the Patient Protection and Affordable Care Act (P.L. 111-148) and on March 30, 2010, the Health Care and Education Reconciliation Act of 2010 (P.L. 111-152). The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the "PPACA") provides for significant expansions of coverage for many categories of patients. Effective 2014, large employers will be required to offer coverage or be liable for an additional tax. The effect of this provision is not certain, as the amount of the tax may be less than the cost of providing health insurance. Individuals will be required to have qualifying health coverage, or pay a tax penalty. In 2014, state-based health insurance exchanges will be established to facilitate the purchase of insurance by individuals and small businesses. Effective in 2014, a comprehensive set of mandated benefits is established. Until 2014, a high risk pool will be established for individuals with pre-existing conditions. Other provisions eliminate lifetime coverage limits, rescission of coverage except in cases of fraud, and expand mandatory coverage of children. The net effect of these provisions on us cannot be predicted at this time. However, the PPACA may substantially increase governmental health care expenditures. This may result in added downward pressure on reimbursement for procedures utilizing the WBU system. In addition, the PPACA establishes a 2.3% excise tax on medical devices, beginning in 2014. It is not entirely clear that this tax will apply to our business model of charging for procedures. We anticipate, however, that implementing regulations may apply the tax to the WBU system. Both downward pressure on reimbursement and the excise tax could have a material adverse effect on our business, financial condition and the results of operations.

We depend on third-party suppliers and manufacturers, and if they are unable to deliver, our business would suffer.

        We expect to purchase all of our components and supplies from third-party suppliers and to outsource any manufacturing to contract manufacturers. Because of regulatory restrictions on manufacturers of medical devices, we may experience significant difficulty in locating suppliers and manufacturers qualified to manufacture our products or components thereof. Further, manufacturers of medical devices generally have the right to manufacture similar products that may compete with our products, and to terminate their agreements without significant penalty under certain conditions. In addition, disclosure of our proprietary technology to a third-party for manufacturing purposes increases the risk of theft or loss of trade secrets. There can be no assurance that we will be successful in locating manufacturers or suppliers on terms and conditions or with reputations and experience acceptable to us or that our trade secrets will not be stolen.

We will need additional financing, which we may not be able to receive.

        We currently have no significant operations from which to generate cash flows. Our operations to date have consumed substantial capital resources and we expect to require additional financing to fund our continued operations and implement our business plan. Our future capital requirements will depend on many factors, including technological and market developments, our ability to sell the WBU system or the underlying software, and cash flows from operating activities. If we raise additional funds through equity or debt financings to finance our future operations, any equity financings could result in dilution to our stockholders and debt financing would result in increased interest expense. Any financing, if available, may be on terms unfavorable or not acceptable to us. If adequate funds are not obtained, we may be required to reduce or curtail our proposed operations.

        Disruptions in the capital and credit markets, as have been experienced since 2008, could adversely affect our ability to obtain financing. If we do obtain debt financing in the future, those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.

        We expect to incur substantial losses so long as we continue our planned manufacturing, regulatory, and research and development activities. If we ultimately receive regulatory approval for the WBU system, our manufacturing, marketing and sales activities are likely to substantially increase our expenses and our need for additional working capital. In the future, it is possible that we will not have adequate resources to support continuation of our business activities.

        We anticipate that the net proceeds of the offering, together with anticipated cash flow, will be sufficient to finance our operations and plans to commercialize our products for at least 18 months in the event that the minimum number of units are sold and 24 months if the maximum number of units are sold.

We are dependent on key personnel, and the loss of any key employees or officers may have a materially adverse effect on our operations.

        Our success is substantially dependent on the continued services of our executive officers, particularly David C. Robinson our President and Chief Executive Officer, John C. Klock M.D., our Chief Medical Officer, and other key personnel who generally have extensive experience in our industry. The loss of the services of any key employees, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could have a material adverse effect on our business and results of operations.

Risks Related to Ownership of Our Common Stock

Our common stock may be thinly traded.

        There is a very minimal public market for our common stock. We cannot predict how liquid the market for our common stock might become. Our common stock will likely be thinly traded compared to larger more widely known companies.

        Trades of our common stock are conducted on the OTC Bulletin Board. Should our common stock be suspended from the OTC Bulletin Board, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

        Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult to obtain accurate stock quotations or needed capital. Also, because major wire services generally do not publish press releases about these companies, it is also more difficult for them to obtain coverage for significant news and events.

        In addition, the price at which our common stock may be sold is very unpredictable because there could be very few trades in our common stock. We cannot predict the extent to which an active public market for our common stock will develop or be sustained at any time in the future. If our common stock is thinly traded, a large block of shares traded can lead to a dramatic fluctuation in the share price.

State securities laws may limit secondary trading, which may restrict the states in which you can resell shares of our common stock.

        If you purchase our securities sold pursuant to this offering, you may not be able to resell the shares of common stock in a certain state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock. As a result, a stockholder may be unable to resell shares of our common stock at all or at current market prices, which could increase a stockholder's risk of losing some or all of his, her its investment.

We expect that the price of our common stock will fluctuate substantially, potentially adversely affecting the ability of stockholders to sell their shares.

        The market price of our common stock is likely to be highly volatile and subject to wide fluctuations in response to the following factors, many of which are generally beyond our control. These factors may include:

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  the introduction of new products or services by us or our competitors;

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  quarterly variations in our or our competitor's results of operations;

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  the acquisition or divestiture of businesses, products, assets or technology;

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  disputes, litigation or other developments with respect to intellectual property rights or other potential legal actions;

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  sales of large blocks of our common stock, including sales by our executive officers and directors;

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  changes in earnings estimates or recommendations by securities analysts; and

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  general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

        Market price fluctuations may negatively affect the ability of investors to sell our shares at consistent prices.

We may become involved in securities class action litigation that could divert management's attention and harm our business.

        The stock market in general has experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then it may become involved in this type of litigation which would be expensive and divert management's attention and resources from managing the business.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the price of our common stock.

        At this time, no securities analyst provides research coverage of our common stock. Further, securities analysts may never provide this coverage in the future. Rules mandated by the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and other restrictions led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms are required to contract with independent financial analysts for their stock research. It may remain difficult for a company with a smaller market capitalization such as ours to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our actual and potential market price and trading volume.

        The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our Company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our Company, we could lose visibility in the market, which in turn could cause our stock price to decline. This could have a negative effect on the market price of our shares.

Because we were a publicly traded shell company, we may not be able to attract the attention of major brokerage firms.

        Additional risks to our investors may exist since, prior to the Merger, we were a publicly traded shell company, and security analysts of major brokerage firms may not provide coverage for us. In addition, because of past abuses and fraud concerns stemming primarily from a lack of public information about new public businesses, there are many people in the securities industry and business in general who view with suspicion companies which were previously public shell companies. Without brokerage firm and analyst coverage, there may be fewer people aware of us and our business, resulting in fewer potential buyers of our securities, less liquidity and depressed stock prices for our investors.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the FINRA's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

        Our common stock is a penny stock. The Securities and Exchange Commission's ("SEC") rule generally defines penny stock to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in, and limit the marketability of, our common stock.

        In addition to the penny stock rules promulgated by the SEC, the Financial Industry Regulatory Authority ("FINRA") has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

This offering is contingent upon us entering into lock-up agreements with our stockholders who own approximately 17,300,000 shares of our common stock and options to purchase approximately 2,800,000 shares of our common stock.

        In connection with the Merger, 19,206,134 of our issued and outstanding shares of common stock ("Merger Shares"), and 3,071,195 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.54 per share ("Merger Option Shares"), are not eligible for resale under Rule 144 promulgated under the Securities Act ("Rule 144") until October 16, 2010. After October 16, 2010, only 6,473,254 of the Merger Shares and 2,084,970 of the Merger Option Shares are held by our directors, executive officers and principal stockholders and are subject to volume and other restrictions of Rule 144.

        If we do not enter into lock-up agreements with stockholders holding a minimum of 17,285,521 Merger Shares and 2,764,076 Merger Option Shares, we will not sell any units in this offering, and this offering will be terminated. Each lock-up agreement provides that the Merger Shares and Merger Option Shares may not be, directly or indirectly, sold for a period of 180 days following completion of this offering. In exchange for agreeing not to sell their Merger Shares and Merger Option Shares, we will issue each such stockholder a yet to be determined number of warrants to purchase shares of our common stock at an exercise price of $            per share. Shares issued upon exercise of these warrants will result in dilution to our stockholders and could result in a decline in the market price of our common stock.

        If our stockholders who don't enter into lock-up agreements sell substantial amounts of shares when they become eligible for resale in October 2010, or indicate an intention to sell substantial amounts of shares, the market price of our common stock could decline.

Directors, executive officers and principal stockholders own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in the best interests of our stockholders.

        As of September 7, 2010, our directors, executive officers and principal stockholders beneficially owned, in the aggregate, approximately 31% of our outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of our Board of Directors (the "Board") and the outcome of issues requiring approval by our stockholders. This concentration of ownership also may have the effect of delaying or preventing a change in control of our Company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

The impact of the recent 1-for-4 reverse stock split on the price of our common stock is uncertain.

        We implemented the 1-for-4 reverse stock split of our issued and outstanding common stock for the purpose of increasing the per share trading price, among others. However, the price may decline due to many factors including: (1) the negative perception of reverse stock splits held by some stock market participants; (2) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (3) the costs associated with implementing a reverse stock split. The effect of the reverse stock split upon the future market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. It is also possible that, over time, the reverse common stock split may not result in a permanent increase in the per share price, which depends on many factors.

Our stock price could decline as a result of our failure to meet reporting and other regulatory requirements.

        Pursuant to the Merger, our management team is now responsible for our operations and reporting. Outside assistance from legal, accounting, investor relations, or other professionals could be more costly than planned. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flows and financial position.

        We are required to make forward-looking statements about future operating results and to provide some guidance to the public markets. Our management has limited experience in a public company and, as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC or any stock market upon which our stock is traded.

We have identified a material weakness in our internal control over financial reporting.

        On July 24, 2010, management identified a material weakness in our internal control over financial reporting. The material weakness first began on October 9, 2009 concurrent with our becoming a public registrant. As of March 31, 2010, we did not have effective controls over the determination and reporting of stock-based compensation expense and the fair value calculation of our derivative liabilities. This material weakness resulted in the restatement of our interim financial statements as of March 31, 2010 and for the three months then ended. The identification of the material weakness may cause investors to lose confidence in us and our stock may be negatively affected. To address the material weakness, we have engaged outside consultants to assist management in the valuation of our embedded derivatives. We intend to raise additional capital to facilitate hiring additional accounting staff as needed to assist with our financial reporting processes.

If we do not implement necessary internal control over financial reporting in an efficient and timely manner, or if we discover additional deficiencies and weaknesses in existing systems and controls, we could be subject to regulatory enforcement and investors may lose confidence in our ability to operate in compliance with existing internal control rules and regulations, either of which could result in a decline in our share price.

        If we fail to maintain an effective system of internal control, we may be unable to produce reliable financial reports or prevent fraud. If we are unable to assert that our internal control over financial reporting is effective at any time in the future, or if our independent registered public accounting firm is unable to attest to the effectiveness of internal controls, is unable to deliver a report at all or can deliver only a qualified report, we could be subject to regulatory enforcement and investors may lose confidence in our ability to operate in compliance with existing internal control rules and regulations, either of which could result in a decline in our share price.

Our status as a public company may make it more difficult to attract and retain officers and directors.

        Sarbanes-Oxley and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As an operating public company, we expect these new rules and regulations to increase our compliance costs in 2011 and beyond and to make certain activities more time-consuming and costly than if we were not an operating public company. As an operating public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board or as executive officers.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

        There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including Sarbanes-Oxley and new regulations promulgated by the SEC. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Members of our Board, our Chief Executive Officer and our Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business.

If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

We do not intend to pay cash dividends. Any return on investment may be limited to the value of our common stock.

        We have never declared or paid cash dividends on our capital stock. We currently expect to use available funds and any future earnings in developing, operating and expanding our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of any future debt or credit facility we may obtain may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be a stockholder's only source of potential gain from our common stock for the foreseeable future.

Stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

        If future operations or acquisitions are financed through issuing equity securities, stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We expect to issue additional equity securities pursuant to employee benefit plans. The issuance of shares of our common stock upon the exercise of options may result in dilution to our stockholders.

Shares of common stock that are issuable pursuant to warrants could result in dilution to existing stockholders and could cause the market price of our common stock to fall.

        The exercise of all of the warrants offered hereby (assuming the maximum number of units are sold) will result in our issuance of an additional 5,040,000 shares of our common stock. The existence of these warrants may reduce earnings per share under U.S. generally accepted accounting principles ("GAAP") and, to the extent they are exercised and shares of our common stock are issued, dilute percentage ownership of existing stockholders, and result in a decline in the market price of our common stock.

Provisions in the Delaware General Corporation Law may prevent takeover attempts that could be beneficial to our stockholders.

        Provisions in the Delaware General Corporation Law may make it difficult and expensive for a third-party to pursue a takeover attempt we oppose even if a change in control of our Company would be beneficial to the interests of our stockholders. Any provision of Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock. As a Delaware corporation, we are subject to Section 203 of the DGCL. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the federal securities laws. Also, our management may make forward-looking statements orally to investors, analysts, the media and others. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors beyond our control that could cause actual events or results to be significantly different from those described in the forward-looking statements. Any or all of our forward-looking statements in this prospectus or in any other public statements we make may turn out to be wrong. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

        In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives, future results, levels of activity, performance or plans will be achieved. We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contemplated in the forward-looking statements, including, without limitation, the following:

  •
  our failure to achieve significant revenues;

  •
  our ability to procure additional funding;

  •
  our ability to obtain regulatory approval for our products, to comply with ongoing regulation of our products and to comply with industry standards in regulatory compliance matters;

  •
  our ability to market, commercialize and achieve market acceptance of our products;

  •
  the effect of competition in our industry;

  •
  our ability to protect our intellectual property;

  •
  a decline in demand for our securities;

  •
  volatility in the market for our securities; and

  •
  the effect of adverse economic conditions generally.

        Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or words of similar meaning. They may also use words such as "would," "should," "could" or "may." Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption "Risk Factors."

 USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of units that we are offering, assuming gross proceeds of approximately $22.7 million (which is the amount of gross proceeds received if the offering is fully subscribed at the maximum number), will be approximately $20.5 million based on an assumed offering price of $1.80 per unit, after deducting the placement agent fees and estimated offering expenses. The units may be sold in one or more closings. We may not be successful in selling any or all of the securities offered hereby. Pending use of the net proceeds, we intend to invest the funds in interest-bearing accounts with one or more financial institutions.

        We may also receive proceeds from the exercise of warrants. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised.

        The following table sets forth the anticipated use of the total proceeds of this offering.

Use of Proceeds	12,600,000 units sold	8,350,000 units sold	4,100,000 units sold
Placement agent fees(1)	$1,815,000	$1,202,000	$590,000
Offering Expenses	400,000	400,000	400,000
WBU Manufacturing Costs	4,170,000	2,502,000	1,094,000
Research and Development Costs	4,860,000	2,916,000	1,276,000
Marketing and Advertising	3,419,000	2,050,000	448,000
General and Administrative	4,016,000	2,410,000	535,000
Working Capital(2)	4,000,000	3,550,000	3,037,000

	$22,680,000	$15,030,000	$7,380,000

(1)
Assumes that no units are sold to directors, executive officers or strategic partners, and that all units sold are subject to the 8% placement agent fee.

(2)
Includes approximately $3 million relating to the repurchase of convertible notes payable in case the holders of the senior secured convertible promissory notes do not convert their notes into our securities.

 DILUTION

        If you purchase units in this offering, and assuming no value is attributed to the warrants, your interest will be diluted immediately to the extent of the difference between the assumed offering price of $1.80 per unit and the as adjusted net tangible book value per share of our common stock immediately following this offering.

        Our net tangible book value (deficit) as of June 30, 2010 was $(4.4) million or $(0.21) per share of common stock. Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock as of June 30, 2010.

        Net tangible book value dilution per unit to new investors represents the difference between the amount per unit paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering, assuming that no value is attributed to the warrants. The following table illustrates the dilution per unit to new investors in this offering based on the number of units sold at an assumed offering price of $1.80 per unit, and after deducting estimated offering expenses of $400,000, and the placement agent fees of 8% in total of the gross offering amount(1).

	12,600,000 units sold	8,350,000 units sold	4,100,000 units sold
Assumed public offering price per unit	$1.80	$1.80	$1.80
Net tangible book value per share prior to offering	$(0.21)	$(0.21)	$(0.21)
Increase in net tangible book value per share attributable to offering	$0.69	$0.52	$0.29
Adjusted net tangible book value after giving effect to the offering	$0.48	$0.31	$0.08
Dilution per unit to purchasers in the offering	$1.32	$1.49	$1.72
Percent dilution per unit to purchasers in the offering	73.15%	82.67%	95.46%

(1)
Assumes that no units are sold to directors, executive officers or strategic partners, and that all units sold are subject to the 8% placement agent fee.

        The above discussion and tables do not include the following:

        3,596,195 shares of common stock reserved for future issuance under our equity incentive plans.

        2,103,273 shares of common stock issuable upon exercise of outstanding notes and warrants as of September 7, 2010, with a weighted average exercise price of $2.68 per share.

        Shares of common stock that may be issued upon exercise of warrants at an exercise price of $            per share sold as part of the units in this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

Overview

        Our financial statements prior to the Merger are the financials of TechniScan Utah. Pursuant to the Merger, TechniScan Utah's financial statements became our financial statements.

        We are a development stage company. Our development stage began January 1, 2002 when we were capitalized for the research, development, and commercialization of innovative medical imaging products for the detection and diagnosis of breast cancer. We consider our operations to comprise one business segment.

        Our current commercial focus is the development of an ultrasound-based product, the WBU system, that is expected to provide radiologists with information about the bulk properties of tissue in the breast as well as useful images of the tissue structure.

        Our technology has been developed through research supported, in part, by federal research grants and private and government research contracts.

        From inception through June 30, 2010, we have generated revenues solely from grants and research contracts. The WBU system has not yet been approved by the FDA for commercial sale; therefore, we have not yet generated revenues from non-research product sales. We have incurred losses since we began operating. As of June 30, 2010 and December 31, 2009, we had an accumulated deficit of $29,365,992 and $25,187,868, respectively. To date, we have been dependent on debt and equity funding to support our operations, and we will continue to be dependent on similar financing to support our operations until we generate significant revenues from the WBU system. There is substantial doubt about our ability to continue as a going concern, and no adjustments have been reflected in our financial statements that may result from the outcome of this uncertainty.

Recent Developments

FDA

        On November 25, 2009, Esaote, on our behalf, using The Anson Group as the 510(k) preparation consultant submitted a 510(k) application to the FDA for the WBU system that included clinical data in support of the application. In February 2010, the FDA provided Esaote with requests for additional data to clarify the submission and to provide additional clinical data in support of the submission. The response was made by Esaote on our behalf on May 18, 2010. On August 9, 2010, we were notified by Esaote that the FDA 510(k) application for MyLab70-XVG Whole Breast Ultrasound Model 6100 was found to be not substantially equivalent ("NSE"). The NSE finding may delay the regulatory approval of the WBU device in the United States and we have asked Esaote to appeal this decision on several points and/or to apply for approval under the De Novo approval pathway. Esaote has not yet indicated if or when they intend to respond to our request.

        The NSE finding was related to the fact that ultrasound tomography does not provide images similar in contrast and with the same "artifacts" used to typically interpret hand held ultrasound images of the breast. We believe that this "reading" discrepancy was the basis for the ruling, not that the ultrasound technology was unable to detect and characterize breast abnormalities. We intend to correct this discrepancy by providing appropriate reader training followed by a large blinded, multi-reader interpretation study of breast images using both hand held ultrasound and ultrasound tomography. We believe that this study will resolve these issues for the FDA. Using these study results, we will complete a 510(k) application for our WBU including both transmission and reflection imaging using supporting clinical studies from ongoing work already in process at the Mayo Clinic Breast Center, the University of California San Diego Moores Cancer Center, and the University of Freiburg Women's Center.

Furlough

        On July 28, 2010, our Board implemented a furlough to reduce overhead costs and conserve cash. The furlough, which became effective August 13, 2010, is for ten weeks, and affects 11 of our 19 employees, including several key employees in operations and engineering.

Reverse Common Stock Split

        Effective June 28, 2010, we implemented a 1-for-4 reverse stock split of our outstanding common stock pursuant to an amendment to our Certificate of Incorporation. Our 82,897,454 issued and outstanding shares of common stock were reduced to 20,724,446 shares. The total number of shares of common stock we are authorized to issue was not proportionally reduced, however, and remains 150,000,000. The reverse common stock split was unanimously approved by our Board on June 2, 2010 and by holders of a majority of our outstanding common stock present in person or by proxy at a special meeting of our stockholders on June 18, 2010. All share and per share amounts in this filing reflect the 1-for-4 reverse common stock split.

Senior Secured Convertible Promissory Notes

  March 2010 Offering

        On March 30, 2010, we entered into a Note and Warrant Purchase Agreement with five accredited investors pursuant to which the investors purchased senior secured convertible promissory notes in the aggregate principal amount of $1,850,000. Of this amount, $500,000 was received from members of our Board. From May 13, 2010 through May 27, 2010, $700,000 was purchased by nine accredited investors. Of this amount, $100,000 was received from a member of our Board, who originally entered into a Note and Warrant Purchase Agreement on March 30, 2010.

        The notes are due and payable on September 30, 2010, together with accrued interest at the rate of 10% per annum, unless the principal amount of a note is converted into shares of our common stock, in which case interest is payable on the principal at a rate of 12% per annum. We are recording interest at 12%. At our option, we may prepay all of the outstanding principal and accrued interest on all of the notes, subject to a prepayment charge of 10% of the principal amount of the notes. The notes are convertible in whole or in part at any time at the option of the holder of the note into that number of shares equal to the principal amount of the note and all accrued interest divided by $2.68, subject to customary adjustments as set forth in the notes for stock splits, stock dividends, etc. In addition, in the event that we receive cash investments from one or more investors in one or more transactions for gross proceeds of not less than $5,000,000 in exchange for the issuance of shares or any other securities that are convertible into or exercisable for shares at any time between March 30, 2010 and September 30, 2010, the notes are convertible into shares at the same price (if lower than $2.68 per share) and on the same terms as the investors.

        In conjunction with the notes, we issued warrants to investors to purchase an aggregate of 951,499 shares of our common stock. The exercise price per share is $2.68, subject to customary adjustments as set forth in the warrants for a decrease in stock price below $2.68, stock splits, stock dividends, etc. The warrants expire five years from the date of the grant.

        We also entered into a Registration Rights Agreement with the investors pursuant to which we agreed to file a "resale" registration statement covering all of the shares issuable upon conversion of the notes and exercise of the warrants by May 14, 2010, which was subsequently extended to May 31, 2010. Furthermore, in connection with the Note and Warrant Purchase Agreement, we granted the investors a security interest in all of our personal property now owned or hereafter acquired pursuant to a Security Agreement and a Patent, Trademark and Copyright Agreement.

  July 2010 Offering

        From July 29, 2010 through August 24, 2010, two members of our Board purchased senior secured convertible promissory notes in the amount of $200,000. In conjunction with the notes, we issued warrants to purchase an aggregate of 74,627 shares of our common stock. Except as adjusted for the later issuance date, the note and warrant have the same material terms as the senior secured convertible promissory notes and the common stock purchase warrants, respectively, we issued pursuant to a Note and Warrant Purchase Agreement and other investment documents in connection with our March 2010 Offering.

Significant Accounting Policies

Revenues

        Since inception, we have generated revenues from federal research grants and private and government research contracts. We recognize revenues when services have been provided and invoiced to the federal government or other research partners.

        During the three and six months ended June 20, 2010 and 2009, we recognized revenues in connection with federal grants from the Department of Health and Human Services for cancer treatment research. In March 2009, a second no-cost extension was applied for and received on our Ultrasound Quantitative Backscatter and Inverse Scattering ("QUB") grant as well as on our Thermoacoustic and Inverse Scattering Breast Cancer Scanner ("Thermoacoustic") grant extending the period on both grants to March 28, 2010 and March 31, 2010 respectively. The QUB Grant was completed by March 31, 2010. In March 2010, we applied for and received a third no-cost extension on the Thermoacoustic Grant extending the period to March 31, 2011.

        The FDA has not approved the WBU system for commercial sale; therefore, we have not generated revenues from commercial product sales.

        During the year ended December 31, 2008, we received $300,000 in connection with the shipment of a prototype system per the terms of a product development agreement with Esaote. The agreement provides for the shipment of five systems in total for a cash price of $300,000 for the first system, $200,000 for the second system, and $100,000 for the remaining three systems. We recognize $120,000 of research revenue upon the shipment, acceptance and installation of each system. As of December 31, 2008, we had deferred $180,000 of the $300,000 cash received in connection with the shipment of the first pre-production scanner. During the year ended December 31, 2009, we received $200,000 in connection with the shipment, acceptance, and installation of the second prototype system.

        In accordance with the agreement, the first two systems shipped were pre-production scanners and are to be used for research and clinical trials. The remaining three systems are to be production scanners meeting regulatory specifications for approved sale in Europe.

Operating Expenses

        We classify our operating expenses between selling, general and administrative expenses; research and development expenses; and direct grant expenses.

        Selling, general and administrative expenses consist primarily of personnel and personnel-related costs for employees and contractors engaged in business development, regulatory, executive, finance, accounting, human resources, information technology, marketing and legal roles. These costs also include general corporate costs such as rent for the corporate offices, insurance, depreciation on information technology equipment, and stock-based compensation expenses that are not allocated to research and development and direct grant expenses.

        Research and development expenses consist primarily of personnel and personnel-related costs for employees and contractors engaged in the development of the WBU technology, as well as indirect costs supporting these activities, including allocated depreciation and amortization of property and equipment and allocated rent for research facilities.

        Direct grant expenses consist primarily of personnel and personnel-related costs for employees and contractors engaged on projects specified within the scope allowed by specific federal grants, as well as the cost of direct equipment and materials.

Income Taxes

        We have significant deferred income tax assets resulting primarily from net operating loss carryforwards and research and development tax credit carryforwards. These deferred income tax assets may reduce taxable income in future periods, if any. A valuation allowance is required when it is more likely than not that all or a portion of the deferred income tax assets will not be realized. We have recorded a valuation allowance against all deferred income tax assets that are not offset by deferred income tax liabilities because there is significant uncertainty as to our ability to generate sufficient profits to realize these deferred income tax assets.

Critical Accounting Policies and Estimates

Use of Estimates

        In preparing the financial statements in accordance with GAAP, our management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory

        Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Inventory consists of raw materials and work in process. As appropriate, provisions are made to reduce inventory to its net realizable value. The cost of inventory that potentially may not sell prior to expiration or is deemed to have no commercial value has been written-off when identified. Net inventory has been valued at zero as of June 30, 2010 and December 31, 2009.

Derivative Instruments

        In connection with the sale of debt or equity instruments, we may sell warrants to purchase our common stock. In certain circumstances, these warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as conversion options, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative asset or liability.

        The accounting for derivative instruments is complex. Our derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to other income (expense), in the period in which the changes in fair value occur. For embedded derivatives and warrants that are accounted for as derivative instrument liabilities, we determine the fair values of these instruments using the Black-Scholes option-pricing model and a binomial option-pricing model. These models require assumptions related to the expected term of the instrument and risk-free rates of return, our current common stock price, expected dividend yield and the expected volatility corresponding to the expected life of the instrument.

Revenue Recognition

        Our revenues are sourced from federal research grants and private and government research contracts. Revenue is recognized when the following criteria are met: (1) a contractual agreement exists; (2) products have been delivered or services have been rendered; (3) the fee is fixed or determinable, and (4) collectability is reasonably assured. Government grant revenue is recognized during the period qualifying expenses are incurred for research and development of the WBU system that is performed as set forth under the terms of the grant award agreements. We have complied with all applicable federal statutes and regulations, including the delivery of all required periodic reports. No refunds have been requested by any of the federal agencies to date and we believe it is remote that refunds will be required in the future.

Direct Grant Expenses

        Direct grant expenses consist of costs incurred directly related to performance on the government grants. These expenses consist primarily of payroll, travel and direct material expenses. These expenses are charged to direct grant expense as incurred. Because: (1) we are incurring the expenses regardless of whether or not a government grant is obtained; (2) we are the primary obligor; (3) we have reasonable latitude in establishing the grant amount; (4) we perform the services; (5) we have discretion in supplier selection; and (6) we determine the specifications of the research, the direct grant expenses are presented gross of government grant revenues.

Patent Costs

        Since entering the development stage, legal costs incurred to register and defend patents have been expensed as incurred due to the uncertainty surrounding future cash flows and future benefits to be realized from those patents.

Stock-based Compensation

        We account for stock-based compensation in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718, Stock Compensation. Stock-based compensation for stock options is estimated at the grant date based on each option's value as calculated by the Black-Scholes option-pricing model. Prior to the Merger, stock-based payments to employees are grants of stock options that are recognized in the statement of operations based on the calculated value at the date of grant instead of the fair value because it has not been practical to estimate the volatility of the share price. The calculated value method requires that the volatility assumption used in an option-pricing model be based on the historical volatility of an appropriate industry sector index. Subsequent to the Merger, we calculate the fair value of stock options instead of the calculated value using the historical volatility of selected comparable, publicly traded companies over a period equivalent to the expected life, which is the expected time from grant date until exercise.

        We use the Black-Scholes option-pricing model to estimate the value of our share-based payments. Prior to the Merger, the fair value of our common stock was based on the cash paid by unrelated investors for our stock. Subsequent to the Merger, the fair value of our common stock is based on the closing quoted price of our common stock, as reported on the OTC Bulletin Board. Prior to the Merger, the expected volatility was based on the volatility of the Dow Jones Small Cap Medical

Equipment Index. We calculated the historical volatility of that index using the daily closing total returns for that index for a period of time equal to the expected term of the options immediately prior to the grant date. Subsequent to the Merger, the expected volatility is based on the volatility of selected comparable publicly traded companies that are as similar as possible to our industry, size, financial leverage and stage of life cycle. We calculated the historical volatility of those companies using their daily closing total returns, over a period equivalent to the expected life, which is the expected time from grant date until exercise. We use historical data to estimate option exercise and employee termination patterns. The expected term of the options granted represents the period of time that the options granted are expected to be outstanding. The risk free rate for the periods within the contractual life of the option is based on the United States treasury securities constant maturity rate that corresponds to the expected term in effect at the time of grant.

Results of Operations

For the Three and Six Months Ended June 30, 2010 compared to the Three and Six Months Ended June 30, 2009

Revenues

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
Government grant	$5,831	$276,439	(98)%	$94,341	$631,799	(85)%

        Government grant revenues decreased $270,608 and $537,458 for the three and six months ended June 30, 2010 as compared to the three and six months ended June 30, 2009. This decrease in revenues is the result of the Inverse Scatter Breast Scan ("SBIR") grant being completed as of December 31, 2009 and the QUB grant being completed as of March 31, 2010. The Thermoacoustic grant was consistent for the three and six months ended June 30, 2010 as compared to the three and six months ended June 30, 2009. Grant revenues are expected to decline with the primary emphasis shifting to the subcontract work of completing the clinical studies under our largest Small Business Innovative Research Award.

Operating Expenses

Selling, General and Administrative Expense

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
Selling, general and administrative expense	$758,263	$254,218	198%	$1,677,767	$543,918	208%

        Selling, general and administrative expense increased $504,045 and $1,133,849 for the three and six months ended June 30, 2010, as compared to the three and six months ended June 30, 2009.

        This increase in selling, general and administrative expense for the three months ended June 30, 2010 as compared to the three months ended June 30, 2009, was primarily due to the following:

  •
  stock-based compensation of $213,051, primarily due to options that were granted to employees and directors during the fourth quarter of 2009;

  •
  professional fees of $84,706 for legal and accounting services primarily due to the Company filing a registration statement;

  •
  compensation and related costs of $78,495 primarily due to the Company previously reducing wages for the three months ended June 30, 2009;

  •
  marketing expenses of $54,030 primarily due to costs associated with public relations;

  •
  travel and related costs of $22,306;

  •
  board of directors' fees of $25,000; and

  •
  other selling, general and administrative expense of $26,457.

        The increase in selling, general and administrative expense for the six months ended June 30, 2010 as compared to the six months ended June 30, 2009, was primarily due to the following:

  •
  stock-based compensation of $449,214 primarily due to options that were granted to employees and directors during the fourth quarter of 2009;

  •
  professional fees of $239,365 for legal and accounting services primarily due to the Company filing a registration statement;

  •
  marketing expenses of $182,835 primarily due to costs associated with public relations;

  •
  compensation and related costs of $101,589 primarily due to the Company previously reducing wages for the six months ended June 30, 2009;

  •
  travel and related costs of $51,319;

  •
  board of directors' fees of $50,000;

  •
  depreciation expense of $14,630;

  •
  liability insurance of $14,198; and

  •
  other selling, general and administrative expense of $30,699.

Research and Development Expense

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
Research and development expense	$582,564	$259,006	125%	$1,033,677	$584,702	77%

        Research and development expense increased $323,558 and $448,975 for the three and six months ended June 30, 2010, as compared to the three and six months ended June 30, 2009.

        This increase in research and development expense for the three months ended June 30, 2010 as compared to the three months ended June 30, 2009, was primarily due to the following:

  •
  compensation and related costs of $268,880, primarily due to the Company previously reducing wages during the three months ended June 30, 2009;

  •
  depreciation expense of $29,135;

  •
  research and development supplies of $11,550; and

  •
  Other research and development expense of $13,993.

        The increase in research and development expense for the six months ended June 30, 2010 as compared to the six months ended June 30, 2009, was primarily due to the following:

  •
  compensation and related costs of $376,160, primarily due to the Company previously reducing wages during the six months ended June 30, 2009;

  •
  depreciation expense of $58,523; and

  •
  other research and development expense of $14,292.

Direct Grant Expense

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
Direct grant expense	$3,495	$161,559	(98)%	$114,660	$377,388	(70)%

        Direct grant expense decreased $158,064 and $262,728 for the three and six months ended June 30, 2010, as compared to the three and six months ended June 30, 2009. This decrease is primarily the result of decreased expenditures on the SBIR and QUB grants that were closed as of December 31, 2009 and March 31, 2010, respectively.

Other Income and Expense

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
Other income and expense
Interest income	$458	$58	690%	$560	$1,079	(48)%
Interest expense	(1,274,725)	—	N/A	(1,293,846)	(110)	N/A
Gain (loss) on derivatives	1,015,686	—	N/A	(153,075)	—	N/A

        Interest income increased $400 for the three months ended June 30, 2010, as compared to the three months ended June 30, 2009, and decreased $519 for the six months ended June 30, 2010, as compared to the six months ended June 30, 2009, as the result of increasing and decreasing balances in interest-bearing cash and cash equivalents during the periods.

        Interest expense increased as a result of interest charges incurred on the convertible notes payable, amortization of debt issuance costs, and amortization of the convertible note discount.

        Gain (loss) on derivatives was $1,015,686 and $(153,075) for the three and six months ended June 30, 2010, as compared to $0 for the three and six months ended June 30, 2009. The gain (loss) on derivatives was a result of changes in values of our derivative financial instruments associated with our convertible notes payable issued during the three and six months ended June 30, 2010, as calculated using the Black-Scholes pricing model.

Fiscal Year Ended December 31, 2009 Compared to the Fiscal Year Ended December 31, 2008

Revenues

	For the Year Ended December 31,
	2009	2008	% Change
Government grant	$861,091	$653,061	32%
Related-party research	$120,000	$120,000	0%

        Government grant revenues increased $208,030, or 32%, for the year ended December 31, 2009 as compared to the year ended December 31, 2008. This increase in revenues is the result of increased expenditures incurred on the second phase of our SBIR grant, as well as expenditures on the QUB grant and the Thermoacoustic grant. All of the current grants are nearing the end of the awarded amount and the proposed scope of the work. Grant revenues are expected to decline with the primary emphasis shifting to the subcontract work of completing the clinical studies under our largest Small Business Innovative Research Award.

        Related-party research revenues of $120,000 were recognized during 2009 and 2008 in connection with the shipment of a prototype system each year per the terms of product development agreement with Esaote, which entity is also a stockholder. Related-party research revenues of $360,000 are expected to be recognized when the final three production systems are delivered and installed. Subsequent to the deliveries under the existing contract, we do not anticipate further sales of research and prototype equipment. Future sales are anticipated to be for production systems. We anticipate commercial sales beginning in early 2011. Sales will be dependent on the outcome of clinical trials now underway in Freiberg, Germany.

Operating Expenses

	For the Year Ended December 31,
	2009	2008	% Change
Operating Expenses
Selling, general and administrative	$2,179,718	$1,700,878	28%
Research and development	1,610,562	2,817,754	-43%
Direct grant	622,349	518,150	20%

        Selling, general and administrative expenses increased $478,840, or 28%, for the year ended December 31, 2009, as compared to the year ended December 31, 2008. This increase is primarily the result of an increase in legal, accounting and professional fees of approximately $900,000 during the fourth quarter of 2009 in connection with the Merger and a decrease in expenses related to personnel and other expenses due to a decrease in available cash resources, which required us to reduce personnel and other expenses until additional capital becomes available.

        Research and development expense decreased $1,207,192, or 43%, for the year ended December 31, 2009, as compared to the year ended December 31, 2008. This decrease is primarily the result of a decrease in available cash resources during 2009, which required us to reduce personnel and other expenses until additional capital becomes available.

        Direct grant expense increased $104,199, or 20%, for the year ended December 31, 2009, as compared to the year ended December 31, 2008. This increase is primarily the result of increased expenditures on the SBIR grant, as well as expenditures incurred in connection with the QUB and Thermoacoustic grants.

Other Income and Expenses

	For the Year Ended December 31,
	2009	2008	% Change
Other income and expenses
Interest income	$1,348	$18,399	-93%
Interest expense	(6,214)	(757)	721%
Gain on sale of property and equipment	—	2,461	N/A

        Interest income decreased $17,051, or 93%, for the year ended December 31, 2009, as compared to the year ended December 31, 2008, primarily as a result of lower interest-bearing cash and cash equivalents balances during 2009. Interest expense increased as a result of interest that was being accrued relating to the dissenter stockholders that was paid during the first quarter of 2010.

        The net loss for the year ended December 31, 2009 was $3,436,404 compared to a loss of $4,243,618 for the year ended December 31, 2008. The decrease in the net loss is primarily due to us reducing expenses not directly tied to federal research grants in 2009. During 2010 and 2011, the net losses are expected to increase as we increase expenditures related to completing the commercialization of products, ramp up sales and marketing efforts and increase personnel levels.

Results of Operations During the Development Stage

        Since the inception of our development stage (January 1, 2002) through June 30, 2010, we have generated $3,139,805 and $240,000 of revenues from government grants and a related party, respectively, and have experienced cumulative net losses of $28,976,599. Selling, general and administrative expense was $14,641,352, research and development expense was $13,881,434, and direct grant expense was $1,989,816 for the development stage period to date. All research and development costs are expensed as they are incurred, which include, but are not limited to, personnel, prototype materials, lab supplies, consulting and research-related overhead.

Liquidity and Capital Resources/Plan of Operations for the Next 12 Months

	For the Six Months Ended June 30,
	2010	2009	% Change
Net cash used in operating activities	$(2,201,942)	$(748,380)	194%
Net cash used in investing activities	(157,411)	—	N/A
Net cash provided by financing activities	2,450,429	557,586	339%

        During the development stage, we have not generated revenues in excess of expenses and have been dependent on government grants and debt and equity funding to sustain our operations. Our WBU system has not been approved by the FDA for commercial sale. Therefore, we have not generated revenues from non-research product sales. We have incurred losses and used cash in operating activities since inception. As of June 30, 2010, we had an accumulated deficit of $29,365,992 and negative working capital of $4,925,141. We have had minimal revenues since inception. Until: (1) our WBU system is approved by the FDA for commercial sale; (2) we realize income from operations; and (3) we generate cash from operating activities, we expect our short and long-term liquidity issues and uncertainties to remain.

        We plan to address our liquidity issues through the sale of equity securities, collaboration with third parties to accelerate the introduction of product and services into the market, and continued focus on obtaining approval from the FDA for our product and services to qualify for commercial sale. We have implemented the following cost reductions to assist in decreasing our cash needs:

  •
  20% reductions in salary beginning June 1, 2010; and

  •
  furlough of 11 of our 19 employees for ten weeks beginning August 13, 2010, which is expected to result in savings of approximately $190,000.

Operating Activities

        We used cash in operating activities of $2,201,942 for the six months ended June 30, 2010, as compared to using $748,380 for the six months ended June 30, 2009. We continue to use significant amounts of cash as we move our product development efforts forward. The main underlying driver of cash used in operating activities is our net loss, which fluctuates based on changes in our revenues and expenses as described in the above Results of Operations. Until our WBU system is approved by the FDA for commercial sale and we realize income from operations, we expect to continue using cash in operating activities in amounts that fluctuate from period to period based in large part on the level of expenses incurred compared to revenues generated. We have used cash in operating activities of $22,170,891 from the inception of the development stage (January 1, 2002) through June 30, 2010.

Investing Activities

        We used cash in investing activities of $157,411 for the six months ended June 30, 2010, for the purchase of equipment. In comparison, we used no cash in investing activities for the six months ended June 30, 2009. We have used cash in investing activities of $1,170,225 from the inception of the development stage (January 1, 2002) through June 30, 2010.

Financing Activities

        We generated cash from financing activities of $2,450,429 for the six months ended June 30, 2010, as compared to $557,586 for the six months ended June 30, 2009, primarily from the issuance of convertible notes. We have generated cash from financing activities of $23,519,724 from the inception of the development stage (January 1, 2002) through June 30, 2010. We expect to continue to seek additional funding to meet our working capital requirements through the sale of securities, research grants, and/or bank borrowings. There can be no assurance, however, that additional funds will be available from any of these sources or other sources on favorable terms, if at all.

        Our future capital requirements will depend on many factors, including cash flows from operating activities, technology developments, and our ability to develop and successfully market the WBU system and other new products. We expect that we will need to raise additional capital, through other equity offerings or debt financings to satisfy our anticipated operations, expenses and capital requirements for the next twelve months or longer. Because of our accumulated deficit, rate of cash used in operating activities, negative working capital, minimal revenues, and other factors, substantial doubt exists about our ability to continue as a going concern.

Recent Accounting Pronouncements

        In March 2010, the FASB issued Accounting Standards Update ("ASU") No. 2010-11, which is included in the Codification under ASC 815. This update clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Only an embedded credit derivative that is related to the subordination of one financial instrument to another qualifies for the exemption. This guidance became effective for our interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on our financial statements.

        In February 2010, the FASB issued ASU No. 2010-09, which is included in the Codification under ASC 855, Subsequent Events ("ASC 855"). This update removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated and became effective for our interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on our financial statements.

        In January 2010, the FASB issued ASU No. 2010-06, which is included in the Codification under ASC 820, Fair Value Measurements and Disclosures ("ASC 820"). This update requires the disclosure of transfers between the observable input categories and activity in the unobservable input category for fair value measurements. The guidance also requires disclosures about the inputs and valuation techniques used to measure fair value and became effective for our interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on our financial statements.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial position, changes in financial position, revenues or expenses, results of operations, liquidity, or capital resources.

Restatement of Historical Financial Statements

        On July 24, 2010, management identified a material weakness in our internal control over financial reporting. The material weakness first began on October 9, 2009 concurrent with our becoming a public registrant. As of March 31, 2010, we did not have effective controls over the determination and reporting of stock-based compensation expense and the fair value calculation of our derivative liabilities. This material weakness resulted in the restatement of our condensed interim financial statements for the quarter ended March 31, 2010. Management has taken steps to substantially remediate this material weakness during the quarter ended June 30, 2010 and through the date of this prospectus.

        The remediation efforts, as outlined below, are designed to address the material weakness identified by management and to strengthen our internal control over financial reporting.

        Beginning in the second quarter of 2010, we implemented the following remediation step to address the material weakness discussed above and to improve our internal controls over financial reporting:

  •
  Engaged outside consultants to assist management in the valuation of our embedded derivatives.

        We intend to raise additional capital to facilitate hiring additional accounting staff as needed to assist with our financial reporting process. We believe that these remediation actions will improve our internal control. While we have taken steps to remediate the material weakness, additional measures may be required, including assuring that the outside consultants are qualified and continue to be qualified to provide the required expertise. We will continue to assess the effectiveness of our remediation efforts in connection with our management's tests of internal control over financial reporting in conjunction with our annual and quarterly reports.

BUSINESS

Overview

        We are a medical device company engaged in the research, development, and commercialization of an ultrasound breast imaging system. We developed a unique ultrasound technology platform, known as the WBU, which utilizes computational software to produce high resolution images and unique information about the bulk properties of tissues in the breast. WBU is a flexible, automated breast imaging system that produces images using both reflection and transmission properties of ultrasound. Traditional reflection ultrasound images are created from the reflected sound waves and transmission ultrasound images, representing the speed and attenuation of sound, are created using data that are generated as the sound waves travel through the breast tissue. The images produced by WBU are unique, three-dimensional, whole breast images and are expected to provide radiologists, surgeons and oncologists with an effective imaging tool for diagnosing and managing breast disease.

        We are developing support for clinical users of the WBU system through the TIN, which is a suite of tools and applications designed to enhance the value and capabilities of the WBU system. Our business objectives are to commercialize our product developed to aid in the detection and diagnosis of breast cancer and to further expand our services in the same area. Our technology was developed through years of research supported, in part, by federal research grants and private and government research contracts. To date, our revenues have been from government grants and other research partners.

        Pursuant to FDA regulations, we must obtain either a 510(k) clearance or PMA prior to marketing our products in the United States. The 510(k) submission is a premarket submission made to the FDA to demonstrate that the device to be marketed is at least as safe and effective, or substantially equivalent, as a legally marketed device that is not subject to PMA. The WBU system will be cleared for marketing in the United States upon receipt of a letter from the FDA which finds the WBU system SE or upon PMA. We have been working with Esaote and The Anson Group, a regulatory consulting group, in connection with our submission of a 510(k) application. A 510(k) application to the FDA for the WBU system was submitted on May 11, 2009 to InterTek, a qualified FDA third-party reviewer, on our behalf by Esaote. On August 13, 2009, InterTek forwarded our application to the FDA with a recommendation for an SE finding. The FDA responded to our application with a request for additional clinical information. Since the third-party review program does not provide for a review of clinical data, the FDA further requested that the third-party submission be withdrawn and resubmitted directly to the FDA. On November 25, 2009, we submitted a 510(k) application to the FDA for the WBU system that included clinical data in support of the application. The submission again was made by Esaote on our behalf, using The Anson Group as the 510(k) preparation consultant. In February 2010, the FDA provided Esaote with another request for additional data to clarify the submission and provide additional clinical data in support of the submission. The response was made by Esaote on our behalf on May 18, 2010.

        On August 9, 2010, we were notified by Esaote that the FDA had issued a finding for the MyLab70-XVG Whole Breast Ultrasound Model 6100. The FDA determined that the clinical data submitted was not adequate to show that the subject device is SE to the predicate device designated in the submission documents. In light of this determination, the subject device was automatically classified as a Class III device and therefore subject to an approved PMA or an additional 510(k) submission supported by clinical case studies prior to legally marketing the device in the United States. We have requested that Esaote file with a Request for Evaluation of Automatic Class III Designation with the FDA. Additionally, we intend to file a 510(k) or PMA that includes both the reflection and transmission properties of the WBU by the end of 2010.

        Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. In order to sell our products within the EU, we are required to achieve compliance with requirements of the European Union Medical Device Directive and affix a "CE" marking on our products to demonstrate such compliance. The "CE" mark is a mandatory conforming mark on many products marketed in the EU. It certifies that a product has met EU consumer safety, health or environmental requirements. We have performed compliance testing for CE mark certification and must make two modifications to bring the WBU system into compliance. We anticipate that those modifications will be completed during the first half of 2011.

        Since inception, we have incurred net operating losses. As of June 30, 2010, we had an accumulated deficit of approximately $29.4 million and negative working capital of $4.9 million. Losses have principally occurred as a result of the substantial resources required for research and development and clinical trials required to develop the WBU system for FDA approval and market launch. Losses have also been incurred from general and administrative expenses associated with our operations. We expect operating losses to continue, mainly due to the anticipated expenses associated with the regulatory approval process and proposed commercialization of our technology, research and development. We will also need to increase our selling and marketing activities and general and administration expenses to market and sell the WBU system in the United States and overseas after approval is obtained.

Corporate History

        We were incorporated under the name Castillo, Inc. in the State of Nevada on February 2, 2007 to operate retail establishments selling perfume and body products in Mexico. From our inception, and until the closing of the Merger, we did not commence substantial business operations and had no revenues. As such, prior to the Merger, we were a publicly traded shell company. On October 8, 2009, we changed our state of incorporation from the State of Nevada to the State of Delaware. On October 9, 2009, we completed the Merger and succeeded to the business of TechniScan Utah as our sole line of business. Accordingly, we are no longer a shell company. We changed our name to TechniScan, Inc. to reflect our current business plan.

        TechniScan Utah was incorporated in the State of Utah on November 19, 1984 for the purpose of conducting research on advanced ultrasound imaging and inverse scatter technology. TechniScan Utah was founded by Steven A. Johnson, PhD., who was Chairman of the Board of TechniScan Utah until November 2004 and Chief Scientist until his resignation in May 2009. Dr. Johnson continues to work as a Staff Scientist and Principal Investigator on our grants from the National Institutes of Health and the National Cancer Institute.

        Prior to the Merger, TechniScan Utah's outstanding securities included common stock and preferred stock, and warrants and options to purchase common stock. The outstanding TechniScan Utah preferred stock was issued as Series D Preferred Stock and Series E Preferred Stock. Immediately preceding the Merger, all of the issued and outstanding preferred stock and warrants of TechniScan Utah were converted into common stock of TechniScan Utah (the "Conversion"). Pursuant to the Conversion, all of TechniScan Utah's authorized preferred stock and all rights and privileges in connection therewith were extinguished. Pursuant to the Conversion, each share of TechniScan Utah's preferred stock and each warrant were converted into shares of common stock, based upon conversion ratios.

Industry Background

        Despite the massive attention given to breast cancer prevention and treatment, the American Cancer Society projects that in 2009, 254,650 women will be diagnosed with invasive and in situ (early stage) breast cancer, and breast cancer will claim the lives of 40,170 women. The American Cancer

Society further estimates that one out of every eight women will develop breast cancer at some point during her life time and one in every 42 women who turn 50 today will have a diagnosis of breast cancer before she turns 60. We believe that high visibility media coverage combined with effective public education and a continued focus on women's health issues in the medical community have resulted in a rapidly growing market for breast cancer screening. The breast cancer detection and diagnostic technologies market (including mammography, MRI, and ultrasound, as well as genetic testing and minimally invasive breast biopsy) totaled approximately $1.5 billion in the United States in 2008, and is expected to grow at a compounded annual rate of 5% over the next five years according to Medtech Insight. According to a Center for Disease Control National Health Interview Survey in 2005, the percentage of women age 40 and older who reported having a mammogram within the two years prior to the study rose from 29% in 1987 to just over 65% in 2005. We believe that this trend will result in significant continued growth in the diagnostic imaging market segment.

        Currently, there are several dominant screening and diagnostic technologies in the medical industry that are used both dependently and independently of each other in an effort to locate cancers at an early stage, which improves treatment outcomes; each of the currently available non-surgical modalities for breast cancer detection has various clinical limitations. Industry methods and technologies include:

  •
  breast self-examination and clinical breast examination;

  •
  mammography, including screening mammography and diagnostic mammography;

  •
  full field digital mammography;

  •
  computer aided detection;

  •
  conventional diagnostic ultrasound; and

  •
  breast biopsy.

        Mammography is the dominant imaging modality in today's standard of care, but still has significant limitations as a diagnostic imaging device. Breast tissue, unlike other body organs, is composed of tissue that fluctuates regularly and can be significantly different from person to person. The breast structure is influenced by several factors, including age, functional changes (i.e., breast feeding, pregnancy, pre/post menopause, etc.), genetic predisposition and hormone replacement therapy, along with a variety of other internal factors like hemoglobin concentration, oxygen saturation, and water fraction, all of which fluctuate daily. One result of the uncertainty of mammography screening is that radiologists have become much more careful, often recommending immediate workups—additional diagnostic imaging and possibly needle or surgical biopsy. Mammography is also problematic in women who have breast implants. Problems include crushed implants, painful mammograms, delayed detection of cancer from interference in imaging breast tissue, and an inability to perform mammograms due to fear of implant rupture or capsular contracture.

        We believe that the WBU system offers a painless and efficient method, without ionizing radiation, to screen and diagnose the breast and provide unique information about bulk tissue properties that may aid in the effective diagnosis of breast cancer. We anticipate that the WBU system will accurately calculate the speed and attenuation of sound throughout the breast. We believe that these properties will provide radiologists with unique information about the actual tissue properties at each point of the breast, allowing them to more accurately distinguish between cancerous tumors and benign or normal tissues.

Our Strengths

        Our proprietary, patented, computational software is the key component of the WBU system, which we believe makes it different from, and better than, current ultrasound technology. The software relies on complex algorithms to calculate the actual speed and attenuation of sound at each point in the breast. We believe the complexity of the algorithms, especially the algorithm for inverse scattering, creates a significant barrier to entry for potential competitors. We are not aware of any competitor capable of solving the wave propagation inverse scattering problem efficiently and accurately enough to be medically valuable. During the breast cancer screening and diagnosis process, ultrasound is currently used as an adjunct to mammography. In its currently used form, reflection ultrasound is highly dependent on the skill of a trained operator, and it does not show how much of the breast has been imaged. We believe that the WBU system will be sensitive enough to detect most breast cancers in the early stages of development. Additionally, because of the unique information about bulk tissue properties contained in the WBU system's speed and attenuation of sound images, we expect to be able to provide radiologists with information that allows them to more clearly distinguish between cancerous and benign or normal tissues, thereby significantly reducing the rate of unnecessary biopsies.

        We believe that images produced by the WBU system possess important advantages over traditional ultrasound methods including:

  •
  standardized, high-quality images that are generated relatively independent of operator skill;

  •
  images that are accurately registered in three-dimensional format;

  •
  images that are of high spatial resolution and low noise that allow for accurate localization of lesions and calculation of mass size; and

  •
  images that show either coronal slices of the total breast or a complete three-dimensional representation of the section imaged, rather than a small "flashlight view" of the breast as shown by traditional ultrasound.

        Since the technology is relatively operator independent, the cost of implementation is low and it does not expose patients to ionizing radiation or discomfort. We expect that radiologists could be able to more accurately monitor changes in breast tissue over a period of time in the same individual. We also expect to be able to pinpoint the exact location of a tumor for biopsy. We believe that present ultrasound technology has a limited field of view. It displays only a small portion of the breast at one time. Our technology is designed to image the entire breast at one time, with uniform spatial resolution throughout the breast.

Our Strategy

Our regulatory strategy includes:

  •
  Obtaining marketing clearance of WBU through the FDA's 510(k) program.

  •
  Delivery of a WBU system by the first half of 2011 that meets European mandatory CE Mark requirements to Esaote for manufacture. As a CE Approved Manufacturer, Esaote will seek to ensure that the system meets regulatory requirements in the countries covered by our distribution agreement with Esaote.

Our clinical testing strategy includes the following:

  •
  We believe that clinical data will be sufficient for the regulatory submissions now in process and will be used to demonstrate the clinical utility of the initial release of the WBU system.

  •
  We expect that current clinical sites in the United States will begin clinical evaluation of the next generation of the WBU system, including specific evaluation of speed and attenuation as diagnostic measures, as well as system enhancements such as larger receiver arrays for improved transmission imaging.

  •
  We expect that clinical sites in Europe will be supported by Esaote to assist them in developing a market introduction strategy and clinical utility statements based on clinical data from their target markets.

We also plan to develop a strong brand for the WBU system. Our objectives for creating the brand for the WBU system are to:

  •
  identify, in a unique way, both the imaging and subscription services platforms;

  •
  confirm our credibility to both consumers and physicians;

  •
  connect target prospects emotionally to the product and the positive messages about dignified breast cancer detection;

  •
  motivate the buyer—both clinical and consumer (patient); and

  •
  create user loyalty.

Products and Services

        WBU.    The WBU system is comprised of several individual subsystems that support patient imaging, data management and image display. The physical system is a collection of modular components that control the electrical and mechanical systems, gather and manage the ultrasound data; imaging software that produces images of both reflection and transmission ultrasound; and workstation software that allows users to access the images in standard digital medical workstation software ("DICOM") format. The system is designed to allow easy plug-and-play modification and/or upgrade of the physical system as well as remote query, system diagnosis, and upgrades. Included in the system are hand-held probes that physicians can utilize to image closer to the chest wall and for guidance in conducting breast biopsies.

        The WBU system produces three unique images based on both traditional B-mode (reflective) ultrasound and on transmission ultrasound. WBU uses proprietary, patented software methodologies that utilize the mathematics of inverse scattering to produce transmission images of the speed and attenuation of sound through the breast. We have incorporated a three-dimensional version of B-mode ultrasound (or reflective ultrasound) into the WBU imaging platform. The reflection images are refraction corrected by utilizing the transmission data—the speed of sound—traveling through human breast tissue. The unique combination of these refraction corrected reflection images into a three-dimensional volume are designed to provide physicians with a new way of viewing and interpreting ultrasound images, especially when combined with the quantitative information about the bulk tissue properties of the breast provided by the numerical transmission data. Images are produced and data are recorded in successive "slices" of the breast. This information is used to develop two-dimensional inverse scattering images that are then stacked and interpolated to provide an initial approximation for imaging in all three dimensions.

        Studies have demonstrated that the unique properties of sound speed and attenuation may be effective in assisting radiologists to distinguish between normal or benign tissues and many types of cancers. We expect that our scanner will provide women of all ages and breast densities with an effective test for the presence of breast cancer.

        We have incorporated a three-dimensional version of B-mode ultrasound (or reflective ultrasound) into the WBU imaging platform. There are significant differences between traditional hand-held B-mode reflection images and the reflection tomography images produced by the WBU system:

  •
  WBU reflection tomography images are obtained automatically and largely independently of operator skill.

  •
  Traditional hand-held B-mode ultrasound only captures individual images of small, targeted areas of the breast, making consistent whole breast exams extremely difficult to perform and document, and highly dependent upon the skill of the sonographer or radiologist. WBU reflection tomography images the entire three-dimensional breast volume, which is stored and reviewed simultaneously, and in exact registration with the transmission images on the viewing station.

  •
  WBU reflection tomography images are obtained from three transducers working together at relatively low frequencies. WBU compounds data from all sides of the stationary breast in order to produce image resolution comparable to hand-held B-mode images, but at greater tissue depths, in full three-dimensional format, by using these lower ultrasound frequencies.

  •
  WBU reflection tomography imaging removes much of the speckle inherent in B-mode imaging to further enhance image quality. Some artifacts of B-mode images which provide valuable diagnostic information, such as attenuation shadowing, are replaced with quantitative three-dimensional attenuation values obtained from WBU transmission images.

        The procedure is non-invasive and does not require breast compression or ionizing radiation, and the procedure provides unique information to help radiologists differentiate cancerous from benign and normal tissues. The WBU system maintains the breast in a pendant and fixed position, within a water bath, without compression or other breast tissue disturbances during scanning. Maintaining the position and shape of the breast allows for the tumor or lesion to be more easily localized, and re-localized in follow-up examinations, and allows the potential for three-dimensional guidance of treatment instruments. In an exam, the patient lies face down on the scanning table with one breast placed through a hole in the table and into a water bath at body temperature. The ultrasound transducers rotate around the breast, gathering data that is used to reconstruct multiple cross-sectional images of the breast's internal structures. Due to the suspension of the breast in the WBU system scanning tank, and the ability of the ultrasonic arrays to image the breast from the chest wall to the nipple, data can be collected for the entire breast. The WBU system (incorporating both transmission and reflection ultrasound) can obtain true undistorted reflection ultrasound images of the female breast. For calculating reflection ultrasound characteristics of the female breast, the reflection images are refraction-corrected by utilizing the speed of sound traveling through human breast tissue. We believe that the resulting information will provide radiologists with increased accuracy in lesion location, as well as unique information about tissue properties to aid in the specificity of a diagnosis and the existence and extent of breast disease. We believe that this is not currently possible in any other modes where compression, physical pressure, or other measures are used which change or distort breast tissue during the exam.

        WBU Workstation.    While the WBU system is designed to meet currently available commercial DICOM standards, TechniScan is also developing a dedicated image viewing workstation to allow clinicians to better utilize the full spectrum of the information available from the WBU system. Over time, we expect to collect clinical information from WBU exams conducted at user sites allowing us to enhance the value of the diagnostic data and generate additional recurring revenues by selling a library of aggregated information for volumetric breast density, and other uniquely measured data such as speed and attenuation.

        WBU Handheld Probe.    The WBU system is integrated with the Esaote top of the line handheld ultrasound system MyLab70XVG, which provides a complementary option for the physician. The MyLab 70 handheld system includes high frequency linear hand-held ultrasound probes developed by Esaote, which can be used for conducting area specific examinations using standard B-mode ultrasound. The handheld probes can be used for conducting area specific examinations and/or ultrasound-guided biopsies using standard B-mode ultrasound. After scanning the patient with the

WBU system and localizing a suspicious lesion, the physician can ask the patient to roll over in order to perform handheld ultrasound procedures.

        The ultrasound-guided biopsy procedure minimizes the need to remove tissue surgically and there is no radiation exposure compared to using an x-ray to locate a lesion for biopsy. The physician places the ultrasound probe over the site of the breast lesion and, using local anesthesia, guides a biopsy needle directly into the lesion to take a tissue sample. Additionally, the WBU handheld probes will include an optional proprietary biopsy guidance tool to assist physicians in conducting accurate biopsies of identified areas of concern.

        TIN.    TIN is being developed to provide users of the WBU system with a suite of tools and applications to enhance the value and capabilities of the system over time. TIN is intended to provide users with a reliable and secure method of providing physicians, administrators, payers, and patients with timely access to their diagnostic studies and reports, while ensuring that all data is disclosed only to those with permissions to access it. TIN is anticipated to optimize the use of diagnostic information by healthcare providers by providing a common platform to store, archive, correlate, analyze and/or collaborate about cases, giving the physician ultimate control of their diagnostic process. TIN is also expected to allow healthcare professionals a flexible, fully customizable, environment in which they can develop and store their own data or access anonymized data from other related images.

        It is expected that TIN will be able to provide us with a recurring revenue stream, allowing us to charge for system use in the United States on a subscription basis, similar to the business model used by cell phones. We also plan to sell TIN as a subscription service in Europe through a third-party sales channel. TIN will be developed as an "open ended development system" that allows users, researchers, and other software developers to integrate their own applications through our network providing us with significant development resources and continuing access to new applications. It will allow them to archive and retrieve, compare images to other similar data sets, store their own images and diagnostic notes, collaborate with others, and correlate information with diagnostic results and outcomes.

Testing

        The WBU system has been tested for algorithm development, comparison to other imaging modalities such as handheld ultrasound and breast MRI, understanding how the unique system characteristics fit into current clinical practice, and for safety testing related to United States and European regulatory requirements. The testing of the system has occurred at different testing facilities, on subjects both with and without benign and/or malignant breast findings, and on a variety of phantom breast models.

Clinical Testing

        Clinical testing is currently ongoing or planned at three locations:

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  University of California San Diego ("UCSD"), Moores Cancer Center;

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  The University of Freiberg Women's Clinic, Freiberg, Germany; and

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  Mayo Clinic ("Mayo"), Rochester, Minnesota.

Clinical testing—United States

        In the United States, clinical testing is currently ongoing at UCSD and began at Mayo during the second quarter of 2010. The protocols for these sites are designed to provide us with a comprehensive set of clinical data that will support comparative evaluation of competitive technologies such as breast MRI and handheld ultrasound as well as evaluate the diagnostic value of the unique quantitative data sets obtained from transmission imaging. These clinical studies are being conducted under a grant from the National Institutes of Health—National Cancer Institute (NIH/NCI). There have been over 50 patients enrolled and scanned at UCSD under the current protocol.

Clinical Testing—Europe

        Esaote has recently deployed a WBU imaging system to the University of Freiberg and clinical studies were started in the second half of 2009. The clinical strategy with this deployment is to perform additional testing at a clinical site as well as perform studies on a significant number of cancer patients to test the clinical utility and image quality of the system in this particular patient group. There have been over 50 patients scanned at Freiburg.

Comparison to Hand-Held Ultrasound ("HHUS")

        A preliminary study was conducted to compare HHUS to the WBU system. To conduct this comparison, a Gammex 429 Breast Biopsy Phantom (www.gammex.com) was used. The phantom contained 11 - 7mm, 10mm and 15mm spheres containing either water or low or high density materials.

        We used an experienced, independent ultrasound technician to perform an HHUS on the Gammex phantom. A WBU scan was also performed to compare lesion identification, size and location between HHUS and WBU. All 11 targets were identified on the HHUS and WBU, therefore, sensitivity was established at 100% for both methods.

        For accuracy, comparison of target dimensions was completed and average error from the value given by the manufacturer was determined. Accuracy of the measurement test was 95% for the WBU and 85% for HHUS, and the difference was considered statistically significant.

        Specificity was also calculated wherein both HHUS and WBU correctly located and identified all of the cysts (100% specificity for each). Specificity for mass density was 100% for WBU (using the speed data to determine density) and 72% for HHUS. These results indicate that when the WBU speed of sound values are used, it is better than HHUS at determining the internal "structure" or "density" of a given mass.

WBU Bench Test Data

        Bench testing of the WBU system has been performed as part of the FDA submission to show that it can identify and localize lesions and breast features in 3D. Recently, the FDA requested additional bench test data to provide supporting, quantitative evidence for the validity of the information content of the tomographic images produced by the WBU system.

        In response to the FDA, a breast phantom was scanned using both WBU and MRI imaging modalities so that the accuracy of the WBU system could be demonstrated and the location and size of the lesions could be validated and compared statistically between the two imaging modalities.

        An MRI was chosen as a comparison modality because it uses a similar scanning orientation as the WBU system and therefore images can be registered in all three planes with the WBU. MRI has also been validated for accurately identifying size and location of breast lesions and has been clinically validated and approved for breast imaging. Specifically, the purpose of the bench testing discussed in the FDA submission is not to compare the WBU and MRI image quality, but rather to validate the size and location of the lesions on the WBU system relative to the MRI. Current clinical testing will build on this data by providing a subset of patients who will be scanned with both WBU and MRI.

        The results of the testing showed that the average lesion size for each plane of measurement was not statistically different between the MRI and WBU for any of the three planes. There were, however, differences between the MRI and WBU for individual lesion measurements, which was due to small intra-observer variability on both the MRI and WBU measurements. In contrast, the inter-observer variability between MRI and WBU measurements were similar. The largest difference in average measurement between the MRI and WBU for any individual lesion was 2.32 mm, with the majority of differences being less than 1 mm. We concluded that the data presented validate the ability of the WBU to accurately demonstrate lesion location and size, as well as consistent lesion characteristics, using MRI as a reference. Additionally, this validates the intended use of the WBU to produce 2D ultrasound image slices of the breast in a full 360 degree, tomographic view.

Clinical Relevance Data for Regulatory Submissions

        In the FDA submission that included the WBU, clinical data were contained that demonstrated the clinical utility and intended use of the WBU system. To demonstrate this, the clinical relevance report contained data from 15 representative WBU cases and their associated hand-held ultrasound images. Of the 15 cases, there were 5 simple cysts, 1 complex cyst, 5 benign masses, and 4 cancers. These images were believed to demonstrate the clinical relevance as well as substantial equivalence to the predicate device.

        In February 2010, the FDA responded to our submission with a request for additional information. One of the questions focused on providing additional clinical information to support the intended use of the WBU system. To respond to this question, 34 consecutive cases from the Freiburg trial were reviewed to obtain 29 usable cases from a well-controlled clinical investigation. These images were presented, along with mammography images for the same patients and provided to the FDA in a response sent May 18, 2010.

        Each patient in the Freiburg trial had a hand-held ultrasound performed while most also had a mammogram, followed by a WBU scan. The mammogram and hand-held ultrasound images were used to identify breast features and/or lesions. The WBU scan was then performed to provide 3D visualization of the entire breast and further identify breast features, consistent with its intended use.

        Of the 34 consecutive cases reviewed, three patients did not undergo a mammogram and two patients were initially believed to meet the inclusion criteria, but were later determined to be outside the breast size criteria for the WBU scan. Thus, 29 cases were reviewed and were provided in the FDA submission, leaving 29 cases for review. Of the 29 consecutive cases, 10 patients had negative mammograms and of the 19 cases with mammographic findings, all but one patient had findings that were correlated with features visible on the WBU images. The images are believed to provide further validation of the intended use of the WBU component and substantial equivalence to the predicate device.

Marketing and Distribution

        We expect to pursue marketing strategies aimed at both the general consumer and the clinical marketplace that are focused on the enhanced 3D, automated imaging capability of the WBU system. We intend to provide our product offerings to screening centers and hospitals, radiologists and physicians and technical personnel within the United States and Europe. We expect to do this by deploying systems to clinical sites supported by key opinion leaders and leveraging the clinical results, images and luminary testimonials to educate our target market and customer base about the scanner and patient benefits. This will be accomplished using an aggressive marketing campaign via presentations, hands-on workshops, professional society meetings, publications and targeted advertising. Our future success will be driven primarily by our ability to attract new customers, develop sustainable revenues and to continue to develop our product.

        With a very well-identified customer base made up of centers licensed by the FDA under the MQSA and the leading cancer research and teaching facilities, we plan to build a core sales team as a direct sales force to market the WBU system to the MQSA licensed breast cancer screening centers. As of October 1, 2008, the FDA reported that there were 8,814 MQSA-certified mammography facilities in the United States with 12,813 accredited mammography units. To arrive at target areas, we developed a Buying Power Index ("BPI") that identifies geographical locations with the best opportunities for sales. The BPI is based on federal data available on the number of medical procedures per metropolitan area in the United States. Selecting mammography exams or breast ultrasounds, for example, and applying a ratio of the number of WBU systems to the number of exams will allow us to set quotas and maximize sales representative efforts.

        We also partnered with Esaote to provide exclusive marketing and sales of the WBU system in Europe. Esaote's existing sales force will be used to introduce the WBU system into the EU market. Similar to the United States market strategy, the European market introduction strategy will focus on geographic areas with a higher than average use of ultrasound for breast cancer screening and diagnosis.

        We expect to have an initial phase clinical release of the current prototype WBU system by the end of 2010 with a pre-commercial release phase during the first half of 2011 and the final phase commercial release in the second half of 2011.

        Currently six prototypes of the WBU imaging system are in use. One of the prototypes is being used for advanced development testing at the UCSD Moores Cancer Center in San Diego, California. The second system is being used at the Mayo Breast Cancer Clinic in Rochester, Minnesota under our Fast Track Small Business Innovation Research Grant. The third clinical system is located at the University of Freiburg in Freiburg, Germany. Three are being used as development systems; one at Esaote's main production facility in Genoa and two systems are at our offices in Salt Lake City, Utah. The current prototype systems now in use will form the basis of the clinical testing program for the next six to eight months and possibly longer. These systems will provide us with valuable data about potential methods for improving image quality and other key design elements in next generation systems. These systems include all of the features and capabilities of the pre-commercial release systems but in a first generation form.

        Preliminary compliance testing for CE Marking requirements was carried out at a certified test facility on one of the clinical release prototype systems to determine if design changes would be needed in order to meet the requirements necessary for CE mark certification. There were 11 key tests carried out and the system passed nine in its current configuration. Two of the tests, static discharge susceptibility and radiated emissions, require design modifications to bring the system into compliance. These changes are now underway and are expected to be completed by the first half of 2011.

        During the pre-commercial release, we expect that some minor design changes, which will be the result of several short duration design projects, will be integrated into the system that will be designed to improve performance and image quality. We expect that these changes will have a positive effect on image quality and breast coverage near the chest wall, patient comfort, CE compliance, system flexibility, image generation time, and will address any other issues related to overall system performance and reliability which have been identified through the testing discussed in the previous section.

        The first step in the development plan for TIN will be to develop a protocol for gathering information for later use in comparing and correlating image data with diagnostic results. To accomplish this, we intend to utilize the prototype systems at our three current clinical installations to test the protocol for inputting the clinical data, storing and retrieving images and other clinical data, and checking scan status of each system. The pre-commercial release of the subscription software will begin to implement the addition of users and analytical features useable with image data sets. This phase will integrate user input from the clinical sites and will be deployed in conjunction with the initial installations of the WBU systems.

        We plan to enter the United States market by the first half of 2011 with our first product, the WBU system, during the commercial release phase. The output of the pre-production development program will be WBU systems ready for installation at various user sites. Eight units are planned to be built by manufacturing, with six shippable at the conclusion of pre-commercial release phase. We expect that Esaote personnel will participate in all phases of the development of the commercial release of the product, including the transfer to manufacturing of the documentation necessary to produce the systems in its facility. We believe that market penetration will be dependent on key advantages of the WBU system; namely, improved diagnostic confidence in the management of breast disease by providing:

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  Three-dimensional tomographic images of the breast;

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  Images that are developed automatically, relatively independent of operator skill;

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  Non-invasive, safe and comfortable images of the entire breast; and

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  Point-of-care imaging that improves patient flow and quality of care.

        The WBU system has been designed to join the suite of existing diagnostic and other imaging technologies currently used between a screening mammogram and biopsy. While other imaging modalities provide one or more of the benefits noted above, we believe that only the WBU system offers all of these benefits in one system.

        While the target market described above is narrowly defined, there are several segments of the overall market that we will have to address in order to effectively market the WBU system. They include:

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  screening centers and hospitals;

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  radiologists;

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  physicians and technical personnel; and

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  patients.

        The WBU scanner has been designed in a modular fashion and includes off-the-shelf purchased items, piece parts designed and controlled by our drawings and schematics, and several mechanical and electro-mechanical sub-assemblies. The modular design of the product allows for flexibility for the manufacture and service of the scanner. As part of our manufacturing strategy, we plan to outsource the production build and functional test of the WBU scanner to a qualified original equipment manufacturing ("OEM") supplier of high technology medical equipment. We expect that a production run of six to eight scanners will be assembled and tested as our first lot of initial systems. These systems will be built jointly by both us and our OEM supplier, using a combination of both our resources and vendors. After the initial system production run is completed, the OEM supplier should have the skill, knowledge and expertise to build all future production requirements. The OEM supplier identified to build the scanner will have regulatory certifications for both European and domestic production and will be capable of building and testing complex medical devices.

        Currently, we are working with Esaote to identify the process by which Esaote will become the primary manufacturer of the system. In February 2008, we entered into an Original Equipment Manufacturing Agreement and Engineering Support Agreement with Esaote ("Esaote OEM Agreement"), supplemented by Supplement Number One to the Esaote OEM Agreement dated December 2, 2009 ("Supplement One") and Supplement Number Two to the Esaote OEM Agreement dated September 2, 2010 ("Supplement Two"). In addition, in February 2008, we entered into a Distribution Agreement with Esaote ("Distribution Agreement") and in October 2008, we entered into a European Market Development Agreement with Esaote ("Market Agreement"). On December 2, 2009, we entered into a non-binding Manufacturing Letter of Intent with Esaote dated and effective as of November 12, 2009 ("Letter of Intent"). See "Certain Relationships and Related Party Transactions—Transactions with Related Persons—Esaote" for a discussion of the agreements we have entered into with Esaote.

Third-Party Reimbursement

        We believe that adequate third-party reimbursement arrangements will be essential to achieving commercial acceptance of the WBU system in the United States. We plan to sell the WBU system primarily to screening centers, clinics, hospitals and other medical institutions that bill various third-party payers, such as Medicare, Medicaid, other government programs and private insurance plans, for the health care services provided to their patients for using our product. Additionally, managed care organizations and insurance companies directly pay for services provided to their patients. Four potential reimbursement codes can be utilized to obtain reimbursement from third-party insurance or Medicare for a WBU scan. However, there is no code that specifically describes the testing and scan of the WBU system and certain codes have lower reimbursement rates than others. Ultimately, the correct coding for any procedure is a decision made by the medical provider and the payer reimbursing for the procedure. Medical reimbursement rates are unpredictable, and we cannot project the extent to which our business may be affected by future legislative and regulatory developments, including a reduction in reimbursement rates.

Competition

        We believe that established product lines, FDA clearance, know-how and reputation in the industry are key competitive factors in the market for breast specific ultrasound. Additionally, although there is a recognized need for a system that supplements the sensitivity of mammography with a greater specificity, the vast majority of practices today still use a second mammogram or reflective ultrasound for the diagnostic exam. As such, we believe our device, which fits into this somewhat unique market segment, is likely to compete for capital dollars with both mammography and biopsy. We also expect to compete directly with conventional ultrasound systems, including high definition ultrasound systems, and other new entrants into this unique market segment.

        Currently, mammography is widely used and we expect that sales of the WBU system will, in large part, be dependent on our ability to demonstrate the clinical utility of the WBU system. We believe our primary competitors are likely to be those firms that dominate the current market for mammography equipment including both film and full-field digital mammography units. These large medical products companies offer current technologies (mammography and ultrasound) that are widely used in the industry. These companies could also serve as potential partners for us if and when the WBU system is approved for sale in the United States.

        The market for breast specific ultrasound is difficult to assess since most general-purpose ultrasound devices can be used for breast exams. The competition for developing a commercial device utilizing ultrasound is difficult to ascertain given the proprietary nature of the technology and the fact that, to our knowledge, there is no device that serves this specific market. There are a number of academic institutions involved in various areas of research involving high definition ultrasound and other methods that may provide information about tissue properties. Other companies are engaged in developing products to detect and aid in the diagnosis of breast cancer using various technologies. Some of these companies have already commenced FDA clinical testing and will release their products ahead of ours.

        We believe that within this specific breast cancer imaging segment of the medical imaging market, the primary competitive factors are technological innovation, image quality, and reliability. We believe that our technological expertise provides us with a competitive advantage. We believe that inverse scattering imaging is the only ultrasound imaging method that is capable of making quantitative, high-spatial resolution images of acoustical tissue properties. Utilizing our proprietary inverse scattering algorithms, we have achieved fast imaging speeds, provided higher spatial and contrast resolutions, and have used a higher number of independent imaging parameters for diagnosis than currently available screening methods in our informal testing. We expect our patent protection for inverse scattering to create a significant barrier to entry for competing technologies.

Intellectual Property

        We currently have eight patents that were primarily invented by our founders and employees.

        In addition, we have seven U.S. patents pending, one U.S. application allowed, and four pending foreign applications. Some of the inventors listed on the patents are our current officers and directors and some are previous directors. All of these inventors have assigned their rights in the patents to us except for the University of Utah, which has granted to us an exclusive, irrevocable and permanent world-wide license to the intellectual property, pursuant to an Amended and Restated License Agreement, dated January 10, 2002. Pursuant to the agreement, the University of Utah received stock in TechniScan Utah in lieu of a right to a royalty payment. Notwithstanding the license from the University of Utah, most of the intellectual property developed by us since 1984, and particularly in the last five years, has been developed independently of the University of Utah and is not subject to the Amended and Restated License Agreement. To date, we have not engaged in any litigation or other proceedings challenging the scope or application of any of our patents, nor have we contested any patent filing by another party.

        Our patent rights, proprietary know-how, and similar intellectual property are material to our competitive position. We plan to use reasonable efforts to safeguard this intellectual property against piracy or infringement. We enter into confidentiality and intellectual property agreements with our employees. These agreements generally provide that all innovations, ideas, discoveries, improvements and copyrightable material made or conceived by the individual arising out of the employment or consulting relationship and all confidential information developed or made known to the individual during the term of the relationship will be our property.

        In addition to our patents, we have a registered trademark in the United States for "TechniScan Medical Systems." We conduct business with trademarks of SVARA Warm Bath Ultrasound imaging system, SVARA, Whole Breast Ultrasound system and WBU. At this time we have not applied for registration of these marks.

Government Regulation

        United States Regulation.    The FDA has regulatory authority over the design processes, testing, manufacturing, and commercial distribution of medical devices in the United States. Because the WBU system is a medical device, it is subject to the relevant provisions of the Federal Food, Drug and Cosmetic Act ("FD&C Act") and its implementing regulations. Pursuant to the FD&C Act, the FDA regulates, among other things, the manufacture, labeling, distribution, and promotion of the WBU system in the United States. The FD&C Act requires that a medical device must (unless specifically exempted by regulation) be cleared or approved by the FDA through either a 510(k) clearance or PMA before being commercially distributed in the United States. The FD&C Act also requires that manufacturers of medical devices comply with specific labeling and manufacturing requirements and manufacture devices in accordance with Current Good Manufacturing Processes ("CGMP") set forth in 21C.F.R. Part 820. CGMP requires, among other things, that companies manufacture their products and maintain related documentation in a conformed manner with respect to manufacturing, testing, and quality control activities. The FDA inspects medical device manufacturers and has broad authority to order recalls of medical devices, to seize non-complying medical devices, to enjoin and/or impose civil penalties, and to criminally prosecute violators.

        A 510(k) application to the FDA for the WBU system was submitted on May 11, 2009 to InterTek, a qualified FDA third-party reviewer, on our behalf by Esaote. On August 13, 2009, InterTek forwarded our application to the FDA with a recommendation for a SE finding. The FDA responded to our application with a request for additional clinical information. Since the third-party review program does not provide for a review of clinical data, the FDA further requested that the third-party submission be withdrawn and resubmitted directly to the FDA. On November 25, 2009, we submitted a 510(k) application to the FDA for the WBU system that included clinical data in support of the application. The submission again was made by Esaote on our behalf, using The Anson Group as the 510(k) preparation consultant. In February 2010, the FDA provided Esaote with another request for additional data to clarify the submission and provide additional clinical data in support of the submission. The response was made by Esaote on our behalf on May 18, 2010.

        On August 9, 2010, we were notified by Esaote that the FDA had issued a finding for the MyLab70-XVG Whole Breast Ultrasound Model 6100. The FDA determined that the clinical data submitted was not adequate to show that the subject device is SE to the predicate device designated in the submission documents. In light of this determination, the subject device was automatically classified as a Class III device and therefore subject to an approved PMA or an additional 510(k) submission supported by clinical case studies prior to legally marketing the device in the United States.

        We believe that the FDA review did not consider the proposed Indications for Use and Intended Clinical Use that were clearly stated in the submission. The proposed Indications for Use and Intended Use of the WBU component are similar to the predicate iVU Sofia device and the Intended Use clearly delineates the intent of the WBU component to provide 3D localization of breast lesions and features. However, in the FDA's determination letter, the WBU image quality was compared to mammography, without consideration for the stated intent of the WBU component images. The FDA noted in their letter that in only 4 of the 34 cases could a lesion be clearly observed in the WBU images with confidence. This is in direct contrast to our own findings, where trained readers found all of the subject lesions, indicating that there is a disparity in the ability of the FDA reviewers to interpret the tissue characteristics and features of the WBU images. The FDA also indicated that the WBU component cannot distinguish between benign and cancerous masses, which is the reported "standard of care" for handheld ultrasound. While this statement is not disputed, an important consideration is the fact that only one handheld ultrasound system is known to actually be cleared for distinguishing cystic from solid lesions. Handheld breast ultrasound systems are generally cleared for small parts imaging with no declaration of being able to distinguish cysts from solid masses. Additionally, there was no acknowledgement from the FDA that the subject device actually includes a handheld component that meets this standard of care for handheld breast imaging.

        After careful consideration of the deficiencies noted by the FDA and evaluating the data which support our belief that they did not fully consider the indications and intent of the subject device, we have requested that Esaote file with the FDA, a Request for Evaluation of Automatic Class III Designation via a de novo application. Additionally, we intend to file a 510(k) or PMA that includes both the reflection and transmission properties of the WBU by the end of 2010. It is our belief that the current performance of the WBU systems already installed at clinical sites in the United States and Europe is sufficient to demonstrate that WBU performs at a level that will allow a large scale clinical evaluation of WBU by a number of radiologists who are trained to evaluate our images. In our in-house evaluations, trained readers are able to distinguish solid from cystic lesions 100% of the time when both reflection and transmission images are used in the evaluation.

        The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute's intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

        The Federal False Claims Act prohibits persons from knowingly filing or causing to be filed a false claim to, or the knowing use of false statements to obtain payment from, the federal government. Various states have also enacted laws modeled after the Federal False Claims Act.

        In addition to the laws described above, the Health Insurance Portability and Accountability Act of 1996 created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

        Foreign Regulation.    Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. In order to sell our products within the EU, companies are required to achieve compliance with requirements of the European Union Medical Device Directive and affix a "CE" marking on their products to demonstrate such compliance. The "CE" mark is a mandatory conforming mark on many products marketed in the EU. It certifies that a product has met EU consumer safety, health or environmental requirements.

Research and Development

        Research and development expenses for the six months ended June 30, 2010 and the fiscal years 2009 and 2008 were $1,033,677, $1,610,562 and $2,817,754, respectively. In connection with our research and development, we entered into contracts with research facilities regarding testing on our technology. Our technology was developed through years of research supported, in part, by federal research grants and private and government research contracts. Technological changes play an important part in the advancement of our industry. We intend to continue to devote substantial sums to research and development. Research and development efforts inherently involve costs, risks and uncertainties that could adversely affect our projections, outlook and operating results.

Employees

        As of September 7, 2010, we have 19 employees, 7 of whom are full-time, 1 who is part-time, and 11, effective August 13, 2010, are on furlough for ten weeks. We have never had a work stoppage, and none of our employees is subject to any collective bargaining agreements. We believe that our relationship with our employees is good. In addition to our employees we retain several consultants for specialized tasks ranging from investor and public relations, brand identity, web development and strategy, electrical and mechanical engineering, regulatory support, and software development. These consultants are all retained on an "as provided" services contract in which we pay only for specific work outlined by the project manager in charge of the project and approved by management.

Property

        Our principal office is located at 3216 South Highland Drive, Salt Lake City, Utah 84106, consisting of approximately 16,000 square feet, which we rent at a current cost of $24,029 per month. On April 11, 2008, we entered into a ten-year lease for this principal office space; the term of the lease commenced on June 1, 2008. In July 2011, the rent will increase by 2% and will continue to increase by 2% on the expiration of each 12-month period thereafter.

        We sublease approximately 200 square feet of our principal office space to a third-party on a month-to-month basis, for $300 per month.

Legal Proceedings

        We are not currently a party to any pending legal proceeding nor is our property the subject of a pending legal proceeding that is not in the ordinary course of business or otherwise material to the financial condition of our business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

        The following table sets forth the names and ages of our directors, executive officers, and key employees, and their positions with us, as of the date of this prospectus:

Name	Age	Position
David C. Robinson	49	President and Chief Executive Officer, Director
Steven K. Passey	48	Secretary, Chief Financial Officer
Barry K. Hanover	55	Chief Operating Officer
Kenneth G. Hungerford II	64	Chairman of the Board
Richard J. Stanley	67	Director
Gerald A. Richardson	78	Director
Cheryl D. Cook	62	Director
Joseph W. Pepper Ph.D.	64	Director
John C. Klock, M.D.	65	Chief Medical Officer

        No director, officer, affiliate or promoter of the Company has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject of any order, judgment or decree involving the violation of any state or federal securities laws.

        The following is a brief account of the business experience during the past five years (and, in some instances, for prior years) of each director and executive officer, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

        David C. Robinson, President and Chief Executive Officer, Director.    Mr. Robinson has been the President and Chief Executive Officer and a director of TechniScan Utah since July 2001. As a result of the Merger, effective as of October 9, 2009, he became our President and Chief Executive Officer and a member of our Board. In 2003, Mr. Robinson also served as Chief Executive Officer of SafeScan, our joint venture until SafeScan's dissolution in 2004. From September 1998 to January 2002, Mr. Robinson served as the President and Chief Executive Officer of PhatPipe, which Mr. Robinson founded in 1998, a provider of affordable broadband technology and services to owners of industrial real estate. From 1995 to July 2001, Mr. Robinson provided strategic consulting services for government and private industry including AMB Property Corporation, The Oz Entertainment Company, and the United States General Services Administration. From 1987 to 1995, Mr. Robinson served as Chief Operating Officer for MEC Analytical Systems, Inc., a private consulting firm. From 1984 to 1987, Mr. Robinson was a consulting integration engineer with Litton Electronic Systems Group Defense Division. Mr. Robinson received a Bachelor of Arts degree in 1984 in Business from the University of Utah.

        Steven K. Passey, Secretary and Chief Financial Officer.    Mr. Passey has served as our Secretary and Chief Financial Officer since November 2009. Mr. Passey served as Vice President, Chief Accounting Officer and Treasurer for Mrs. Fields Famous Brands from 2007 to 2009. From 2004 to 2006, Mr. Passey served as Director of SEC Compliance, Controller of REIT Properties for Extra Space Storage, a self-administered and self-managed real estate investment trust company formed to own, operate, manage, acquire, develop and redevelop professionally managed self-storage facilities. Mr. Passey served as Senior Manager at Ernst & Young in 1999 and from 2001 to 2004 and as Chief Financial Officer for SwitchPoint Networks, a broadband and communication technology company, from 2000 to 2001. Mr. Passey also served as Chief Financial Officer at RealTrust Asset Corporation, a specialty finance company from 1997 to 1998 and as a Manager at KPMG from 1989 to 1997. Mr. Passey received his B.S. in Accounting from the University of Utah and is a Certified Public Accountant.

        Barry K. Hanover, Chief Operating Officer.    Mr. Hanover had been the Chief Operating Officer of TechniScan Utah since February 2002. As a result of the Merger, effective as of October 9, 2009, he became our Chief Operating Officer. From December 1992 to September 1996, Mr. Hanover served as the Vice-President of Engineering and from September of 1996 until November 1999 served as the Executive Vice President and Chief Technical Officer of OEC Medical Systems, Inc., a provider of high performance digital intraoperative/interventional x-ray imaging systems. Upon OEC's acquisition by GE Medical Systems in November 1999 until March 2001, Mr. Hanover served as GE OEC's Vice-President of Surgery and Chief Technologist. From 1983 to 1992, Mr. Hanover was Vice-President of Technical Development and a member of the board of directors of Sarcos, Incorporated, a developer of products including drug delivery and robotic systems. From 1990 to 1992, Mr. Hanover served as General Manager of Animate Systems, Inc, a division of Sarcos, Inc. From June 1992 until October 1992, Mr. Hanover was President of Hanover Engineering Services, LC, an engineering consulting firm with an emphasis on the solution of multidisciplinary design problems. Mr. Hanover received a Bachelor of Science degree in Mechanical Engineering in 1977 from Tufts University and a Masters of Engineering in Mechanical Engineering in 1985 from the University of Utah. Mr. Hanover is listed as an inventor on 24 United States Patents in the fields of drug delivery systems, dialysis systems and x-ray and ultrasound imaging systems and methods.

        Kenneth G. Hungerford II, Chairman of the Board.    Mr. Hungerford had been a member of the Board of TechniScan Utah since February 2007 and served as its Chairman of the Board since June 2009. As a result of the Merger, effective as of October 9, 2009, he became our Chairman of the Board. Mr. Hungerford has been Chairman of ADAC Automotive, Inc., a privately held automotive supplier, since January 1986 and served as its Chief Executive Officer from January 1996 until March 2007. ADAC is a member of VAST LLC, a global supplier of automotive parts with operations in China, Brazil, Japan, and Korea. Mr. Hungerford is a member of the board of directors of VAST and serves as a member of its strategic planning committee. Mr. Hungerford was a founding director of Edge Industries, a privately held, capital equipment manufacturer that provides specialized cutting, metering, and dispensing systems for the urethane industry; Lomak Petroleum, which was merged into Range Resources, a publicly traded oil and gas company engaged in the acquisition and development of gas resources; Applied Image Technology, a development stage, software company that provided computer based parts manuals and was merged into MRO, Inc., a publicly traded software company which was subsequently acquired by IBM; Brillance Audiobooks, a publisher of audiobooks which was recently acquired by Amazon; and WXMI Broadcasting, an independent, local television station in Grand Rapids, MI, that became the local FOX network affiliate, and was subsequently sold to COX Broadcasting. Additionally, Mr. Hungerford received a Bachelor of Business Administration degree from the University of Notre Dame in 1968 and has been registered as a Certified Public Accountant in the State of Michigan since 1970.

        Richard J. Stanley, Director.    Mr. Stanley had been a member of the Board of TechniScan Utah since December 2002. As a result of the Merger, effective as of October 9, 2009, he became a member of our Board. Mr. Stanley has been an Associate Professor of chemistry at Wagner College since 1991 and was a chemical engineer for Procter & Gamble Manufacturing from 1968 to 1990. Mr. Stanley is currently a director of Mendis International. Mr. Stanley has been a part owner of a professional baseball franchise in the Eastern League of Professional Development for 30 years. Mr. Stanley has served as the team President, Secretary and Treasurer and a director of the Eastern League for more than 20 years and has been responsible for building stadiums in various cities in the United States and Canada. Mr. Stanley has served as Vice Chairman and Chairman over the years since 1990 for SCORE.

Mr. Stanley received a Bachelor of Science in Chemical Engineering from New York University, a Masters Degree in Chemical Engineering from City University of New York, and a Masters in Business Administration from New York University.

        Gerald A. Richardson, Director.    Mr. Richardson had been a member of the Board of TechniScan Utah since January 2008. As a result of the Merger, effective as of October 9, 2009, he became a member of our Board. Mr. Richardson previously served as a director of TechniScan Utah from October 2001 until August 2002. Mr. Richardson is the founder, managing partner and Chief Executive Officer of The Anson Group, a consulting firm which serves developers, manufacturers and marketers of pharmaceuticals, medical devices and diagnostic products. From 1986 to 1993, Mr. Richardson was the President and Chief Executive Officer of Biosound, Inc., a medical imaging company specializing in high performance ultrasound systems where he organized a buyout and resale of the company to the Esaote Group. From 1980 to 1983, Mr. Richardson was the President and Chief Executive Officer of VingMed, Inc., a cardiac ultrasound development and distribution company focused in Scandinavia that was acquired by GE Medical. In 1975 Mr. Richardson also helped found Irex Medical Systems, a developer of phased array cardiac imaging and quantitative Doppler flow measurement systems that later sold to Technicare Ultrasound, a unit of Johnson and Johnson. From 1972 to 1975, Mr. Richardson served as the President of EDR Instruments, Inc., a contract engineering company that developed industrial sensor and diagnostic cardiology instrumentation. Mr. Richardson received a Bachelor of Science degree from Kenyon College and a Master of Science from Temple University.

        Cheryl D. Cook, Director.    Ms. Cook had been a member of the Board of TechniScan Utah since August 2005. As a result of the Merger, effective as of October 9, 2009, she became a member of our Board. Ms. Cook founded in 1996, and is the owner of, C2 Financial, LLC, a financial consulting firm. Ms. Cook has been the financial advisor to the Idaho State Treasurer since 1987. From 2000 to 2004, Ms. Cook was Senior Vice President and Senior Relationship Manager at Key Bank. From 1990 to 1994, Ms. Cook was First Vice President and Manager for Dain Bosworth and Ehrlich Bober and Co. From 1997 to 2000, Ms. Cook was the Managing Director of the Salt Lake International Airport. Prior to this position, Ms. Cook was the Chief Financial Director for the Salt Lake International Airport. From 1994 to 1997, Ms. Cook was a government securities advisor for former Soviet Union countries, primarily with Ukraine and Latvia, as a United States Treasury contract employee. Ms. Cook is currently a board member and Chairman of the audit committee for the Community Development Corporation of Utah and a board member for the University of Utah Board of Visitors. From 2006 to 2009, Ms. Cook was a board member of Merrill Lynch Bank USA; from 2001 to 2008, Ms. Cook was a board member of the Salt Lake Valley Health Department; and from 2002 to 2004 Ms. Cook was a board member of the Utah Bankers Association. Ms. Cook received her Bachelor of Science degree from the University of Utah, College of Business.

        Joseph W. Pepper, Ph.D., Director.    Dr. Pepper has been a member of our Board since December 2009. Since 2007, Dr. Pepper has served as a consultant to medical device start-ups. From 2003 until 2007, Dr. Pepper served as CEO of U-Systems Inc., a privately backed start-up that developed automated ultrasound for the early detection of breast cancer in women with dense breast tissue. Dr. Pepper served as CEO for OEC Medical Systems, a NYSE-traded, mobile fluoroscopic imaging equipment manufacturer and seller, from 1997 until the sale of the company to GE Healthcare in 1999. Prior to joining OEC, Dr. Pepper spent 15 years with The BOC Group, Plc., where he served as president of Ohmeda Medical Devices, the healthcare subsidiary of BOC which was responsible for international selling and distribution of medical devices and as president of Ohmeda Medical Equipment, which was responsible for Ohmeda's monitoring and anesthesia equipment business. Dr. Pepper has a BS/MS in Engineering Science from Florida State University, a PhD in Mechanical Engineering from Stanford University and an MBA from The Harvard Business School.

Key Employee

        John C. Klock, M.D., Chief Medical Officer.    Dr. Klock had been the Chief Medical Officer of TechniScan Utah since June 2009. As a result of the Merger, effective as of October 9, 2009, he became our Chief Medical Officer. Prior to serving as the Chief Medical Officer, Dr. Klock had been a member of the Board of TechniScan Utah from February 2007 until June 2009. Dr. Klock received his medical degree from Tulane University, and completed his medical training at the University of California-San Francisco and Massachusetts General Hospital. Dr. Klock is a board-certified Internist and Hematologist-Oncologist who practiced medicine and did research at the University of California-San Francisco from 1970 to 1982. Since 1982, Dr, Klock has been involved in the start-up of five medical companies. Dr. Klock has authored over 70 peer-reviewed medical and scientific publications and is listed as an inventor on 8 United States patents.

Arrangements of Certain Directors

        We are aware of the following arrangements or understandings between certain directors and other persons, pursuant to which such directors were selected as a director.

        In 2006, Mr. Hungerford was the lead investor of a group that purchased shares of TechniScan Utah's stock pursuant to a private placement offering of Series D Preferred Stock. Pursuant to the term sheet for such purpose, which set forth the agreement between Mr. Hungerford, together with certain other investors, and TechniScan Utah, Mr. Hungerford was appointed as a director of TechniScan Utah. Upon closing of the Merger, the right to select a director by such investors was terminated.

        Pursuant to a private placement offering of Series E Preferred Stock, TechniScan Utah and, as a group, 68 purchasers of the Series E Preferred Stock, entered into a Voting Agreement relating to the election of directors of TechniScan Utah. Pursuant to the Voting Agreement, the holders of Series E Preferred Stock were entitled to elect two directors of TechniScan Utah ("Series E Directors"). Esaote was one of the 68 purchasers, and pursuant to the Voting Agreement, Esaote was entitled to select one of the Series E Directors. The Voting Agreement survived the closing of the Merger, and now provides the holders of 15,579,938 shares of our common stock the right to elect two directors to our Board. Mr. Richardson was selected to serve as the Esaote appointed director on the Board of Directors of TechniScan Utah, and as the Esaote appointed Series E Director on our Board. The other Series E Director has not yet been nominated or elected to our Board.

Family Relationships

        There are no family relationships between or among our directors and executive officers.

Committees of the Board of Directors

        Our Board established an Audit Committee, which acts pursuant to a written charter adopted by the Board.

        The Audit Committee is currently comprised of Cheryl Cook (Chair), Richard Stanley and Joseph Pepper, Ph.D., each of whom have been determined to be "independent" under certain independence criteria adopted by our Board and as defined under the standards of independence set forth in Rule 803(A)(2) of the NYSE Amex Listing Requirements. These independent director standards do not directly apply to us; however, because we do not currently have any securities that are listed on the NYSE Amex. The Board has determined that Ms. Cook, the chair of the Audit Committee, is an "audit committee financial expert," under applicable SEC rules and regulations. The Audit Committee's responsibilities and duties are, among other things, to engage the independent registered public accounting firm, review the audit fees, supervise matters relating to audit functions and review and set internal policies and procedure regarding audits, accounting and other financial controls. We have posted the Audit Committee Charter on our website located at www.tsni.com.

        Our Board has not established either a compensation or a nominating and corporate governance committee. With only six members, the Board determined that it will function as and perform the duties and responsibilities typically carried out separately by these committees.

Code of Ethics

        In December 2009, we adopted a written Code of Business Conduct and Ethics applicable to all employees, management, and directors, designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Business Conduct and Ethics. We have posted our Code of Business Conduct and Ethics on our website located at website at www.tsni.com.

Corporate Governance

        We believe a majority of our Board are independent from management. Those individuals who we believe are independent directors are Kenneth G. Hungerford II, Richard J. Stanley, Gerald A. Richardson, Cheryl D. Cook and Joseph W. Pepper, PhD. Our Board will determine the independence of the members of the Board from time to time in reference to the listing standards adopted by the NYSE Amex, the independence standards set forth in Sarbanes-Oxley and the rules and regulations promulgated by the SEC under applicable law. In particular, we have an audit committee that will periodically evaluate and report to the Board on the independence of each member of the Board.

        Our independent directors will hold formal meetings, separate from management, at least annually in executive session without the presence of non-independent directors and management.

        We do not have a formal policy regarding attendance by our directors at annual stockholders meetings, although we encourage their attendance and anticipate most of our directors will attend these meetings.

        We have adopted a Whistleblower Policy, which is posted on our website at www.tsni.com.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth certain information concerning the compensation for services rendered in all capacities to us for the fiscal years ended December 31, 2009 and 2008 of our chief executive officer (principal executive officer) and our most highly compensated executive officer other than the chief executive officer whose total compensation in 2009 was at least $100,000, who are referred to in this section as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Nonqualified deferred compensation earnings $	All other compensation $	Total ($)
David C. Robinson,	2009	209,420	—	67,986	575	4,769	282,750
Chief Executive Officer(2)	2008	210,760	500	2,898	14,950	4,715	233,823
Steven K. Passey	2009	15,000	—	19,477	—	—	34,477
Chief Financial Officer(3)	2008	—	—	—	—	—	—
Barry K. Hanover,	2009	126,120	—	62,433	22,000	4,682	215,235
Chief Operating Officer(4)	2008	159,884	500	2,605	20,500	4,675	188,164
Emilia Ochoa	2009	4,500	—	—	—	—	4,500
Chief Financial Officer(5)	2008	6,000	—	—	—	—	6,000

(1)
Amounts reported represent the compensation cost recognized for financial statement reporting purposes in accordance with FASB ASC 718, Stock-Compensation, utilizing the assumptions discussed in Note 2 and Note 10 to our financial statements for the years ended December 31, 2009 and 2008, giving effect to estimated forfeitures. Estimated forfeitures are nominal amounts.

(2)
Mr. Robinson was appointed our chief executive officer on October 9, 2009, in connection with the closing of the Merger. Amounts reported include compensation paid to Mr. Robinson by TechniScan Utah for 2008 and prior to October 9, 2009 for 2009.

(3)
Mr. Passey was appointed our chief financial officer on November 4, 2009, and commenced serving in that position on November 9, 2009. For more information, see "—Employment Agreements—Steven K. Passey" below.

(4)
Mr. Hanover was appointed as our chief operating officer on October 9, 2009, in connection with the closing of the Merger. Amounts reported include compensation paid to Mr. Hanover by TechniScan Utah for 2008 and prior to October 9, 2009 for 2009. For more information, see "—Employment Agreements—Barry K. Hanover" below.

(5)
Ms. Ochoa resigned as our chief executive officer, Chief Financial Officer and President on October 9, 2009, in connection with the closing of the Merger.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth certain information concerning the outstanding equity awards held by our named executive officers as of December 31, 2009.

Outstanding Equity Awards at Year-End 2009

Option Awards
Name	Number of securities underlying unexercised options (#) exercisable)	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
David C. Robinson(1)	84,070	—		—	0.70	11/1/11
	14,000	—		—	2.00	2/10/14
	28,000	—		—	1.40	2/10/14
	42,000	—		—	2.00	3/31/14
	42,000	—		—	2.00	6/30/14
	42,000	—		—	2.00	2/3/15
	15,000	—		—	2.00	6/15/15
	50,000	—		—	1.38	3/1/17
	75,000	—		—	1.80	3/11/18
	50,000	—		—	1.80	5/1/18
	350,000	—		—	1.50	6/26/19
Steven K. Passey	—	37,500	(2)	—	1.50	11/9/19
	—	12,500	(3)	—	1.50	11/9/19
Barry K. Hanover(1)	40,000	—		—	0.70	2/11/12
	60,000	—		—	0.70	2/11/12
	24,000	—		—	1.06	1/2/13
	8,000	—		—	2.00	2/10/14
	22,400	—		—	1.40	2/10/14
	24,000	—		—	2.00	3/31/14
	24,000	—		—	2.00	6/30/14
	24,000	—		—	2.00	2/3/15
	15,000	—		—	2.00	6/15/15
	50,000	—		—	1.38	3/1/17
	50,000	—		—	1.80	3/11/18
	50,000	—		—	1.80	5/1/18
	325,000	—		—	1.50	6/26/19

(1)
The unexercisable option awards granted were to vest as follows: one-fourth of the shares vest one year after the date of grant and thereafter, in 36 equal monthly installments. As of December 15, 2009, all options became vested and fully exercisable.

(2)
Vesting schedule: 48-month vesting schedule, with 25% vesting one year after the date of grant and thereafter in 36 equal monthly installments.

(3)
The unexercisable options awards granted vest after 6 months from date of grant.

Director Compensation for the Year Ended December 31, 2009

        The following table sets forth certain information concerning the compensation of our directors for services rendered in all capacities for us during the fiscal year ended December 31, 2009. David C.

Robinson served as a director during the fiscal year ended December 31, 2009 and did not receive any compensation for his service as a director. All compensation paid to Mr. Robinson is reflected in the Executive Compensation tables.

2009 Director Compensation

Name	All other Compensation ($)(1)	Total ($)
Kenneth G. Hungerford II(4)	514	514
Theodore H. Stanley, M.D.(3)	514	514
Richard Stanley	514	514
Gerald Richardson	514	514
Cheryl Cook	1,029	1,029
John Klock(3)	514	514
Gary Barbour(3)(5)	1,029	1,029
Steven A. Johnson, Ph.D.(2)(3)	5,106	5,106

(1)
Compensation paid to directors and reflected in this Director Compensation table was in the form of warrants. Amounts reported represent the compensation cost recognized by TechniScan Utah for financial statement reporting purposes in accordance with FASB ASC 718, Stock-Compensation, utilizing the assumptions discussed in Note 2 and Note 10 to our financial statements for the year ended December 31, 2009, giving effect to estimated forfeitures. Estimated forfeitures are nominal amounts.

(2)
Dr. Johnson served as a director in the year ended December 31, 2009, and did not receive any compensation for his services as a director of TechniScan Utah. Dr. Johnson received stock option grants as payment for services as chief scientist.

(3)
Dr. Stanley, Dr. Klock, Mr. Barbour and Dr. Johnson resigned as directors of TechniScan Utah prior to the Merger and are no longer our directors.

(4)
Warrants were issued to Mr. Hungerford in the name of Green & Gold Capital Holdings, LLC.

(5)
Warrants were issued to Mr. Barbour in the name of Upstill Industries, Ltd.

Employment Agreements

        Steven K. Passey was appointed Chief Financial Officer of TechniScan in November 2009 and commenced serving in this position on November 9, 2009. In connection with Mr. Passey's appointment, we entered into an employment offer letter with Mr. Passey dated November 4, 2009 (the "Passey Offer Letter").

        The Passey Offer Letter provides for an at-will employment relationship and also provides that Mr. Passey will receive the following compensation and benefits: (1) compensation of $5,000 per each two week period with an increase in compensation to an annual salary of $180,000 upon completion of our subsequent financing round; (2) an incentive stock option grant to purchase 37,500 shares of our common stock, at an exercise price of $1.50 per share, which is scheduled to vest over four years as follows: 25% after 12 months from issuance and the remaining balance in equal monthly installments for 36 months thereafter; and (3) a non-qualified stock option grant to purchase 12,500 shares of our common stock, at an exercise price of $1.50 per share, which is scheduled to vest after six months from issuance. The Passey Offer Letter also outlines other generally available benefits.

        Subsequent to the Passey Offer Letter, the Board approved an increase in Mr. Passey's annual compensation to $180,000, such increase was made at the time we entered into a short-term debt offering.

        Barry K. Hanover was appointed Chief Operating Officer of TechniScan Utah in February 2002 and commenced serving in this position on February 11, 2002. In connection with Mr. Hanover's appointment, TechniScan Utah and Mr. Hanover entered into an employment offer letter dated February 4, 2002 (the "Hanover Offer Letter"). Upon closing of the Merger, Mr. Hanover was appointed as our Chief Operating Officer.

        The Hanover Offer Letter provides for an at-will employment relationship and also provides that Mr. Hanover would receive the following compensation and benefits: (1) monthly compensation of $12,500; (2) a non-qualified stock option grant to purchase 50,000 shares of TechniScan Utah's stock, granted forty-five days after Mr. Hanover's commencement date, at a strike price determined by the Board of Directors of TechniScan Utah; and (3) an incentive stock option grant to purchase a minimum of 75,000 shares of TechniScan Utah's stock (an increase above 75,000 was at the discretion of the Board of Directors or the Chief Executive Officer), within 30 days after the closure of a then existing offering of TechniScan Utah's stock, which grant was scheduled to vest as follows, subject to TechniScan Utah's Employee Stock Option Plan: 25% one year after the date of the Hanover Offer Letter and the remaining balance in equal monthly installments for 36 months thereafter; or all unvested options to vest immediately upon Change in Control as defined in the Hanover Offer Letter. The Hanover Offer Letter also outlines other generally available benefits.

        Subsequent to the Hanover Offer Letter, Mr. Hanover's salary and compensation has been increased, based in part upon performance reviews. Mr. Hanover's compensation for fiscal year ended December 31, 2008 is reflected in the Executive Compensation Table.

Equity Compensation Plan Information

        The following table sets forth information as of September 7, 2010, about shares of our common stock outstanding and available for issuance under our equity compensation plan existing as of such date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column(a))
2001 Employee Stock Option Plan(1)(2)	3,596,195	$1.55	134,205

(1)
Plan was approved by the security holders of TechniScan Utah in 2001 for officers, employees, directors and consultants. The plan was subsequently amended pursuant to five separate amendments. The plan was assumed by the Company upon the closing of the Merger.

(2)
The plan authorizes the granting of stock options to purchase shares of our common stock equal to 18% of the total shares of common stock outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables set forth information with respect to the beneficial ownership of our outstanding common stock as of September 7, 2010 by: (1) each of our directors; (2) each named executive officer; (3) all of our directors and executive officers as a group; and (4) each stockholder known to us as beneficially owning greater than 5% of our outstanding shares of common stock. Beneficial ownership means sole or shared voting power or investment power with respect to a security. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated. To our knowledge, none of the shares reported below are pledged as security. Unless otherwise indicated, the address of each of the individuals and entity listed below is c/o TechniScan, Inc., 3216 South Highland Drive, Salt Lake City, Utah 84106.

Name and Adress of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
David C. Robinson(2)(4)	983,686	4.57%
Steven K. Passey(2)(5)	12,500	*
Barry K. Hanover(2)(6)	730,304	3.41%
Kenneth G. Hungerford II(2)(7)	1,271,558	6.02%
Richard J. Stanley(2)(8)	2,378,114	11.32%
Gerald A. Richardson(2)(9)	35,500	*
Cheryl D. Cook(2)(10)	96,250	*
Joseph W. Pepper, Ph.D.(2)(11)	18,750	*
Esaote S.p.A(3)	2,125,000	10.25%
Steven A. Johnson, Ph.D.(12)	1,262,692	6.04%
All directors and executive officers as a group (8 persons)	5,526,662	24.04%

*
Indicates ownership of less than 1%

(1)
In determining beneficial ownership of our common stock as of a given date, the number of shares shown includes shares of common stock that can be acquired by that person within 60 days from September 7, 2010 upon exercise of options, warrants and/or other convertible or exercisable securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and other convertible or exercisable securities that are held by that person (but not those held by any other person) and that are convertible or exercisable within the 60-day period have been exercised. The percentage of outstanding common shares has been calculated based upon 20,724,444 shares of common stock outstanding on September 7, 2010.

(2)
These are the officers and directors of our company.

(3)
Esaote's address is Via Siffredi, 58 16153, Genova, Italy.

(4)
Includes 191,616 shares of common stock held by Mr. Robinson and his wife as joint tenancy with right of survivorship, which Mr. Robinson may be deemed to share voting and investment power with respect to these shares. Includes presently exercisable options for the purchase of 792,070 shares of common stock pursuant to the 2001 Employee Stock Option Plan.

(5)
Includes presently exercisable options for the purchase of 12,500 shares of common stock pursuant to the 2001 Employee Stock Option Plan and the Passey Offer Letter.

(6)
Includes presently exercisable options for the purchase of 716,400 shares of common stock pursuant to the 2001 Employee Stock Option Plan.

(7)
All common stock is held by Green & Gold Capital Holdings, LLC, of which Mr. Hungerford is a member and manager, and as such may be deemed to share voting and investment power with respect to these shares. Mr. Hungerford disclaims beneficial ownership of all shares held by Green & Gold Capital Holdings, LLC except to the extent of his pecuniary interest therein. Includes presently exercisable options for the purchase of 37,500 shares of common stock pursuant to the 2001 Employee Stock Option Plan. Includes conversion of notes (principal and interest) and warrants for the purchase of 176,674 and 167,911 shares of common stock, respectively.

(8)
Includes 225,000 shares of common stock held by members of Mr. Stanley's family. Includes 1,485,796 shares of common stock held by Mr. Stanley and his wife as joint tenancy with right of survivorship and his other family members as joint tenancy, which Mr. Stanley may be deemed to share voting and investment power with respect to these shares. Mr. Stanley disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Includes presently exercisable options for the purchase of 18,750 shares of common stock pursuant to the 2001 Employee Stock Option Plan. Includes conversion of notes (principal and interest) and warrants for the purchase of 137,196 and 130,598 shares of common stock, respectively.

(9)
Includes presently exercisable options for the purchase of 18,750 shares of common stock pursuant to the 2001 Employee Stock Option Plan.

(10)
All common stock is held by Ms. Cook and her husband as joint tenancy with right of survivorship, and Ms. Cook may be deemed to share voting and investment power with respect to these shares. Includes presently exercisable options for the purchase of 37,500 shares of common stock pursuant to the 2001 Employee Stock Option Plan.

(11)
Includes presently exercisable options for the purchase of 18,750 shares of common stock pursuant to the 2001 Employee Stock Option Plan.

(12)
Includes presently exercisable options for the purchase of 176,500 shares of common stock pursuant to the 2001 Employee Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Consulting Agreement

        TechniScan Utah entered into a General Consulting Agreement with The Anson Group, dated May 1, 2006. Gerald A. Richardson, who has served on our Board since January 2008, and previously served as a director of TechniScan Utah from October 2001 until August 2002, is the founder, managing partner and Chief Executive Officer of The Anson Group. The Anson Group serves developers, manufacturers and marketers of pharmaceuticals, medical devices and diagnostic products. Pursuant to the terms of the General Consulting Agreement, The Anson Group's responsibilities were to be described pursuant to various Project Assignments that would become part of the General Consulting Agreement, including assisting TechniScan Utah with submission of its 510(k) application for FDA approval. Payment for services rendered as well as the term of the General Consulting Agreement are pursuant to the Project Assignments, however, either party may terminate the agreement upon 30 days prior written notice or upon breach of the agreement and failure to cure such breach within a 30 day period. TechniScan Utah paid The Anson Group the following for services rendered under the General Consulting Agreement: $18,162 in 2009 and $30,642 in 2008.

Lease

        Prior to entering into a lease in June 2008 for our principal office located at 3216 South Highland Drive, Salt Lake City, Utah 84106, SafeScan and 1011 LLC entered into a Lease Agreement for the property located at 1011 East Murray-Holladay Road, Salt Lake City, Utah, dated September 1, 2003. Pursuant to the Second Addendum to Lease Agreement for 1011 East Murray-Holladay Road, entered into in December 2004, the Lease Agreement was modified such that the parties to the Lease Agreement were TechniScan Utah and 1011 LLC. Gary Barbour, a director of TechniScan Utah from 2001 until his resignation in 2009 was a member of 1011 LLC. Payments made to 1011 LLC, pursuant to that Lease Agreement, in 2008 were $50,000.

Convertible Notes

        From November 2007 through January 2008, TechniScan Utah issued Convertible Subordinated Promissory Notes ("Subordinated Notes") in the aggregate principal amount of $510,000 as follows: $25,000 to the Stanley Research Foundation, an entity controlled by Theodore H. Stanley, M.D., a former director of TechniScan Utah; $25,000 to Mary Ann O. Stanley Family Trust, an affiliate of Dr. Stanley; $25,000 to Dr. Stanley and Susan Stanley, joint tenancy with right of survivorship; $162,500 to Richard J. Stanley, a director on our Board; $50,000 to John C. Klock, M.D., a former director of TechniScan Utah, and Cynthia Klock, tenants in common; $162,500 to Green & Gold Capital Holdings, LLC, an entity controlled by Kenneth G. Hungerford II, a director and our Chairman of the Board; $50,000 to Upstill Industries, Ltd., an entity controlled by Gary Barbour, a former director of TechniScan Utah; and $10,000 to Cheryl D. Cook, a director on our Board, and Robert Cook, joint tenancy with right of survivorship. The Subordinated Notes were non-interest bearing and included an automatic conversion feature to convert into common stock of TechniScan Utah. In February 2008, TechniScan Utah converted all of the principal owed under the Subordinated Notes into 566,669 shares of Series E Preferred Stock at a rate of $0.90 per share.

        On March 30, 2010, we issued senior secured convertible promissory notes in the principal amount of $250,000 and warrants to purchase 93,284 shares of our common stock to each of the following two members of our Board, Mr. Kenneth G. Hungerford and Richard J. Stanley. The notes and warrants were issued in connection with a private debt offering and the terms of the offering were the result of arm's length negotiations between us and the lead investor, Biotex Pharma Investments LLC, and neither Hungerford nor Stanley were a part of any negotiations in connection with the issuance of the notes, the warrants, or the debt offering on behalf of either us, the lead investor, or themselves. Hungerford and Stanley agreed to invest on the same terms as ultimately negotiated by the lead investor and agreed to by the other members of our Board. Prior to the completion of the transaction, neither the Company nor any of its affiliates or officers, directors or their associates had any material relationship with the lead investor, other than in respect of the applicable material definitive agreements and the transactions contemplated therein and related thereto.

        From May 13, 2010 through May 27, 2010, as part of the private debt offering, we issued additional senior secured convertible promissory notes in the aggregate principal amount of $150,000 as follows: $100,000 to Kenneth G. Hungerford II and $50,000 to John C. Klock M.D. As part of the purchase of the notes, Kenneth G. Hungerford II and John C. Klock M.D. received warrants to purchase 37,314 and 18,657 shares of our common stock, respectively. We closed this private debt offering May 27, 2010.

        From July 29, 2010 through August 24, 2010 we issued, as part of or the private debt offering, additional senior secured convertible promissory notes in the aggregate principal amount of $200,000 as follows: $100,000 to Kenneth G. Hungerford II and $100,000 to Richard J. Stanley. As part of the purchase of the notes, Kenneth G. Hungerford II and Richard J. Stanley received warrants to purchase 37,313 and 37,314, respectively shares of our common stock. We closed this private debt offering on August 24, 2010.

        On August 9, 2010, we received $85,000 by issuing a short-term non-convertible/non-secured note to John C. Klock, M.D. The note bears interest at 8% per annum. The principal amount of the note and accrued interest is due in full upon the earlier of: (1) receiving cash proceeds from equipment sales, loans, investments or otherwise in excess of $85,000; (2) the closing of an equity offering where we receive gross proceeds of not less than $2,000,000; or (3) December 31, 2010.

Esaote

        TechniScan Utah and Esaote entered into a Series E Stock Purchase Agreement on February 11, 2008 and a Letter of Undertakings on Possible Amendment Agreement, dated October 28, 2008, in connection with TechniScan Utah's offering of Series E Preferred Stock. Pursuant to the Stock Purchase Agreement, Esaote agreed to purchase up to 10,000,000 shares of the Series E Preferred Stock at a price of $0.90 per share and warrants to purchase up to 375,000 shares of TechniScan Utah's common stock, at an exercise price of $3.00 per share. Esaote's purchase of Series E Preferred Stock was to take place in three separate closings, and at the initial closing, Esaote purchased 3,333,334 shares of TechniScan Utah Series E Preferred Stock and warrants to purchase 125,000 shares of common stock, for $3,000,000. $2,000,000 of the purchase price was paid in cash and $1,000,000 was paid in the form of an account credit under the Original Equipment Manufacturing Agreement and Engineering Support Agreement between TechniScan Utah and Esaote. Pursuant to the Stock Purchase Agreement, Esaote was entitled to certain other benefits, including redemption rights for one year following each closing, as applicable, and a right of first refusal and co-sale. These additional rights have been terminated prior to the Merger and are no longer in effect.

        Pursuant to the Esaote OEM Agreement, Esaote provides engineering and design support and original equipment manufacturing prototype equipment and supplies to us. Under Supplement One, Esaote agreed to provide additional components, development services and miscellaneous costs to support the further development of our products ("Supplemental Services"). The Supplemental Services are valued at the sum of $1,008,417. Pursuant to Supplement One, Esaote has the choice to be compensated for the value of the Supplemental Services in cash or shares of our common stock in an amount as determined once the Supplemental Services are completed or terminated. However, pursuant to Supplement Two, in consideration of the Supplemental Services, Esaote has agreed to receive                         units in lieu of cash upon completion of this offering, provided we raise at least

$6,000,000 of gross proceeds in this offering by December 31, 2010. If we do not, Supplement Two becomes void and Supplement One remains in effect. The term of Supplement One will continue for the remaining term of the Esaote OEM Agreement. The term of the Esaote OEM Agreement commenced on February 11, 2008, continues in effect for a period of 24 months, and has automatically been renewed for a further period of 36 months. As of September 7, 2010, Esaote has not provided any Supplemental Services.

        In connection with the Distribution Agreement and the Market Agreement, we expected to deliver five WBU systems to Esaote for clinical testing and distribution in the European market. We have delivered two prototype systems and Esaote paid us an aggregate of $500,000 to date. Also in connection with these two agreements, Esaote is assisting us with completion of the regulatory approval process in Europe, and is appointed to exclusively promote, market, sell and distribute the WBU system in the EU, Switzerland, Norway, Ukraine and the CIS (Russian Federation of related countries).

        The Letter of Intent is in regards to a production and supply agreement between us and Esaote concerning the manufacturing of our WBU system. We have not yet agreed upon the terms of the proposed supply agreement, but anticipate doing so by the end of 2010. The Letter of Intent may be terminated by either party at any time, upon 30 business days written notice to the other party.

Other Transactions

        A number of TechniScan Utah's current and former officers and directors and certain entities controlled by them have invested in TechniScan Utah's private offerings of its equity securities during the last three fiscal years. The interest of such related persons, however, arose solely from the ownership of the particular class of equity securities of TechniScan Utah and all holders of such classes of equity securities of TechniScan Utah received the same benefit on a pro rata basis.

Review and Approval of Transactions with Related Persons

        The Board has adopted a written policy for the review and evaluation of all related-party transactions. Under that policy, unless specifically delegated by the Board to another committee of the Board, the Audit Committee is charged with the responsibility of (1) reviewing and evaluating all related-party transactions, or proposed transactions, between the Company and a related person; and (2) reviewing and making recommendations to the full Board, or approving, any contracts or other transactions with current or former executive officers of the Company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by the Company. All related-party transactions described above were reviewed and approved by the Audit Committee.

Board of Directors

        Holders of our common stock who are former holders of our Series E Preferred Stock have the right to appoint two of our directors. Pursuant to a Voting Agreement, Esaote has the right to select one of these directors. Mr. Richardson was selected to serve as the Esaote appointed director. The other director has not yet been nominated or elected to our Board.

 MARKET PRICE OF AND DIVIDENDS ON TECHNISCAN'S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

        Our common stock trades on the OTC Bulletin Board under the symbol "TSNI.OB." Prior to the Merger, effective as of October 9, 2009, there was no established public trading market for our common stock. The following table sets forth the high and low sales prices of our common stock for the periods indicated, as adjusted to reflect the 1-for-4 reverse common stock split that became effective June 28, 2010.

	High	Low
Fiscal Year Ended December 31,
2009
Fourth quarter	$8.00	$3.00
Fiscal Year ended December 31,
2010
First quarter	4.64	3.00
Second quarter	4.08	2.04
Third quarter (through September 7, 2010)	3.25	0.95

        The OTC Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Holders

        As of the close of business on September 7, 2010, there were approximately 374 holders of record of our common stock.

Transfer Agent and Registrar

        Our transfer agent and registrar is Island Stock Transfer. Our transfer agent is located at 100 Second Avenue South, Suite 300N, St. Petersburg, Florida 33701 and its telephone number is (727) 289-0010.

Dividends

        We have never declared or paid any cash dividends on our common stock. We currently expect to use available funds and any future earnings in developing, operating and expanding our business and do not anticipate paying any cash dividends in the foreseeable future. You should not buy our stock if you are expecting to receive cash dividends.

 PLAN OF DISTRIBUTION

        We are offering a maximum of 12,600,000 units and a minimum of 4,100,000 units, each consisting of one share of common stock and one warrant to purchase an additional 0.40 shares of common stock for $            per unit, which may be sold in one or more closings. Pursuant to the engagement letter agreement, we engaged Global Hunter Securities, LLC ("Global Hunter") as our placement agent for this offering. Global Hunter is not purchasing or selling any units, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of units, other than to use its "best efforts" to arrange for the sale of units by us. Therefore, we may not sell the entire amount of units being offered. Additionally, we and Global Hunter may, upon request of any investor in this offering, sell units to such investors that exclude the warrants, provided that the sale of units that exclude such warrants will be at the same offering price per unit as all other investors.

        Upon each closing of the offering, we will pay Global Hunter a cash transaction fee equal to 8% of the gross proceeds to us from the sale of the units in the offering, except that the fee shall be reduced to 2% with respect to any investments made by our directors, executive officers, or strategic partners. In addition, we agreed to grant Global Hunter a warrant to purchase shares of our common stock equal to 8% of the aggregate number of units sold in the offering. The placement agent warrants will have terms substantially similar to the warrants included in the units being offered, except that they will be subject to FINRA Rule 5110(g)(1) in that for a period of six months after the issuance date of the compensation warrants (which shall not be earlier than the closing date of the offering pursuant to which the compensation warrants are being issued), neither the compensation warrants nor any warrant shares issued upon exercise of the compensation warrants shall be (1) sold, transferred, assigned, pledged, or hypothecated, or (2) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the compensation warrants are being issued, except the transfer of any security as permitted by FINRA rules.

        Global Hunter may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by Global Hunter and any profit realized on the sale of the securities by Global Hunter while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. In such a case, Global Hunter would be required to comply with the requirements of the Securities Act and Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent. Under these rules and regulations, Global Hunter may not (1) engage in any stabilization activity in connection with our securities; and (2) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed their participation in the distribution.

        Global Hunter has agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received by Global Hunter for the sale of the units to be promptly deposited in an escrow account maintained by Key Bank (the "Escrow Agent"), as escrow agent for the investors in this offering. The Escrow Agent will exercise signature control on the escrow account and will act based on joint instructions from us and the placement agent. If we do not sell a minimum of 4,100,000 units within 90 days of the date of this prospectus, all amounts will be promptly returned to investors without interest or deduction. Upon each closing for this offering, net proceeds in the escrow account maintained by the Escrow Agent will be delivered to us, and we will issue shares of common stock and warrants to investors and the placement agent warrants to our placement agent.

        The engagement letter agreement provides that we will indemnify Global Hunter against specified liabilities. The engagement letter agreement provides that the agreement may be terminated by either party upon prior written notice.

DESCRIPTION OF SECURITIES

Common Stock

        Under our Certificate of Incorporation, we are authorized to issue 150,000,000 shares of common stock, $0.001 par value. The par value and number of authorized shares of our common stock were not affected by the 1-for-4 reverse common stock split that became effective June 28, 2010. Only our issued and outstanding shares were reduced.

        As of September 7, 2010, there were 20,724,444 shares of our common stock outstanding and 3,596,195 outstanding options to purchase our common stock. The shares are held of record by approximately 374 stockholders.

        Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock are entitled to receive their proportionate share of dividends, if any, declared from time to time by the Board out of funds legally available for that purpose.

        In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to their proportionate share of all assets remaining after payment of our debt or other liabilities. Our common stock has no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to our common stock.

        Prior to the Merger, TechniScan Utah's outstanding securities included common stock and preferred stock, and warrants and options to purchase common stock. The outstanding TechniScan Utah preferred stock was issued as Series D Preferred Stock and Series E Preferred Stock. Immediately preceding the Merger, all of the issued and outstanding preferred stock and warrants of TechniScan Utah were converted into common stock of TechniScan Utah (the "Conversion"). Pursuant to the Conversion, all of TechniScan Utah's authorized preferred stock and all rights and privileges in connection therewith were extinguished. Pursuant to the Conversion, each share of TechniScan Utah's preferred stock and each warrant was converted into that number of shares of common stock, based upon conversion ratios.

Private Placement of Notes and Warrants

March 2010 Offering

        On March 30, 2010, we entered into a Note and Warrant Purchase Agreement with five accredited investors pursuant to which the investors purchased senior secured convertible promissory notes ("Notes") in the aggregate principal amount of $1,850,000. Of this amount $500,000 was received from members of our Board. From May 13, 2010 through May 27, 2010, an additional $700,000 was purchased by nine accredited investors. Of this amount $100,000 was received from a member of our Board, who originally entered into a Note and Warrant Purchase Agreement on March 30, 2010.

        The Notes are due and payable on September 30, 2010, together with accrued interest at the rate of 10% per annum, unless the principal amount of a note is converted into shares of our common stock, in which case interest is payable on the principal at a rate of 12% per annum. We are recording interest at 12%. At our option, upon at least five business days prior notice to the investors, we may prepay all of the outstanding principal and accrued interest on the Notes subject to a prepayment charge of 10% of the principal amount of the Notes. The notes are convertible in whole or in part at any time at the option of the holder of the Note into the number of shares equal to the principal amount of the Note and all accrued interest divided by $2.68, subject to customary adjustments as set forth in the Notes for stock splits, stock dividends, etc. In addition, in the event that we receive cash investments from one or more investors in one or more transactions for gross proceeds of not less than $5 million in exchange for the issuance of shares or any other securities that are convertible into or exercisable for shares at any time between March 30, 2010 and September 30, 2010, including in this offering, the Notes are convertible into shares at the same price (if lower than $2.68 per share) and on the same terms as the investors in the other equity raise.

        In conjunction with the Notes, we issued warrants ("Warrants") to investors to purchase an aggregate of 951,499 shares of our common stock. The exercise price per share is $2.68, subject to customary adjustments as set forth in the Warrant for stock splits, stock dividends, etc. The Warrants will expire five years from the date of the grant.

        The Notes and Warrants contain a provision which adjusts the exercise price of the Notes and Warrants if we issue or sell common stock or securities convertible into common stock at a price per share, or equivalent price per share lower than $2.68. We assessed the terms of the Notes and Warrants in accordance with ASC Topic 815-40, and determined that the underlying terms of the Notes and Warrants are not indexed to our common stock. Therefore, the conversion option and the warrants are accounted for as an embedded derivative and as a derivative, respectively, and are valued at fair value at the date of issuance and each subsequent interim period.

        Pursuant to certain prepayment provisions set forth in the Notes, including our failure to file a registration statement covering the "resale" of all of the shares issuable upon conversion of the Notes and exercise of the Warrants by May 31, 2010, the investors have the right, at the investors' option, to require us to prepay all or a portion of the Notes in cash at a price equal to the greater of (1) 125% of the aggregate principal amount of the Notes plus all accrued and unpaid interest and (2) the aggregate principal amount of the Notes plus all accrued and unpaid interest, divided by the conversion price on the date the investor demands payment, pursuant to this provision or the date the payment is actually made by us to the investor pursuant to this provision, whichever is less, multiplied by the daily volume weighted average price of our common stock on the greater of either of the two dates used to determine the conversion price in connection with a payment pursuant to this provision. The fair value of the prepayment penalties is included in the embedded derivative liability.

        Furthermore, in connection with the Note and Warrant Purchase Agreement, we granted the investors a security interest in all of our personal property now owned or hereafter acquired pursuant to a Security Agreement and a Patent, Trademark and Copyright Agreement. On May 27, 2010, we completed the private note offering and all offering activity in connection therewith was terminated. This prospectus supersedes any offering materials used in the completed private note offering.

July 2010 Offering

        From July 29, 2010 through August 24, 2010, two members of our Board purchased senior secured convertible promissory notes in the amount of $200,000. In conjunction with the notes, we issued warrants to purchase an aggregate of 74,627 shares of our common stock. Except as adjusted for the later issuance date, the note and warrant have the same material terms as the senior secured convertible promissory notes and the common stock purchase warrants, respectively, we issued pursuant to a Note and Warrant Purchase Agreement and other investment documents in connection with our March 2010 Offering. On August 24, 2010, we completed the private note offering and all offering activity in connection therewith was terminated. This prospectus supersedes any offering materials used in the completed private note offering.

Unit Warrants

        Each unit offered in this offering consists of one share of our common stock and a warrant to purchase 0.40 shares of our common stock. The warrant will be issued separately from the common stock and will not trade, only the common stock will trade. Warrants to purchase fractional shares of our common stock will not be issued. All warrants to purchase fractional shares of our common stock will be rounded down to the nearest whole number. Each issued warrant entitles its holder to purchase

one share of our common stock at an exercise price of $            per share. The warrants expire after five years, and may be exercised on a "cashless" basis anytime before then. After the expiration of the exercise period, warrant holders will have no further rights to exercise such warrants.

        If the registration statement covering the shares issuable upon exercise of the warrants contained in the units is no longer effective, the warrants may only be exercised on a "cashless" basis and will be issued with restrictive legends unless such shares are eligible for sale under Rule 144. Warrant holders do not have any voting or other rights as a stockholder of the Company. The exercise price and the number of shares of common stock issuable upon the exercise of each warrant are subject to adjustment upon the happening of certain events, such as stock dividends, distributions, and splits.

        Certain institutional investors are prohibited, pursuant to their investment charter or other governing documents, from acquiring warrants. Accordingly, we and the placement agents may, upon request of any such investor in this offering, sell units to such investors that exclude the warrants, provided that the sale of units that exclude such warrants will be at the same offering price per unit as all other investors.

Shares Eligible for Future Sale

        There is a very minimal public market for our common stock. We cannot predict how liquid the market for our common stock might become. Our common stock will likely be thinly traded compared to larger, more widely known companies.

        Our common stock is quoted on the OTC Bulletin Board, under the symbol "TSNI.OB." On                        , 2010, the last sale price of our common stock as reported on the OTC Bulletin Board was $            . Should our common stock be suspended from the OTC Bulletin Board, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

        The Merger Shares and Merger Option Shares are not eligible for resale under Rule 144 until October 16, 2010. After October 16, 2010, only 6,473,254 of the Merger Shares and 2,084,970 of the Merger Option Shares are held by our directors, executive officers and principal stockholders and are subject to volume and other restrictions of Rule 144 promulgated under the Securities Act.

        This offering is contingent upon us entering into lock-up agreements with our stockholders who own a minimum of 17,285,521 Merger Shares and 2,764,076 Merger Option Shares. If we do not enter into lock-up agreements with such stockholders, we will not sell any units in this offering, and this offering will be terminated. Each lock-up agreement provides that the Merger Shares and Merger Option Shares may not be, directly or indirectly, sold for a period of 180 days following completion of this offering. In exchange for agreeing not to sell their Merger Shares and Merger Option Shares, we will issue each such stockholder a yet to be determined number of warrants to purchase shares of our common stock at an exercise price of $            per share. Shares issued upon exercise of these warrants will result in dilution to our stockholders and could result in a decline in the market price of our common stock. If our stockholders whose shares become eligible for resale do sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the legal and contractual restrictions on resale discussed in this filing lapse, the market price of our common stock could decline.

        The shares of common stock outstanding that are deemed to be "restricted securities" (as that term is defined under Rule 144) or that are owned by our affiliates may only be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Restricted shares and shares of common stock held by our affiliates that are not "restricted" will be eligible for sale under Rule 144, subject to certain volume and manner of sale limitations prescribed by Rule 144. In general, under

Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an "affiliate" of ours, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock; or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least six months, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

        Following this offering, we cannot predict the effect, if any, that the availability for sale of shares held by our current stockholders will have on the market price from time to time. Nevertheless, sales by our current stockholders of a substantial number of shares of common stock in the public market could materially and adversely affect the market price for our common stock. In addition, the availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding stock options or warrants could materially adversely affect the market price of our common stock.

Indemnification and Limited Liability

        Our Certificate of Incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

        Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request in such a capacity for another entity against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (1) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (2) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys fees but excluding amounts paid in settlement), actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

        Our bylaws provide that we may indemnify and advance expenses to an employee, fiduciary, or agent of ours, whether or not they are a director or officer of ours, to the fullest extent permitted by law and if provided for by specific action of the Board, or contract.

        Our Certificate of Incorporation also eliminates personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) pursuant to Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

        On March 19, 2010, we entered into indemnification agreements with each of our directors as well as Messrs. Passey, Hanover and Klock. Pursuant to these agreements, we have agreed to hold harmless and indemnify these directors and officers to the full extent authorized or permitted by Delaware law against certain expenses (including attorneys fees) and other liabilities such as judgments, fines and amounts paid in settlement, actually and reasonably incurred by these individuals in connection with certain proceedings if they acted in good faith and in a manner they believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses (including attorneys fees) to these individuals subject to specified conditions. Under these agreements, we will not indemnify these individuals for expenses or other amounts for which Delaware law prohibits indemnification. The obligations under these agreements continue during the period in which these individuals are our directors or officers and continue thereafter so long as these individuals shall be subject to any proceeding by reason of their service to us, whether or not they are serving in any such capacity at the time the liability or expense is incurred for which indemnification can be provided under the agreements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

        The validity of the securities in this offering will be passed upon for us by Greenberg Traurig, P.A., Boca Raton, Florida. Certain legal matters in connection with this offering will be passed upon for the placement agent by McLaughlin and Stern LLP, New York, New York.

EXPERTS

        The financial statements included in this prospectus have been audited by Tanner LC, an independent registered public accounting firm, to the extent and for the periods set forth in its report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Exchange Act, which requires us to file annual, quarterly, and current reports and other information with the SEC. We are not required to deliver our annual report to our stockholders, and we do not intend to otherwise voluntarily send our annual report to our stockholders. The SEC maintains a website that contains our annual reports and other reports and information we are required to file electronically with the SEC. The public may inspect our filings over the Internet at the SEC's home page at www.sec.gov. The public may also read and copy any document we file at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by the public by calling the SEC at 1-800-SEC-0330. Our website address is www.tsni.com. Information contained on our website does not constitute a part of this prospectus.

TECHNISCAN, INC.

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2009 and 2008	F-3
Statements of Operations for the years ended December 31, 2009 and 2008 and for the period from January 1, 2002 (inception of development stage) through December 31, 2009	F-4
Statements of Stockholders' Equity (Deficit) for the years ended December 31, 2009 and 2008 and for the period from January 1, 2002 (inception of development stage) through December 31, 2009	F-5
Statements of Cash Flows for the years ended December 31, 2009 and 2008 and for the period from January 1, 2002 (inception of development stage) through December 31, 2009	F-8
Notes to Financial Statements	F-10
Unaudited Condensed Balance Sheets as of June 30, 2010 and December 31, 2009	F-27
Unaudited Condensed Statements of Operations for the three and six months ended June 30, 2010 and 2009 and for the period from January 1, 2002 (inception of development stage) through June 30, 2010	F-28
Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2010 and 2009 and for the period from January 1, 2002 (inception of development stage) through June 30, 2010	F-29
Notes to Condensed Financial Statements	F-31

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
TechniScan, Inc.

        We have audited the accompanying balance sheets of TechniScan, Inc. (the Company) as of December 31, 2009 and 2008, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 2009 and for the period from January 1, 2002 (date of inception of development stage) through December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TechniScan, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009, and for the period from January 1, 2002 (date of inception of development stage) through December 31, 2009 in conformity with U.S. generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the financial statements and as discussed in Note 1 to the financial statements, the Company has incurred significant losses and negative cash flows from operating activities since inception, has negative working capital and an accumulated deficit, and is dependent on additional debt or equity financing in order to continue its operations. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also discussed in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TANNER LC

Salt Lake City, Utah

March 19, 2010, except for the matters discussed in Note 12, for which the date is July 28, 2010

TECHNISCAN, INC.
(A Development Stage Company)

BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$232,706	$269,192
Prepaid expenses	271,209	152,467

Total current assets	503,915	421,659
Property and equipment, net	617,142	85,608
Deposits	28,153	28,153

Total assets	$1,149,210	$535,420

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$472,367	$118,984
Accrued liabilities	670,638	174,856
Related-party customer deposits	260,000	180,000

Total current liabilities	1,403,005	473,840
Deferred rent	139,330	98,546
Accrued software license fees	250,000	—

Total liabilities	1,792,335	572,386

Commitments
Stockholders' deficit:
Series D convertible preferred stock, $.001 par value: 0 and 8,525,570 shares authorized; 0 and 8,525,570 shares outstanding, respectively	—	8,526
Series E convertible preferred stock, $.001 par value: 0 and 20,000,000 shares authorized; 0 and 4,949,175 shares outstanding, respectively	—	4,949
Common stock, $.001 par value: 150,000,000 shares authorized; 20,724,446 and 8,532,182 shares outstanding, respectively	20,724	8,532
Additional paid-in-capital	24,524,019	21,692,491
Accumulated deficit prior to development stage	(389,393)	(389,393)
Accumulated deficit during development stage	(24,798,475)	(21,362,071)

Total stockholders' deficit	(643,125)	(36,966)

Total liabilities and stockholders' deficit	$1,149,210	$535,420

See accompanying notes to financial statements.

TECHNISCAN, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

			For the Period From January 1, 2002 (inception of development stage) Through December 31, 2009
	For the Year Ended December 31,
	2009	2008
Revenues:
Government grant	$861,091	$653,061	$3,045,464
Related-party research	120,000	120,000	240,000

Total revenues	981,091	773,061	3,285,464

Operating expenses:
Selling, general and administrative	2,179,718	1,700,878	12,963,585
Research and development	1,610,562	2,817,754	12,847,757
Direct grant	622,349	518,150	1,875,156

Total operating expenses	4,412,629	5,036,782	27,686,498

Loss from operations	(3,431,538)	(4,263,721)	(24,401,034)
Interest income	1,348	18,399	55,813
Interest expense	(6,214)	(757)	(455,715)
Gain on sale of property and equipment	—	2,461	2,461

Net loss	$(3,436,404)	$(4,243,618)	$(24,798,475)

Net loss per common share (basic and diluted)	$(0.30)	$(0.53)

Weighted average number of common shares outstanding (basic and diluted)	11,516,242	8,052,022

See accompanying notes to financial statements.

TECHNISCAN, INC.
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Preferred Stock		Common Stock
					Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount			Total
Balance, as of January 1, 2002	8,058,488	$8,059	932,714	$933	$548,548	$(389,393)	$168,147
Issuance of Series A preferred stock (at $0.20 per share)	1,600,000	1,600	—	—	318,400	—	320,000
Issuance of Series B preferred stock (at $0.30 per share)	5,968,335	5,968	—	—	1,784,532	—	1,790,500
Issuance of common stock for services (at $0.49 per share)	—	—	71,429	71	34,929	—	35,000
Stock-based compensation	—	—	—	—	37,143	—	37,143
Net loss	—	—	—	—	—	(1,625,040)	(1,625,040)

Balance, as of December 31, 2002	15,626,823	15,627	1,004,143	1,004	2,723,552	(2,014,433)	725,750
Issuance of common stock (at $2.00 and $3.00 per share)	—	—	235,284	235	525,334	—	525,569
Stock-based compensation	—	—	—	—	56,369	—	56,369
Net loss	—	—	—	—	—	(1,838,611)	(1,838,611)

Balance, as of December 31, 2003	15,626,823	15,627	1,239,427	1,239	3,305,255	(3,853,044)	(530,923)
Issuance of common stock (at $2.00 per share)	—	—	2,344,001	2,344	4,685,656	—	4,688,000
Conversion of note payable and accrued interest to common stock (at $2.00 per share)	—	—	246,804	247	493,360	—	493,607
Stock-based compensation	—	—	—	—	50,136	—	50,136
Net loss	—	—	—	—	—	(3,157,701)	(3,157,701)

Balance, as of December 31, 2004	15,626,823	15,627	3,830,232	3,830	8,534,407	(7,010,745)	1,543,119
Conversion of preferred stock to common stock (at $2.00 and $3.00 per share)	(15,626,823)	(15,627)	3,125,369	3,125	12,502	—	—
Issuance of common stock (at $2.00 and $3.00 per share)	—	—	1,094,000	1,094	2,593,406	—	2,594,500
Issuance of common stock upon exercise of stock options (at $0.84 per share)	—	—	52,400	53	43,907	—	43,960
Stock-based compensation	—	—	—	—	20,700	—	20,700
Proceeds from debt allocated to common stock warrants and beneficial conversion features	—	—	—	—	213,334	—	213,334
Common stock warrants issued to non-employees	—	—	—	—	15,893	—	15,893
Net loss	—	—	—	—	—	(4,986,234)	(4,986,234)

Balance, as of December 31, 2005	—	$—	8,102,001	$8,102	$11,434,149	$(11,996,979)	$(554,728)

TECHNISCAN, INC.
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

	Preferred Stock		Common Stock
					Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount			Total
Balance, as of December 31, 2005	—	$—	8,102,001	$8,102	$11,434,149	$(11,996,979)	$(554,728)
Issuance of common stock, net of issuance costs of $25,489 (at $0.80, $2.00 and $3.00 per share)	—	—	607,733	608	1,212,103	—	1,212,711
Issuance of Series D preferred stock, net of issuance costs of $38,024 (at $0.75 per share)	1,540,682	1,541	—	—	1,115,948	—	1,117,489
Issuance of common stock upon exercise of stock options (at $1.34 per share)	—	—	4,959	5	6,616	—	6,621
Stock-based compensation	—	—	—	—	53,600	—	53,600
Re-pricing of common stock warrants issued to non-employees	—	—	—	—	70,695	—	70,695
Re-pricing of common stock warrants issued to employees	—	—	—	—	537,545	—	537,545
Conversion of note payable and accrued interest to Series D preferred stock (at $0.75 per share)	2,157,630	2,157	—	—	1,616,067	—	1,618,224
Net loss	—	—	—	—	—	(3,710,137)	(3,710,137)

Balance, as of December 31, 2006	3,698,312	3,698	8,714,693	$8,715	$16,046,723	(15,707,116)	352,020
Issuance of Series D preferred stock, net of issuance costs of $27,343 (at $0.75 per share)	1,570,327	1,570	—	—	1,148,833	—	1,150,403
Conversion of common stock to Series D preferred stock (at $3.00 per share)	3,256,931	3,258	(1,006,733)	(1,007)	(2,251)	—	—
Issuance of common stock upon exercise of stock warrants (at $0.10 per share)	—	—	100,918	101	9,991	—	10,092
Stock-based compensation	—	—	—	—	62,483	—	62,483
Net loss	—	—	—	—	—	(1,800,730)	(1,800,730)

Balance, as of December 31, 2007	8,525,570	8,526	7,808,878	7,809	17,265,779	(17,507,846)	(225,732)
Issuance of Series E preferred stock for cash, net of issuance costs of $112,034 (at $0.90 per share)	3,282,506	3,282	—	—	2,838,939	—	2,842,221
Issuance of Series E preferred stock for future services (at $0.90 per share)	1,111,111	1,111	—	—	998,889	—	1,000,000
Conversion of notes payable to Series E preferred stock (at $0.90 per share)	555,558	556	—	—	499,444	—	500,000
Issuance of common stock upon exercise of stock warrants (at $0.10 per share)	—	—	723,304	723	71,609	—	72,332
Stock-based compensation	—	—	—	—	17,831	—	17,831
Net loss	—	—	—	—	—	(4,243,618)	(4,243,618)

Balance, as of December 31, 2008	13,474,745	$13,475	8,532,182	$8,532	$21,692,491	$(21,751,464)	$(36,966)

TECHNISCAN, INC.
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

	Preferred Stock		Common Stock
					Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount			Total
Balance, as of December 31, 2008	13,474,745	$13,475	8,532,182	$8,532	$21,692,491	$(21,751,464)	$(36,966)
Common shares issued to stockholders of Castillo, Inc. in connection with the Merger	—	—	2,250,000	2,250	(2,250)	—	—
Capital contribution	—	—	—	—	65,000	—	65,000
Repurchase and cancellation of common stock	—	—	(750,000)	(750)	(64,250)	—	(65,000)
Issuance of common stock for services in connection with the Merger (at $1.50 per share)	—	—	250,000	250	374,750	—	375,000
Cancellation of dissenters common stock (at $1.50 per share)	—	—	(180,908)	(181)	(271,181)	—	(271,362)
Issuance of Series E preferred stock for cash, net of issuance costs of $6,866 (at $0.90 per share)	1,542,466	1,542	—	—	1,379,812	—	1,381,354
Issuance of common stock for cash, net of issuance costs of $28,233 (at $1.50 per share)	—	—	588,615	589	853,988	—	854,577
Issuance of common stock upon exercise of stock warrants (at $0.10 per share)	—	—	262,715	263	26,008	—	26,271
Issuance of common stock for future services (at $6.00 per share)	—	—	37,500	37	224,963	—	225,000
Conversion of Series D preferred stock to common stock (at $1.50 per share)	(8,525,570)	(8,526)	4,689,064	4,689	3,837	—	—
Conversion of Series E preferred stock to common stock (at $1.80 per share)	(6,491,641)	(6,491)	3,894,985	3,895	2,596	—	—
Conversion of common stock warrants to common stock (at $0.10 and $1.50 per share)	—	—	1,150,293	1,150	(1,150)	—	—
Stock-based compensation	—	—	—	—	239,405	—	239,405
Net loss	—	—	—	—	—	(3,436,404)	(3,436,404)

Balance, as of December 31, 2009	—	$—	20,724,446	$20,724	$24,524,019	$(25,187,868)	$(643,125)

See accompanying notes to financial statements.

TECHNISCAN, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

			For the Period From January 1, 2002 (inception of development stage) Through December 31, 2009
	For the Year Ended
	December 31, 2009	December 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,436,404)	$(4,243,618)	$(24,798,475)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	81,489	44,040	501,947
Impairment of intangible assets	—	—	14,179
Gain on sale of property and equipment	—	(2,461)	(2,461)
Non-cash interest expense	—	—	383,610
Issuance of common stock for services	375,000	—	375,000
Stock-based compensation	239,405	17,831	1,126,101
Changes in assets and liabilities:
Accounts receivable	—	—	267
Government grant receivables	—	83,345	—
Inventory	—	—	61,649
Prepaid expenses	106,258	864,757	925,637
Other assets	—	(25,653)	—
Accounts payable	353,383	(23,524)	463,447
Accrued liabilities	224,420	(11,289)	330,820
Related-party customer deposits	80,000	180,000	260,000
Deferred rent	40,784	98,546	139,330
Other liabilities	250,000	—	250,000

Net cash used in operating activities	(1,685,665)	(3,018,026)	(19,968,949)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from investments	—	213,112	—
Proceeds from sale of property and equipment	—	4,000	4,000
Purchase of property and equipment	(613,023)	(57,661)	(1,016,814)

Net cash (used in) provided by investing activities	(613,023)	159,451	(1,012,814)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt	—	—	(79,292)
Proceeds from exercise of stock options and warrants, and from the issuance of stock, net of issuance costs	2,262,202	2,914,553	18,748,587
Proceeds from issuance of convertible notes	—	—	2,400,000

Net cash provided by financing activities	2,262,202	2,914,553	21,069,295

Net (decrease) increase in cash and cash equivalents	(36,486)	55,978	87,532
Cash and cash equivalents at beginning of period	269,192	213,214	145,174

Cash and cash equivalents at end of period	$232,706	$269,192	$232,706

TECHNISCAN, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS (Continued)

			For the Period From January 1, 2002 (inception of development stage) Through December 31, 2009
	For the Year Ended
	December 31, 2009	December 31, 2008
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$183	$110	$13,767
Cash paid for income taxes	100	100	800
Supplemental Disclosure of Noncash Investing and
Financing Activities:
Common stock issued to stockholders of Castillo, Inc. in connection with the Merger	$6,000	$—	$6,000
Issuance of common stock for future services	225,000	—	225,000
Conversion of preferred stock and common stock warrants to common stock	38,937	—	38,937
Dissenter shares cancelled in connection with the Merger	271,362		271,362
Issuance of Series E convertible preferred stock for future services	—	1,000,000	1,000,000
Conversion of notes payable, including accrued interest, to preferred stock	—	500,000	2,611,831

See accompanying notes to financial statements.

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Merger and Development Stage Activities

        TechniScan, Inc. (the "Company") (formerly known as Castillo, Inc. or "Castillo") was originally incorporated under the laws of the State of Nevada on February 2, 2007. The Company changed its state of incorporation from the state of Nevada to the state of Delaware on October 8, 2009.

        On October 9, 2009, as discussed in Note 3, TechniScan Acquisition, Inc., a Utah corporation and wholly owned subsidiary of the Company ("TechniScan Acquisition"), was merged with and into TechniScan, Inc., a Utah corporation ("TechniScan Utah"). TechniScan Utah was then immediately merged into the Company (collectively referred to as the "Merger"). Pursuant to the Merger, the Company succeeded to the business of TechniScan Utah as its sole line of business and changed its name to TechniScan, Inc. The Merger has been accounted for as a recapitalization of TechniScan Utah, and the historical financial statements prior to the Merger are those of TechniScan Utah.

        TechniScan Utah was incorporated in 1984 for the purpose of conducting research on advanced ultrasound imaging and inverse scatter technology. The Company is in the development stage, as defined by Accounting Standards Codification ("ASC") subtopic 915-10, Development Stage Entities, as it has not generated significant revenues. The development stage began January 1, 2002, when the Company was capitalized for research, development and commercialization of innovative medical imaging products for the detection and diagnosis of breast cancer.

        The Company's commercial focus is the development of an ultrasound-based product known as the Whole Breast Ultrasound ("WBU") system that is expected to provide radiologists with unique information about the bulk properties of tissue in the breast as well as clear images of the tissue structure.

Going Concern Considerations

        Since entering the development stage, the Company has not generated revenues in excess of expenses and has been dependent on government grants and equity raised from individual investors to sustain its operations. The WBU system has not yet been approved by the U.S. Food and Drug Administration ("FDA") for commercial sale. Therefore, the Company has not generated any revenues from non-research product sales. The Company has incurred losses and used cash in operating activities since entering the development stage. As of December 31, 2009, the Company had an accumulated deficit of $25,187,868 and negative working capital of $899,090. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        The Company's plans to address its liquidity issues include the (1) sale of debt and equity securities, (2) collaboration with third parties to accelerate the introduction of product and services into the market, and (3) continued focus on addressing approval by the FDA of the Company's product and services for commercial sale.

        There can be no assurance that the Company's planned sales of debt and equity securities, its collaborative efforts, or its effort to obtain FDA approval will be successful or that the Company will

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

have the ability to commercialize its imaging system and ultimately attain profitability. The Company's long-term viability as a going concern is dependent on three key factors:

  •
  The Company's ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the commercialization of its imaging system.

  •
  The ability of the Company to obtain regulatory approval from the FDA and other regulatory agencies for commercial distribution of the WBU system.

  •
  The ability of the Company to achieve adequate profitability and cash flows to sustain its operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

Accounting Standards Codification

        The Financial Accounting Standards Board ("FASB") has issued the FASB Accounting Standards Codification ("ASC") that became the single official source of authoritative GAAP (other than guidance issued by the Securities and Exchange Commission ("SEC")), superseding existing FASB, American Institute of Certified Public Accountants ("AICPA"), Emerging Issues Task Force ("EITF") and related literature. All other literature is considered non-authoritative. The ASC does not change GAAP; it introduces a new structure that is organized in an accessible online research system. The ASC became effective for the Company on July 1, 2009.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

        For purposes of the statements of cash flows, the Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. Cash equivalents totaled $130,028 and $153,534 as of December 31, 2009 and 2008, respectively, and consisted of money market funds.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash, cash equivalents, and accounts receivable. Risks associated with cash and cash equivalents are mitigated by banking with federally insured, creditworthy institutions; however, deposits may at times exceed federally insured limits. In October 2008, the Emergency Economic Stabilization

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Act of 2008 temporarily increased FDIC deposit insurance from $100,000 for $250,000 per depositor through December 31, 2013. To date, the Company has not experienced a material loss or lack of access to its cash and cash equivalents; however, no assurance can be provided that access to the Company's cash and cash equivalents will not be impacted by adverse conditions in the financial markets. There were no grants or accounts receivable as of December 31, 2009 and 2008.

Inventory

        Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Inventory consists of raw materials and work in process. As appropriate, provisions are made to reduce inventory to its net realizable value. The cost of inventory that potentially may not sell prior to expiration or is deemed to have no commercial value is written-off when identified. Inventory has no value as of December 31, 2009 and 2008.

Property and Equipment

        Property and equipment are recorded at cost, less accumulated depreciation and amortization. Maintenance and repairs that do not extend the life or improve the asset are expensed in the period incurred. Depreciation expense is recorded on a straight-line basis over the estimated useful lives of the related assets as shown below, and totaled $81,489 and $44,040 for the years ended December 31, 2009 and 2008, respectively.

Useful Life (Years)
Leasehold improvements	3
Machinery and equipment	3 - 5
Computer equipment and software	3 - 5
Furniture and fixtures	7

Impairment of Long-Lived Assets

        The Company evaluates the carrying values of property and equipment in accordance with FASB ASC Subtopic 360-10-45, Impairment or Disposal of Long-Lived Assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. If the expected future undiscounted cash flows are less than the carrying amounts of the assets, a loss is recognized for the difference between the fair values and the carrying values of the assets.

Revenue Recognition

        The Company's revenues are sourced from federal research grants and private and government research contracts. Revenue is recognized when the following criteria are met: (i) a contractual agreement exists; (ii) products have been delivered or services have been rendered; (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured. Government grant revenue is recognized during the period qualifying expenses are incurred for the research and development of the WBU system as set forth under the terms of the grant award agreements. The Company has complied with all applicable federal statutes and regulations, including the delivery of all required periodic reports. No

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

refunds have been requested by any of the federal agencies to date and the Company believes it is remote that refunds will be required in the future.

Direct Grant Expenses

        Direct grant expenses consist of costs incurred directly related to performance on the government grants. These expenses consist primarily of payroll, travel and direct material expenses. These expenses are charged to direct grant expense as incurred. Because (1) the Company is incurring the expenses regardless of whether or not a government grant is obtained, (2) the Company is the primary obligor, (3) the Company has reasonable latitude in establishing the grant amount, (4) the Company performs the services, (5) the Company has discretion in supplier selection, and (6) the Company determines the specifications of the research, the direct grant expenses are presented gross of government grant revenues.

Patent Costs

        Since entering the development stage, legal costs incurred to register patents have been expensed as incurred due to the uncertainty surrounding future cash flows and future benefits to be realized from the patents.

Fair Value Measurements

        As defined in FASB ASC 820, Fair Value Measurements and Disclosures, fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, FASB ASC 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2	Other inputs that are observable directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.
Level 3
Unobservable inputs that are used when little or no market data is available, which require the Company to develop its own assumptions about how market participants would value the assets or liabilities. The fair value hierarchy gives the lowest priority to Level 3 inputs.

        Quoted market prices have been used to determine the fair value of money market funds, which have been classified as cash equivalents (Level 1).

Stock-Based Compensation

        The Company accounts for stock-based compensation in accordance with FASB ASC 718, Stock Compensation. Stock-based compensation for stock options is estimated at the grant date based on each

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

option's value as calculated by the Black-Scholes option-pricing model. Prior to the Merger, stock-based payments to employees are grants of stock options that are recognized in the statements of operations based on the calculated value at the date of grant instead of the fair value because it has not been practical to estimate the volatility of the share price. The calculated value method requires that the volatility assumption used in an option-pricing model be based on the historical volatility of an appropriate industry sector index. Subsequent to the Merger, the Company calculates the fair value of stock options using the volatility of comparable companies.

Income Taxes

        The Company recognizes a liability or asset for the deferred income tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. These deferred income tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred income tax assets may not be realized. The Company has provided a valuation allowance against all of its net deferred income tax assets because of its history of net operating losses and the uncertainties regarding future operating profitability and taxable income.

        Beginning January 1, 2009, the Company applied the measurement and disclosure provisions for uncertain tax positions as required by FASB ASC 740-10. This standard requires that computations and deferred income tax provisions only consider tax positions that are more likely than not to be sustained if the tax authority examines the positions. Management believes that all tax positions considered for this purpose meet this "more likely than not" threshold. No adjustment was required to the financial statements upon adoption of this standard. Previous to the adoption of this standard, the Company had accounted for tax positions in accordance with FASB ASC Topic 450, Contingencies.

Net Loss Per Common Share

        Basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net income per share is computed by dividing net income, if any, by the sum of the weighted average number of common shares outstanding and the dilutive potential common share equivalents then outstanding. Potential common share equivalents consist of the weighted average number of shares issuable upon the exercise of outstanding equity or convertible debt instruments. If the Company generates net income and these potential common share equivalents are dilutive, the Company computes diluted net income per share using the treasury stock method.

        Due to the fact that for all periods presented the Company has incurred net losses, weighted average common share equivalents of 14,013,761 and 6,483,794 for the years ended December 31, 2009 and 2008, respectively, are not included in the calculation of diluted net loss per share because they are anti-dilutive.

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Operating Segment

        The Company conducts business within one operating segment. The Company's operations are all related to the research and development of its WBU system. All assets of the business are located in the United States.

Recent Accounting Pronouncements

        In September 2009, the FASB issued Accounting Standards Update ("ASU") 2009-08, Earnings Per Share (amendments to Section 260-10-S99). This update includes technical corrections to FASB ASC Section 260-10-S99, Earnings Per Share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period That Includes Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42, The Effect of the Calculation of Earnings Per Share for the Redemption or Induced Conversion of Preferred Stock. The Company does not expect the implementation of this update to have an impact on its results of operations or financial position.

        In August 2009, the FASB issued ASU No. 2009-04, Accounting for Redeemable Equity Instruments—Amendment to Section 480-10-S99. This ASU represents an update to Section 480-10-S99, Distinguishing Liabilities from Equity, per EITF Topic D-98, Classification and Measurement of Redeemable Securities. The adoption of ASU 2009-04 will not have a material impact on the Company's results of operations or financial position.

        In December 2009, the FASB issued ASU 2009-17, Improvements to Financial Reporting Involved with Variable Interest Entities, which codifies SFAS No. 167, Amendments to FASB Interpretation No. 46(R) issued in June 2009. ASU 2009-17 requires a qualitative approach to identifying a controlling financial interest in a variable interest entity ("VIE"), and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. ASU 2009-17 is effective for annual reporting periods beginning after November 15, 2009. The Company does not expect the adoption of ASU 2009-17 to have a material impact on its results of operations or financial position.

        In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, which amends FASB ASC Topic 605, Revenue Recognition, and ASU 2009-14, Certain Arrangements That Include Software Elements, which amends FASB ASC Topic 985, Software. ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-13 and ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect the adoption of ASU 2009-13 or ASU 2009-14 to have a material impact on the Company's results of operations or financial position.

        In January 2010, the FASB issued ASU 2010-06, Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. ASU 2010-06 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual periods beginning after December 15, 2010. The Company does not expect the adoption of ASU 2010-06 to have a material impact on its results of operations or financial position.

Reclassifications

        Certain reclassifications have been made in the prior years' financial statement presentation to conform to the current year presentation.

3. MERGER

        On September 21, 2009, TechniScan Utah entered into a Purchase and Sale Agreement with the sole owner of the Company, whereby TechniScan Utah agreed to purchase 750,000 shares of common stock held by the Company's sole officer and director prior to the completion of the Merger for $65,000. One of TechniScan Utah's stockholders paid this amount on behalf of TechniScan Utah, and the amount was recorded as a capital contribution. Closing on this purchase and sale occurred on October 9, 2009, immediately prior to the completion of the Merger, and pursuant to the Merger Agreement these 750,000 shares were canceled and retired, and no consideration was delivered to TechniScan Utah in exchange therefore.

        On October 9, 2009, the Company completed an acquisition of TechniScan Utah, pursuant to an Agreement and Plan of Merger, dated October 9, 2009, by and among TechniScan Utah, the Company, TechniScan Acquisition, and the largest stockholder of the Company (the "Merger Agreement").

        The Merger Agreement provided for the merger of TechniScan Acquisition with and into TechniScan Utah, with TechniScan Utah continuing as the surviving entity in the Merger and a wholly owned subsidiary of the Company. Immediately after completion of the Merger, TechniScan Utah was merged with and into the Company (the "Subsidiary Merger").

        Under the terms of the Merger Agreement, at the closing of the Merger,

  •
  all of the issued and outstanding shares of common stock of TechniScan Utah (other than dissenting shares) were cancelled and each share of common stock of TechniScan Utah was converted into and exchanged for the right to receive one validly issued, fully paid and nonassessable share of common stock in the Company,

  •
  all outstanding options to purchase shares of TechniScan Utah common stock were cancelled and each option was converted into an option to purchase the equivalent number of the Company's common stock, pursuant to the terms of the employee stock option plan of the Company (see Note 10), and

  •
  all of the issued and outstanding shares of common stock of TechniScan Acquisition were converted into and represent the right to receive validly issued, fully paid and nonassessable shares of TechniScan Utah's common stock.

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

3. MERGER (Continued)

        At the closing of the Merger, the shares of common stock of TechniScan Utah issued and outstanding were converted into and exchanged for the right to receive an aggregate of 19,206,134 shares of common stock of the Company, par value $.001 per share. At the closing of the Merger, all outstanding options to purchase shares of TechniScan Utah's common stock were converted into 3,071,195 options to purchase the equivalent number of the Company's common stock.

        Each holder of a share of common stock of the Company is entitled to one vote per share. The shares of the Company's common stock issued to TechniScan Utah's stockholders as part of the Merger were not registered under the Securities Act of 1933, as amended (the "Securities Act"). These shares may not be sold or offered for sale except as permitted under Rule 144 or another exception promulgated under the Securities Act. Prior to the Merger, the Company was a publicly traded shell company and as such, shares of the Company's common stock issued to TechniScan Utah's stockholders as part of the Merger are not eligible for resale under the Securities Act without registration, for a period of at least one year following the filing of this report.

        Subsequent to the Merger, the Company continued as the surviving entity and ceased being a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended ("Exchange Act").

Dissenter Stockholders

        Three of the Company's stockholders dissented to the Merger. All three stockholders have exercised their rights under Utah law relating to dissenters, and have requested that the Company pay them the fair value of their shares, in accordance with Utah law. Collectively, the three stockholders own 180,909 shares and are to be paid $1.50 per share for an aggregate amount of $271,362, plus accrued interest. The dissenting stockholders were paid in full during the quarter ended March 31, 2010. All of the shares held by the dissenting stockholders were cancelled, and are null and void. The certificates representing these shares have been returned to the Company.

Lock up Agreements

        Effective on the closing date of the Merger, the Company entered into lock up agreements covering 750,000 shares of its common stock that are able to be sold without restriction under the Securities Act. Each lock up agreement provides that these shares may not be, directly or indirectly, sold for a period of 180 days following completion of the Merger, provided however, that one-third of the shares issued will be released from the transfer restrictions 60 days after the effective date of the lock up agreement and an additional one-third of the shares issued will be released from the transfer restrictions 120 days after the effective date of the lock up agreement. Also, the Company reserves the right to terminate the transfer restrictions as to all or some of the shares at anytime, at its sole discretion.

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

4. PREPAID EXPENSES

        Prepaid expenses consisted of the following as of December 31, 2009 and 2008:

	2009	2008
Prepaid professional services (Note 11)	$150,000	$—
Prepaid manufacturing services (Note 9)	—	141,136
Prepaid payroll expense	59,709	—
Deferred offering costs	42,568	—
Other	18,932	11,331

	$271,209	$152,467

5. PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following as of December 31, 2009 and 2008:

	2009	2008
Computer equipment and software	$872,756	$259,733
Machinery and equipment	143,037	143,037
Furniture and fixtures	55,286	55,286
Leasehold improvements	3,591	3,591

	1,074,670	461,647
Accumulated depreciation and amortization	(457,528)	(376,039)

	$617,142	$85,608

6. ACCRUED LIABILITIES

        Accrued liabilities as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
Liabilities to dissenter stockholders (Note 3)	$271,362	$—
Accrued compensation and benefits	195,811	119,094
Accrued software license fees	150,000	—
Other accrued liabilities	53,465	55,762

	$670,638	$174,856

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

7. INCOME TAXES

        The significant components of the Company's net deferred income tax assets and liabilities are as follows as of December 31, 2009 and 2008:

	2009	2008
Deferred income tax assets:
Net operating loss carryforwards	$8,694,267	$7,536,339
Research and development tax credit carryforwards	847,526	646,409
Stock-based compensation	267,485	250,453
Inventory reserve	79,316	79,196
Deferred rent	51,970	36,758
Customer deposits	22,380	—
Amortization	36,417	—
Accrued vacation	35,925	36,839
Other	17,693	20,799

Total deferred income tax assets	10,052,979	8,606,793
Less valuation allowance	(10,022,555)	(8,378,671)

Net deferred income tax assets	30,424	228,122

Deferred income tax liabilities:
Depreciation and gain on sale	(30,424)	(228,122)

Total deferred income tax liabilities	(30,424)	(228,122)

	$—	$—

        The difference between the provision (benefit) for income taxes at the U.S. statutory rate and the Company's effective income tax rate are as follows as of December 31, 2009 and 2008:

	2009	2008
Benefit at U.S. federal statutory rate	(34.0)%	(34.0)%
Benefit at state statutory rate	(3.1)%	(3.3)%
Stock-based compensation	1.9%	0.0%
Research and development tax credits	(5.9)%	(2.2)%
Valuation allowance	41.1%	39.5%

Total provision (benefit) for income taxes	0.0%	0.0%

        As of December 31, 2009 and 2008, the Company had federal and state net operating loss carryforwards of approximately $23,309,000 and $20,205,000, respectively. The net operating loss carryforwards will expire beginning in 2020 and continuing through 2029, if not utilized. The Company's research and development tax credit carryforwards will fully expire in 2029, if not utilized.

        Utilization of the net operating losses and research and development tax credits will likely be subject to substantial annual limitations due to the "change of ownership" provisions of the Internal Revenue Code and similar state provisions. The annual limitations may result in the expiration of net operating loss and research and development tax credit carryforwards before utilization.

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

7. INCOME TAXES (Continued)

        Realization of the deferred income tax assets is dependent upon future taxable income, if any, the amount of which is uncertain. Accordingly, the deferred income tax assets have been fully offset by a valuation allowance and deferred income tax liabilities. The valuation allowance increased by approximately $1,644,000 and $1,675,000 during the years ended December 31, 2009 and 2008, respectively. Deferred income tax assets relate primarily to net operating loss and research and development tax credit carryforwards.

        The Company is subject to income taxation in the United States and in the State of Utah. There are no uncertain tax positions requiring disclosure, and there are no unrecognized tax benefits as of January 1, 2009 and December 31, 2009. The Company does not anticipate this to significantly change in the next 12 months.

        The Company is no longer subject to United States or State of Utah income tax examinations for years before 2006. The amount of net operating losses arising from years before 2006 are still subject to examination until expiration.

        The Company classifies interest on tax deficiencies as interest expense, and classifies income tax penalties as part of the income tax provision. No tax-related interest or penalties were incurred during the years ended December 31, 2009 or 2008.

8. COMMITMENTS

        The Company's executive offices are located in Salt Lake City, Utah. The Company leases its facility under an operating lease that expires in May 2018. The operating lease provides for increasing rents over the term of the lease. Total rent expense under the lease is recognized ratably over the term of the lease. The following table presents future minimum lease commitments under non-cancelable operating leases as of December 31, 2009:

Year Ended December 31,
2010	$291,225
2011	297,050
2012	302,991
2013	309,051
2014	314,712
Thereafter	1,124,796

$2,639,825

        Total rent expense under the operating lease was $293,488 and $222,201 for the years ended December 31, 2009 and 2008, respectively.

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

9. RELATED-PARTY TRANSACTIONS

        During 2009 and 2008, the Company paid $18,162 and $30,642 to a company owned by a member of the Board of Directors for professional services.

        During 2007 and through May 2008, the Company operated from a building leased from a director of the Company. Rent expense to this related party was $50,000 for 2008. In June 2008, the Company moved to new offices (see Note 7).

        TechniScan Utah and Esaote S.p.A. ("Esaote"), an Italian medical equipment manufacturer, which is also a 10% stockholder of the Company, entered into a Series E Stock Purchase Agreement on February 11, 2008 and a Letter of Undertakings on Possible Amendment Agreement, dated October 28, 2008, in connection with TechniScan Utah's offering of Series E Preferred Stock. Pursuant to the Stock Purchase Agreement, Esaote agreed to purchase up to 10,000,000 shares of the Series E Preferred Stock at a price of $0.90 per share and warrants to purchase up to 375,000 shares of TechniScan Utah's common stock, at an exercise price of $3.00 per share. Esaote's purchase of Series E Preferred Stock was to take place in three separate closings, and at the initial closing, Esaote purchased 3,333,334 shares of TechniScan Utah Series E Preferred Stock and warrants to purchase 125,000 shares of common stock, for $3,000,000. Of this purchase price, $2,000,000 was paid in cash and $1,000,000 was paid in the form of an account credit under the Original Equipment Manufacturing Agreement and Engineering Support Agreement between TechniScan Utah and Esaote. Pursuant to the Stock Purchase Agreement, Esaote was entitled to certain other benefits, including redemption rights for one year following each closing, as applicable, and a right of first refusal and co-sale. These additional rights were terminated prior to the Merger.

        In connection with a European Market Development Agreement that the Company entered into during October 2008 with Esaote, the Company has delivered two prototype systems and Esaote has paid the Company an aggregate of $500,000. The Company has recorded $120,000 of other research revenues for each of the years ended December 31, 2009 and 2008, in conjunction with the shipment of prototype systems per the terms of a product development agreement. The remaining balance is recorded in customer deposits for the years ended December 31, 2009 and 2008.

        On December 2, 2009, the Company and Esaote entered into a non-binding Manufacturing Letter of Intent dated and effective as of November 12, 2009 ("Letter of Intent"). The Letter of Intent is in regards to a production and supply agreement between Esaote and the Company concerning the manufacturing of the Company's WBU system. The parties do not expect to negotiate the supply agreement until June 2010 at the earliest, and if agreed upon, to execute the agreement on or before October 1, 2010. The Letter of Intent may be terminated by either party at any time, upon 30 business days written notice to the other party.

        On December 2, 2009, Esaote and the Company entered into Supplement Number One to Original Equipment Manufacturing Agreement and Engineering Support Agreement ("Supplement"). Pursuant to the Supplement, Esaote will provide additional components, development services and miscellaneous services to support the further development of the Company's products ("Supplemental Services"). In consideration of the Supplemental Services, Esaote will receive, at Esaote'e election, either (a) additional shares of the Company's common stock in an amount as determined once the Supplemental Services are completed or terminated; or (b) payment in cash in the amount of the Supplemental Services as determined in the Supplement and the Original Equipment Manufacturing Agreement and Engineering Support Agreement (the "Agreement"). Esaote must make its election of

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

9. RELATED-PARTY TRANSACTIONS (Continued)

either cash or stock sometime in the second quarter of 2010. The Supplemental Services are valued at $1,008,417. The term of the Supplement will continue for the remaining term of the Agreement. The term of the Agreement commenced on February 11, 2008 and continues in effect for a period of 24 months, and has automatically been renewed for a further period of 36 months. As of December 31, 2009, Esaote has not provided any Supplemental Services.

        From November 2007 through January 2008, TechniScan Utah issued Convertible Subordinated Promissory Notes ("Subordinated Notes") in the aggregate principal amount of $510,000 to directors and former directors of TechniScan Utah. In February 2008, TechniScan Utah converted the entire principal owed under the Subordinated Notes into 566,669 shares of Series E Preferred Stock at a rate of $0.90 per share.

10. STOCKHOLDERS' DEFICIT

        Effective October 9, 2009, the Company's Board of Directors authorized a 2 for 1 forward stock split and an increase in the number of authorized shares of common stock to 150,000,000. The par value amount, additional paid-in capital, loss per share, and the amounts of shares of common stock outstanding and authorized have been retroactively adjusted for all periods presented in the accompanying financial statements.

Preferred Stock

        During 2009, all shares of preferred stock were converted into shares of common stock. On February 11, 2008, the Articles of Incorporation of the Company were amended to change the number of shares of preferred stock authorized. As of December 31, 2008, there were 8,525,570 shares of Series D Preferred Stock ("Series D") authorized and outstanding. As of December 31, 2008, there were 20,000,000 shares of Series E Preferred Stock ("Series E") authorized and 4,949,175 shares of Series E outstanding, respectively.

Conversion Privileges

        Prior to the Merger, the holders of Series D and Series E had the right to convert their preferred shares, at any time, into shares of common stock of the Company. As of December 31, 2008, the conversion rate was 1 to 1. Each share of Series D and Series E would have been automatically converted into shares of common stock, based upon the current conversion rate, immediately upon the affirmative election of the holders of at least 60 percent of the outstanding shares of preferred stock or at the closing of a fully underwritten public offering under the Securities Act of 1933, as amended, in which the price per share was at least twice the original offering price (adjusted for stock splits and the like) and that resulted in gross proceeds to the Company of at least $10,000,000. The conversion rate of Series E would have decreased if the Company had issued or was deemed to have issued shares of common stock without consideration or for a consideration per share less than the applicable conversion rate then in effect, which was $0.90 as of December 31, 2008.

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

10. STOCKHOLDERS' DEFICIT (Continued)

Common Stock

        As of December 31, 2009 and 2008, the Company had 3,730,400 and 2,863,958 shares, respectively, of its common stock reserved for the exercise of outstanding stock options and warrants. In connection with the Merger, all warrants were converted to common stock of the Company.

Stock Warrants

        A summary of warrant activity and related information is presented below:

	December 31, 2009		December 31, 2008
	Warrants	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price
Outstanding—beginning of period	641,322	$1.00	821,974	$0.20
Granted	430,616	3.00	181,000	3.00
Exercised	(1,042,238)	1.84	(361,652)	0.20
Canceled	(29,700)	0.20	—	—

Outstanding—end of period	—	—	641,322	1.00

Exercisable—end of period	—	—	641,322	1.00

11. STOCK-BASED COMPENSATION AND STOCK ISSUED FOR SERVICES

Common Stock Issued for Services

        On October 9, 2009, the Company entered into a professional service agreement (the "Service Agreement") with PCOF Partners, LLC, a Delaware limited liability company ("PCOF"), for a one-year term. PCOF serves as a non-exclusive consultant and advisor to the Company. As compensation for services, the Company issued PCOF 250,000 shares of restricted common stock. The fair value of the common stock was $1.50 per share on the grant date. The fair value of the equity instruments issued is more reliably measured than the fair value of the services to be received; therefore, the fair value of the equity instruments issued was used to measure the transaction. The Company recorded common stock, additional paid-in capital and expense of $375,000 during the year ended December 31, 2009 for the services performed in connection with the Service Agreement.

        Since (i) the shares of common stock were fully vested and nonforfeitable when issued (no specific performance was required of PCOF to retain these equity instruments) and (ii) there was no further obligation on PCOF's part to earn the equity instruments, a measurement date had been reached, and the payment was accounted for in the same period and in the same manner as if these services had been paid in cash. The agreement with PCOF can be terminated by either party for any reason during its one-year term and PCOF has no obligation to return any of the common shares for any reason.

        The Company recognized the total $375,000 of stock-based compensation expense related to the Service Agreement during the year ended December 31, 2009 because substantially all of the consulting services were delivered to the Company from the Merger date through December 31, 2009.

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

11. STOCK-BASED COMPENSATION AND STOCK ISSUED FOR SERVICES (Continued)

        On November 10, 2009, the Company and Wakabayashi Fund LLC, a Japanese limited liability company ("Wakabayashi") entered into an agreement, pursuant to which Wakabayashi will perform public relations services for the Company ("PR Consulting Agreement"). The PR Consulting Agreement has a term of six months, unless terminated earlier in accordance with its terms. For services pursuant to the PR Consulting Agreement, the Company issued 37,500 shares of restricted common stock. The Company valued the shares of common stock using the closing stock quote of $6.00 per share on the measurement date. The fair value of the equity instruments issued is more reliably measured than the fair value of the services to be received; therefore, the fair value of the equity instruments issued was used to measure the transaction. The Company recorded common stock, additional paid-in capital and prepaid expense at the inception of the PR Consulting Agreement, and the prepaid expense is being amortized to expense over the term of the PR Consulting Agreement. The shares issued to Wakabayashi were fully vested and nonforfeitable at the time of issuance. Therefore, a measurement date had been reached. During the year ended December 31, 2009, $75,000 of expense was recorded for the PR Consulting Agreement.

Stock Options

        The Company has granted options to employees under the Company's Comprehensive Management Incentive Plan (the "Plan"), which was established in 2001. The Plan was amended in January 2008 to limit the number of options authorized to 18 percent of the total outstanding common and preferred shares. As of December 31, 2009, the number of options authorized was 3,730,400.

        The Board authorized Company management to grant to eligible participants either non-qualified stock options or incentive stock options to purchase shares of common stock. The non-qualified stock options have been granted with an exercise price at 70% of the stock price of the most recent private placement offering, while incentive stock options have been granted with an exercise price equal to the stock price of the most recent private placement offering. Options granted under the Plan vest over periods ranging from six months to four years. The options will expire ten years from the grant date or from three to six months after termination of employment.

        On December 15, 2009, the Company's Board of Directions approved the acceleration of all unvested stock options outstanding as of October 9, 2009, in connection with the Merger. Options to purchase 1,373,164 shares of common stock were subject to the acceleration, of which 850,521 shares were held by the Company's executive officers. The Company recognized $168,976 of stock-based compensation that was associated with the unrecognized compensation cost at the time of the acceleration, of which $102,938 related to the Company's executive officers. None of the input variables to the Black-Scholes option-pricing model (i.e. stock price, exercise price of the options, expected life of the options, volatility, risk free interest rate, and dividend yield) changed from the day before the modification to the day of modification. Therefore, no other incremental compensation costs resulted from this option modification.

        Subsequent to the Merger, the Company has granted 525,000 options to employees and the Board under the Plan. As of December 31, 2009 and 2008, there was $1,427,128 and $43,979, respectively, of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plan.

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

11. STOCK-BASED COMPENSATION AND STOCK ISSUED FOR SERVICES (Continued)

        The Company uses the Black-Scholes option-pricing model to estimate the value of its share-based payments. The assumptions used in the Black-Scholes option-pricing model for the years ended December 31, 2009 and 2008 are set forth in the following table. Prior to the Merger, the fair value of common stock was based on the cash paid by unrelated investors for the Company's stock. Subsequent to the Merger, the fair value of common stock is based on the closing quoted price of the Company's common stock, as reported on the OTC Bulletin Board. Prior to the Merger, the expected volatility was based on the volatility of the Dow Jones Small Cap Medical Equipment Index. The Company calculated expected volatility using the daily closing total returns for that index for a period of time equal to the expected term of the options immediately prior to the grant date. Subsequent to the Merger, the expected volatility is based on the volatility of selected comparable publicly traded companies that are similar to the Company's industry, size, financial leverage and stage of life cycle. The Company uses historical data to estimate option exercise and employee termination patterns. The expected term of the options granted represents the period of time that options granted are expected to be outstanding. The risk free rate for periods within the contractual life of the option is based on the U.S. treasury securities constant maturity rate that corresponds to the expected term in effect at the time of grant.

	Year Ended December 31,
	2009	2008
Expected volatility	22.67 - 93.33%	20.19 - 20.50%
Expected life, range in years	6.25 - 9	9
Expected dividend yield on stock	0.00%	0.00%
Risk free interest rate range	3.40 - 3.60%	3.46 - 3.95%
Fair value of common stock	$1.50 - $6.00	$1.60 - $1.80

        A summary of the status of the Company's stock option plan as of December 31, 2009 and changes during the periods are presented in the table below:

	Years Ended December 31, 2009
	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value
Options outstanding as of December 31, 2007	1,725,320	$1.54
Granted	490,000	1.78
Exercised	—	—
Forfeited	(29,500)	1.74

Options outstanding as of December 31, 2008	2,185,820	1.54
Granted	1,495,000	1.50
Exercised	—	—
Forfeited	(84,625)	1.57

Options outstanding as of December 31, 2009	3,596,195	1.55	6.17	$6,515,929

Options exercisable as of December 31, 2009	3,071,195	1.56	5.93	5,539,427

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

11. STOCK-BASED COMPENSATION AND STOCK ISSUED FOR SERVICES (Continued)

        A summary of the Company's non-vested options for the year ended December 31, 2009 is presented below:

	Shares	Weighted Average Grant-Date Fair Value
Nonvested as of December 31, 2008	687,474	$1.00
Granted	1,495,000	1.26
Vested	(1,572,849)	(0.27)
Forfeited	(84,625)	(1.58)

Nonvested as of December 31, 2009	525,000	3.34

        The following is the stock-based compensation expense recognized in the Company's statements of operations:

			For the Period From January 1, 2002 (inception of development stage) Through December 31, 2009
	Year Ended December 31,
	2009	2008
Selling, general and administrative	$212,984	$3,661	$474,037
Research and development	26,421	14,170	63,630

	$239,405	$17,831	$537,667

12. SUBSEQUENT EVENTS

        Subsequent to December 31, 2009, the Company received $2,550,000 in connection with the issuance of convertible notes. Of this amount, $600,000 was received from members of the Company's Board of Directors. These notes bear interest at 10%, if paid in cash, or 12% if converted to common stock. The notes have 100% warrant coverage to purchase common stock of the Company at the exercise price of $2.68 per share, exercisable for five years from the date of the notes.

        Subsequent events were evaluated through July 28, 2010.

Retroactive Presentation for Reverse Common Stock Split

        Effective June 28, 2010, the Company implemented a 1-for-4 reverse stock split of its issued and outstanding common stock. All common share and per share information in the accompanying financial statements have been retroactively restated to reflect the reverse common stock split.

TECHNISCAN, INC.
(A Development Stage Company)

CONDENSED BALANCE SHEETS

(unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$323,782	$232,706
Debt issuance costs	99,571	—
Prepaid expenses	309,025	271,209

Total current assets	732,378	503,915
Property and equipment, net	681,202	617,142
Deposits	28,153	28,153

Total assets	$1,441,733	$1,149,210

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$903,640	$472,367
Accrued liabilities	681,842	670,638
Convertible notes payable, net of discount of $1,422,778	1,127,222	—
Embedded derivative liability	736,621	—
Common stock warrant liability	1,948,194	—
Related-party customer deposits	260,000	260,000

Total current liabilities	5,657,519	1,403,005
Deferred rent	143,704	139,330
Accrued software license fees	—	250,000

Total liabilities	5,801,223	1,792,335

Commitments
Stockholders' deficit:
Common stock, $.001 par value: 150,000,000 shares authorized; 20,724,446 shares outstanding	20,724	20,724
Additional paid-in capital	24,985,778	24,524,019
Accumulated deficit prior to development stage	(389,393)	(389,393)
Accumulated deficit during development stage	(28,976,599)	(24,798,475)

Total stockholders' deficit	(4,359,490)	(643,125)

Total liabilities and stockholders' deficit	$1,441,733	$1,149,210

See accompanying notes to condensed financial statements.

TECHNISCAN, INC.
(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

					For the Period From January 1, 2002 (inception of development stage) Through June 30, 2010
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Government grant	$5,831	$276,439	$94,341	$631,799	$3,139,805
Related-party research	—	—	—	—	240,000

Total revenues	5,831	276,439	94,341	631,799	3,379,805

Operating expenses:
Selling, general and administrative	758,263	254,218	1,677,767	543,918	14,641,352
Research and development	582,564	259,006	1,033,677	584,702	13,881,434
Direct grant	3,495	161,559	114,660	377,388	1,989,816

Total operating expenses	1,344,322	674,783	2,826,104	1,506,008	30,512,602

Loss from operations	(1,338,491)	(398,344)	(2,731,763)	(874,209)	(27,132,797)
Interest income	458	58	560	1,079	56,373
Interest expense	(1,274,725)	—	(1,293,846)	(110)	(1,749,561)
Gain (loss) on derivatives, net	1,015,686	—	(153,075)	—	(153,075)
Gain on sale of property and equipment	—	—	—	—	2,461

Net loss	$(1,597,072)	$(398,286)	$(4,178,124)	$(873,240)	$(28,976,599)

Net loss per common share—basic and diluted	$(0.08)	$(0.05)	$(0.20)	$(0.10)

Weighted average number of common shares outstanding—basic and diluted	20,724,446	8,760,589	20,724,446	8,735,641

See accompanying notes to condensed financial statements.

TECHNISCAN, INC.
(A Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

			For the Period From January 1, 2002 (inception of development stage) Through June 30, 2010
	For the Six Months Ended
	June 30, 2010	June 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,178,124)	$(873,240)	$(28,976,599)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	93,351	20,197	595,298
Impairment of intangible assets	—	—	14,179
Gain on sale of property and equipment	—	—	(2,461)
Non-cash interest expense	—	—	383,610
Issuance of common stock for services	—	—	375,000
Stock-based compensation	461,759	11,397	1,587,860
Debt discount amortization on convertible notes payable	1,108,962	—	1,108,962
Loss on derivatives	153,075	—	153,075
Changes in assets and liabilities:
Accounts receivable	—	(200,000)	267
Inventory	—	—	61,649
Prepaid expenses	(37,816)	15,959	887,821
Accounts payable	431,273	13,086	894,720
Accrued liabilities	11,204	23,437	342,024
Related-party customer deposits	—	200,000	260,000
Deferred rent	4,374	40,784	143,704
Other liabilities	(250,000)	—	—

Net cash used in operating activities	(2,201,942)	(748,380)	(22,170,891)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	—	—	4,000
Purchase of property and equipment	(157,411)	—	(1,174,225)

Net cash used in investing activities	(157,411)	—	(1,170,225)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt	—	—	(79,292)
Proceeds from exercise of stock options and warrants, and from the issuance of stock, net of issuance costs	—	557,586	18,748,587
Payment of debt issuance costs	(99,571)	—	(99,571)
Proceeds from issuance of convertible notes payable	2,550,000	—	4,950,000

Net cash provided by financing activities	2,450,429	557,586	23,519,724

Net increase (decrease) in cash and cash equivalents	91,076	(190,794)	178,608
Cash and cash equivalents at beginning of period	232,706	269,192	145,174

Cash and cash equivalents at end of period	$323,782	$78,398	$323,782

See accompanying notes to condensed financial statements.

TECHNISCAN, INC.
(A Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS (Continued)

(unaudited)

			For the Period From January 1, 2002 (inception of development stage) Through June 30, 2010
	For the Six Months Ended
	June 30, 2010	June 30, 2009
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$12,814	$110	$26,581
Cash paid for income taxes	200	100	1,000
Supplemental Disclosure of Noncash Investing and Financing Activities:
Embedded derivative liability associated with convertible notes payable	$1,197,463	$—	$1,197,463
Common stock warrant liability associated with convertible notes payable	2,503,038	—	2,503,038
Common stock issued to stockholders of Castillo, Inc. in connection with the Merger	—	—	6,000
Issuance of common stock for future services	—	—	225,000
Conversion of preferred stock and common stock warrants to common stock	—	—	38,937
Issuance of Series E convertible preferred stock for future services	—	—	1,000,000
Conversion of notes payable, including accrued interest, to preferred stock	—	—	2,611,831

See accompanying notes to condensed financial statements.

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

        TechniScan, Inc. (the "Company") (formerly known as Castillo, Inc. or "Castillo") was originally formed as a Nevada corporation on February 2, 2007. The Company changed its state of incorporation from the state of Nevada to the state of Delaware on October 8, 2009.

        On October 9, 2009, TechniScan Acquisition, Inc., a Utah corporation and wholly owned subsidiary of the Company, was merged with and into TechniScan, Inc., a Utah corporation ("TechniScan Utah"). TechniScan Utah was then immediately merged into the Company (collectively referred to as the "Merger"). Pursuant to the Merger, the Company succeeded to the business of TechniScan Utah as its sole line of business and changed its name to TechniScan, Inc. The Merger has been accounted for as a recapitalization of TechniScan Utah and the historical financial statements prior to the Merger are those of TechniScan Utah.

Description of Business

        TechniScan Utah was incorporated in 1984 for the purpose of conducting research on advanced ultrasound imaging and inverse scatter technology. The Company is in the development stage, as defined by the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 915-10, Development Stage Entities, as it has not generated significant revenues. The development stage began January 1, 2002, when the Company was capitalized for research, development and commercialization of innovative medical imaging products for the detection and diagnosis of breast cancer.

        The Company's commercial focus is the development of an ultrasound-based product known as the Warm Bath Ultrasound ("WBU") system that is expected to provide radiologists with unique information about the bulk properties of tissue in the breast as well as clear images of the tissue structure.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying unaudited condensed financial statements of the Company are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they may not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2010 are not necessarily indicative of results that may be expected for the year ending December 31, 2010. The condensed balance sheet as of December 31, 2009 has been derived from the Company's audited financial statements as of that date, but does not include all of the information and notes required by GAAP for complete financial statements. For further information refer to the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission ("SEC") on March 22, 2010.

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

        The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents. The Company places its cash with one financial institution. Accounts are guaranteed by the Federal Deposit Insurance Corporation up to $250,000. At times, balances may exceed federally insured limits.

Debt Issuance Costs

        Debt issuance costs include costs incurred in connection with the issuance of the Company's convertible notes payable and warrants. These costs are being amortized into interest expense over the six-month term of the notes (see Note 6).

Property and Equipment

        Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets.

Impairment of Long-Lived Assets

        Long-lived assets of the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, in accordance with FASB ASC Subsection 360-10-45.

Derivative Instruments

        In connection with the sale of debt or equity instruments, the Company may sell warrants to purchase its common stock. In certain circumstances, these warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as conversion options, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative asset or liability.

        The accounting for derivative instruments is complex. The Company's derivative liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to other income (expense), in the period in which the changes in fair value occur. For embedded derivatives and warrants that are accounted for as derivative instrument

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

liabilities, the Company determines the fair value of these instruments using both the Black-Scholes option-pricing model and the Binomial option-pricing model. These models require assumptions related to the expected term of the instrument and risk-free rates of return, the Company's current common stock price, expected dividend yield and the expected volatility corresponding to the expected life of the instrument.

Revenue Recognition

        The Company's revenues are sourced from federal research grants and private and government research contracts. Revenue is recognized when the following criteria are met: (i) a contractual agreement exists; (ii) products have been delivered or services have been rendered; (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured. Government grant revenue is recognized during the period qualifying expenses are incurred for research and development of the WBU System as set forth under the terms of the grant award agreements. The Company has complied with all applicable federal statutes and regulations, including the delivery of all required periodic reports. No refunds have been requested by any of the federal agencies to date and the Company believes it is remote that refunds will be required in the future.

Direct Grant Expenses

        Direct grant expenses consist of costs incurred directly related to performance on the government grants. These expenses consist primarily of payroll, travel and direct material expenses. These expenses are charged to direct grant expense as incurred. Because (1) the Company is incurring the expenses regardless of whether or not a government grant is obtained, (2) the Company is the primary obligor, (3) the Company has reasonable latitude in establishing the grant amount, (4) the Company performs the services, (5) the Company has discretion in supplier selection, and (6) the Company determines the specifications of the research, the direct grant expenses are presented gross of government grant revenues.

Fair Value Measurements

        As defined in FASB ASC 820, Fair Value Measurements and Disclosures, fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, FASB ASC 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.
Level 2	Other inputs that are observable directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.
Level 3	Unobservable inputs that are used when little or no market data is available, which require the Company to develop its own assumptions about how market participants would value the assets or liabilities.

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosure each quarter. Assets and liabilities measured at fair value on a recurring basis as of June 30, 2010 and December 31, 2009 are summarized as follows:

	Fair Value as of June 30, 2010
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$242,827	$—	$—	$242,827

Total	$242,827	$—	$—	$242,827

Liabilities:
Embedded derivative liability	$—	$—	$736,621	$736,621
Common stock warrant	—	—	1,948,194	1,948,194

Total	$—	$—	$2,684,815	$2,684,815

	Fair Value as of December 31, 2009
	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$130,028	$—	$—	$130,028

Total	$130,028	$—	$—	$130,028

        The following table presents the fair value reconciliation of Level 3 liabilities measured at fair value on a recurring basis during the six months ended June 30, 2010:

	Fair Value Mearsurments Using Significant Unobservable Inputs (Level 3)
	Embedded Derivative	Warrant Derivative	Total
Beginning balance, December 31, 2009	$—	$—	$—
Issuances:
Embedded derivatives issued in conjunction with convertible notes payable	1,197,463	—	1,197,463
Warrants issued in conjunction with convertible notes payable	—	2,503,038	2,503,038
Total gains included in earnings	(460,842)	(554,844)	(1,015,686)

Ending balance, June 30, 2010	$736,621	$1,948,194	$2,684,815

Net Loss Per Common Share

        Basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net income per share is computed by dividing net

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

income, if any, by the sum of the weighted average number of common shares outstanding and the dilutive potential common share equivalents then outstanding. Potential common share equivalents consist of the weighted average number of shares issuable upon the exercise of outstanding stock options and warrants to acquire common stock, and shares issuable upon conversion of convertible debt. If the Company generates net income and these potential common share equivalents are dilutive, the Company computes diluted net income per share using the treasury stock method.

        Due to the fact that for all periods presented, the Company has incurred net losses, weighted average common share equivalents of 4,403,361 and 6,421,393 for the three months ended June 30, 2010 and 2009, respectively, and 4,007,373 and 5,091,663 for the six months ended June 30, 2010 and 2009, respectively, are not included in the calculation of diluted net loss per common share because they are anti-dilutive.

Operating Segment

        The Company conducts business within one operating segment. The Company's operations are all related to the research and development of its WBU system. All assets of the business are located in the United States.

Recent Accounting Pronouncements

        In March 2010, the FASB issued Accounting Standards Update ("ASU") No. 2010-11, which is included in the Codification under ASC 815. This update clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Only an embedded credit derivative that is related to the subordination of one financial instrument to another qualifies for the exemption. This guidance became effective for the Company's interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company's condensed financial statements.

        In February 2010, the FASB issued ASU No. 2010-09, which is included in the Codification under ASC 855, Subsequent Events. This update removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated and became effective for interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have an impact on the Company's condensed financial statements.

        In January 2010, the FASB issued ASU No. 2010-06, which is included in the Codification under ASC 820, Fair Value Measurements and Disclosures. This update requires the disclosure of transfers between the observable input categories and activity in the unobservable input category for fair value measurements. The guidance also requires disclosures about the inputs and valuation techniques used to measure fair value and became effective for interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company's condensed financial statements.

Reclassifications

        Certain reclassifications have been made to 2009 information to conform to the 2010 presentation.

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3. GOING CONCERN

        Since entering the development stage, the Company has not generated revenues in excess of expenses and has been dependent on government grants and equity raised from individual investors to sustain its operations. The WBU system has not yet been approved by the U.S. Food and Drug Administration ("FDA") for commercial sale. Therefore, the Company has not generated any revenues from non-research product sales. The Company has incurred losses and used cash in operating activities since entering the development stage. As of June 30, 2010, the Company had an accumulated deficit of $29,365,992, negative working capital of $4,925,141, and minimal revenues. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        The Company's plans to address its liquidity issues include (1) the sale of debt and equity securities, (2) collaboration with third parties to accelerate the introduction of product and services into the market, and (3) continued focus on obtaining approval from the FDA for the Company's product and services to qualify for commercial sale.

        There can be no assurance that the Company's planned sales of debt and equity securities, its collaborative efforts, or its efforts to obtain FDA approval will be successful or that the Company will have the ability to commercialize its imaging system and ultimately attain profitability.

4. PREPAID EXPENSES

        Prepaid expenses as of June 30, 2010 and December 31, 2009 consisted of the following:

	June 30, 2010	December 31, 2009
Deferred offering costs	$301,568	$42,568
Prepaid professional services	—	150,000
Prepaid payroll expense	—	59,709
Other	7,457	18,932

	$309,025	$271,209

5. ACCRUED LIABILITIES

        Accrued liabilities as of June 30, 2010 and December 31, 2009 consisted of the following:

	June 30, 2010	December 31, 2009
Accrued software license fees	$375,000	$150,000
Accrued compensation and benefits	181,724	195,811
Accrued interest	79,683	—
Other accrued liabilities	45,435	53,465
Liabilities to dissenter stockholders	—	271,362

	$681,842	$670,638

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. CONVERTIBLE NOTES PAYABLE AND DERIVATIVES

        On March 30, 2010, the Company entered into a Note and Warrant Purchase Agreement with five accredited investors pursuant to which the investors purchased senior secured convertible notes ("Notes") in the aggregate amount of $1,850,000. Of this amount $500,000 was received from members of the Company's Board of Directors. The Notes are due and payable on September 30, 2010, together with accrued interest at the rate of 10% per annum, unless the principal amount of a note is converted into shares of common stock of the Company, in which case the interest is payable on the principal at a rate of 12% per annum. The Company is recording interest at 12%. At its option, the Company may prepay all of the outstanding principal and accrued interest on the Notes, subject to a prepayment charge of 10% of the principal amount of the Notes. The Notes are convertible in whole or in part at any time at the option of the holder of the Note into the number of shares equal to the principal amount of the Note and all accrued interest divided by $2.68, subject to customary adjustments as set forth in the Notes for stock splits, stock dividends, etc. In addition, in the event that the Company receives cash investments from one or more investors in one or more transactions for gross proceeds of not less than $5,000,000 in exchange for the issuance of shares or any other securities that are convertible into or exercisable for shares at any time between March 30, 2010 and September 30, 2010, the Notes are convertible into shares at the same price and on the same terms as the investors.

        During the period from May 13, 2010 through May 27, 2010, the Company issued Notes in the aggregate amount of $700,000 to nine accredited investors under the same terms as those issued on March 30, 2010. Of this amount $100,000 was received from a member of the Company's Board of Directors.

        In conjunction with the Notes, the Company issued warrants ("Warrants") to investors to purchase an aggregate of 951,499 shares of the Company's common stock. The exercise price per share is $2.68, subject to customary adjustments as set forth in the Warrants for stock splits, stock dividends, etc. The Warrants expire five years from the date of grant.

        The Notes and Warrants contain a provision which adjusts the exercise price of the Notes and Warrants if the Company issues or sells common stock or securities convertible into common stock at a price per share, or equivalent price per share lower than $2.68. The Company assessed the terms of the Notes and Warrants in accordance with ASC Topic 815 - 40, and determined that the underlying terms of the Notes and Warrants are not indexed to the Company's common stock. Therefore, the conversion option and the warrants are accounted for as an embedded derivative and as a derivative, respectively, and are valued at fair value at the date of issuance and each subsequent reporting date.

        Pursuant to certain prepayment provisions set forth in the Notes, the investors have the right, at the investors' option to require the Company to prepay all or a portion of the Notes in cash at a price equal to the greater of (1) 125% of the aggregate principal amount of the Notes plus all accrued and unpaid interest and (2) the aggregate principal amount of the Notes plus all accrued and unpaid interest, divided by the conversion price on the date the investor demands payment, pursuant to this provision or the date the payment is actually made by the Company to the investor pursuant to this provision, whichever is less, multiplied by the daily volume weighted average price of the Company's common stock on the greater of either of the two dates used to determine the conversion price in connection with a payment pursuant to this provision. The prepayment provisions are embedded

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. CONVERTIBLE NOTES PAYABLE AND DERIVATIVES (Continued)

derivatives and the fair value of the prepayment penalties are included in the embedded derivative liability.

        On March 31, 2010 (and the date of issuance of the derivatives), the fair value of the embedded derivatives and warrant liability was $1,016,897 and $2,001,864, respectively. The Company recorded an inception loss on derivatives of $1,168,761 and a discount of $1,850,000 on the Notes.

        From May 13, 2010 through May 27, 2010 (dates of additional issuance), the fair value of the embedded derivatives and warrant liability for the additional issuance was $180,566 and $501,174, respectively. As a result, the Company recorded a discount of $681,740 on the Notes issued during May 2010.

        The revaluation of the derivatives as of June 30, 2010 resulted in the fair value of the liabilities of $736,621 and $1,948,194 for the embedded derivative liability on the Notes and the common stock warrant liability, respectively. The decrease in the fair value resulted in a gain on derivatives of $1,015,686 for the three months ended June 30, 2010. The Company uses the Black-Scholes option-pricing model to estimate the value of its embedded derivatives, and the Company uses the Black-Scholes and Binomial option-pricing models to estimate the value of its common stock warrant liability. The assumptions used in the Black-Scholes and Binomial option-pricing models for the three and six months ended June 30, 2010 and 2009 are set forth in the following table. The expected volatility is based on the volatility of public companies that are similar to the Company's industry, size, financial leverage and stage of life cycle. The Company calculated the historical volatility of these companies using the daily closing total returns for a period of time equal to the expected term of the embedded derivatives and common stock warrant liability as of the valuation date. The expected term represents the period of time that the embedded derivatives and common stock warrant liability are expected to be outstanding. The risk free rate is based on the U.S. treasury securities constant maturity rate that corresponds to the expected term.

Embedded Derivatives

	June 30, 2010	May 13 - 27, 2010	March 31, 2010
Expected volatility	88.1%	84.3%	46.1%
Expected life, range in years	0.25	0.35	0.5
Expected dividend yield on stock	0.0%	0.0%	0.0%
Risk free interest rate	0.24%	0.24%	0.28%

Common Stock Warrant Liability

	June 30, 2010	May 13 - 27, 2010	March 31, 2010
Expected volatility	78.1%	76.4%	69.0%
Expected life, range in years	4.75	4.84	5
Expected dividend yield on stock	0.0%	0.0%	0.0%
Risk free interest rate	1.83%	2.14%	2.63%

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. STOCKHOLDERS' DEFICIT

Retroactive Presentation for Reverse Common Stock Split

        Effective June 28, 2010, the Company implemented a 1-for-4 reverse stock split of its issued and outstanding common stock. All common share and per share information in the accompanying condensed financial statements have been retroactively restated to reflect the reverse common stock split.

Stock Warrants

        A summary of the warrant activity for the six months ended June 30, 2010 and related information is presented below:

	Number of Warrants outstanding	Weighted average exercise price
Warrants outstanding as of December 31, 2009	—	$—
Granted	951,499	2.68
Exercised	—	—
Canceled	—	—

Warrants outstanding as of June 30, 2010	951,499	2.68

Warrants exercisable as of June 30, 2010	951,499	2.68

Stock Options

        Under the Company's Comprehensive Management Incentive Plan (the "Plan"), the number of options authorized is limited to 18 percent of the total outstanding common shares. As of June 30, 2010, the number of options authorized was 3,730,400.

        A summary of the Company's stock option activity for the six months ended June 30, 2010 is as follows:

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value
Options outstanding as of December 31, 2009	3,596,195	$1.55	6.17	$6,515,929
Granted	10,000	2.62
Exercised	—	—
Forfeited	(70,000)	(1.93)

Options outstanding as of June 30, 2010	3,536,195	1.55	4.31	5,146,299

Options exercisable as of June 30, 2010	3,141,195	1.55	4.10	4,568,799

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. STOCKHOLDERS' DEFICIT (Continued)

        As of June 30, 2010, there was $1,284,064 of total unrecognized compensation cost with a weighted average vesting period of 1.72 years related to unvested share-based compensation arrangements granted under the Plan. The total fair value of shares vested during the six months ended June 30, 2010 was $472,290.

        A summary of the Company's non-vested options for the six months ended June 30, 2010 is as follows:

	Shares	Weighted Average Grant-Date Fair Value
Nonvested as of December 31, 2009	525,000	$3.34
Granted	10,000	2.62
Vested	(140,000)	(4.02)
Forfeited	—	—

Nonvested as of June 30, 2010	395,000	3.95

        The Company uses the Black-Scholes option-pricing model to estimate the value of its share-based payments. The assumptions used in the Black-Scholes option-pricing model for the three and six months ended June 30, 2010 and 2009 are set forth in the following table. Subsequent to the Merger, the expected volatility is based on the volatility of public companies that are similar to the Company's industry, size, financial leverage and stage of life cycle. Prior to the Merger, the expected volatility was based on the volatility of the Dow Jones Small Cap Medical Index. The Company calculated the historical volatility of these companies using the daily closing total returns for a period of time equal to the expected term of the options immediately prior to the grant date. The Company uses historical data to estimate option exercise and employee termination patterns. The expected term of the options granted represents the period of time that options granted are expected to be outstanding. The risk free rate for periods within the contractual life of the option is based on the U.S. treasury securities constant maturity rate that corresponds to the expected term in effect at the time of grant. The fair value of common stock is based on closing stock quotes for the Company's common stock.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Expected volatility	89.36%	22.80%	89.36% - 91.04%	22.80%
Expected life, range in years	6.25	9.00	6.25	9.00
Expected dividend yield on stock	0.00%	0.00%	0.00%	0.00%
Risk free interest rate range	3.85%	3.52%	3.56% - 3.85%	3.52%
Fair value of common stock	$3.44	$1.50	$3.36 - $3.44	$1.50

TECHNISCAN, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. SUBSEQUENT EVENTS

        From July 29, 2010 to August 6, 2010, the Company received $100,000 in connection with the issuance of Notes, which were received from a member of the Company's Board of Directors. The Company issued Warrants to purchase 37,313 shares of the Company's common stock in connection with the Notes.

        On August 9, 2010, the Company received $85,000 by issuing a short-term note to a related party. The note bears interest at 8% per annum. The principal amount of the note and accrued interest is due in full upon the earlier of: (i) the Company receiving cash proceeds from equipment sales, loans, investments or otherwise in excess of $85,000; (ii) the closing of an equity offering where the Company receives gross proceeds of not less than $2,000,000; or (iii) December 31, 2010.

        On July 28, 2010, the Company's board of directors implemented a furlough to reduce overhead costs and conserve cash. The furlough, which was effective August 13, 2010, is for ten weeks and affects 13 of the Company's 21 employees, including several key employees in operations and engineering.

TECHNISCAN, INC.

             UNITS

PROSPECTUS

                 , 2010

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2010

[RESALE PROSPECTUS ALTERNATE PAGE]

PRELIMINARY PROSPECTUS

Common Stock

        This prospectus relates to the resale by the selling stockholders of up to                                     shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling stockholders. The selling stockholders named herein may be deemed underwriters of the shares of common stock which they are offering.

        Our common stock is quoted on the Over-the-Counter Bulletin Board, or the OTC Bulletin Board, under the symbol "TSNI.OB." On                                    , the last sale price of our common stock as reported on the OTC Bulletin Board was $            . All share amounts and prices reflect the 1-for-4 reverse common stock split that became effective June 28, 2010.

        The purchase of the securities involves a high degree of risk. See section entitled "Risk Factors" beginning on page 9.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                    2010

[RESALE PROSPECTUS ALTERNATE PAGE]

Page
PROSPECTUS SUMMARY
THE OFFERING
SUMMARY FINANCIAL DATA
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
DISCLOSURE OF COMMISSION POSITION ON IDEMNIFICATION FOR SECURITIES ACT LIABILITIES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS	F-1
INFORMATION NOT REQUIRED IN A PROSPECTUS	II-1
SIGNATURES	II-7
POWER OF ATTORNEY	II-7

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, nor is it seeking an offer to buy securities in any jurisdictions where offers and sales are not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

[RESALE PROSPECTUS ALTERNATE PAGE]

THE OFFERING

Common stock offered by selling stockholders	shares
Common stock outstanding (as of September 7, 2010)	20,724,444 shares(1)
Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.
OTC Bulletin Board Symbol	TSNI.OB
Risk factors	See "Risk Factors" beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

(1)
Does not include (i) 12,600,000 shares of common stock and warrants exercisable into 5,040,000 shares of common stock being registered for issuance in a public offering; (ii) 1,008,000 shares of common stock underlying warrants issued to a placement agent in connection with the public offering; (iii) 3,536,195 shares of common stock issuable upon the exercise of outstanding options, with a weighted average price of $1.55 per share; and (iv) 1,077,147 and 1,026,126 shares of common stock issuable upon conversion of outstanding convertible notes and exercise of outstanding warrants, respectively. See "Description of Securities" beginning on page     .

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

        The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the notes and exercise of the warrants. For additional information regarding the issuance of the notes and the warrants, see "Description of Securities—Private Placement of Notes and Warrants." We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the notes and the warrants issued pursuant to the Note and Warrant Purchase Agreement, Biotex Pharma Investments LLC, Danal International Trading Corp., Felix M. Lopez, Jr. and Lou Schiliro have not had any material relationship with us within the past three years. Messrs. Hungerford, Stanley, Klock, Jandernoa, Mattes, J. Landstra and Ms. M. Landstra had been TechniScan Utah shareholders, and Messrs. Hungerford and Stanley are currently members of our Board.

        The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act")) of the shares of common stock held by each of the selling stockholders. The first column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, options, notes and warrants, as of September 7, 2010, assuming conversion of the notes and exercise of the options and warrants held by each such selling stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

        The second column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (1) conversion of the notes set forth therein or (2) exercise of the warrants set forth therein.

        In accordance with the terms of a registration rights agreement with the holders of the notes and the warrants, this prospectus generally covers the resale of the sum of (1) the maximum number of shares of common stock issuable upon conversion of the notes and (2) the maximum number of shares of common stock issuable upon exercise of the warrants, in each case, determined as if the outstanding notes and warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The third column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

        Under the terms of the notes and the warrants, a selling stockholder may not convert the notes or exercise the warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.9% or 9.9% (as applicable) absent waiver of such restriction upon 61 days' notice from such selling stockholder. The number of shares in the first column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
Biotex Pharma Investments LLC	766,143	766,143	—
Danal International Trading Corp.	152,592	152,592	—
Kenneth G. Hungerford II	1,271,558	344,585	926,973
Richard J. Stanley	2,378,114	267,794	2,110,320
Michael J. Jandernoa	1,079,684	268,194	811,490
Edward C. Mattes, Jr.	85,278	7,611	77,677
John C. Klock, M.D.	270,693	38,007	232,686
Felix M. Lopez, Jr.	7,606	7,606	—
Jerrold Landstra	158,032	38,032	120,000
Marlene J. Landstra	158,032	38,032	120,000
Louis Schiliro	174,677	174,677	—

[RESALE PROSPECTUS ALTERNATE PAGE]

PLAN OF DISTRIBUTION

        We are registering the shares of common stock issuable upon conversion of the notes and exercise of the warrants to permit the resale of these shares of common stock by the holders of the notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

        The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

  •
  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales made after the date the Registration Statement is declared effective by the Commission;

  •
  broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of

[RESALE PROSPECTUS ALTERNATE PAGE]

common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

        The selling stockholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer, donate and pledge the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        To the extent required by the Securities Act, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

        Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

        The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $[            ] in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreement or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement or we may be entitled to contribution.

        Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

SEC registration fees	$5,000
Transfer agent fees	1,000
Legal fees and expenses	285,000
Edgarizing costs	30,000
Printing and engraving expenses	4,000
Blue sky fees	20,000
Accounting fees and expenses	50,000
Miscellaneous	5,000

Total	$400,000

        All amounts are estimated.

Item 14.    Indemnification of Directors and Officers.

        Our Certificate of Incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

        Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request in such a capacity for another entity against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (1) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (2) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement), actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

        Our bylaws provide that we may indemnify and advance expenses to an employee, fiduciary, or agent of ours, whether or not they are a director or officer of ours, to the fullest extent permitted by law and if provided for by specific action of the Board, or contract.

        Our Certificate of Incorporation also eliminates personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) pursuant to Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

        On March 19, 2010, we entered into indemnification agreements with each of our directors as well as Messrs. Passey, Hanover and Klock. Pursuant to these agreements, we have agreed to hold harmless and indemnify these directors and officers to the full extent authorized or permitted by Delaware law against certain expenses (including attorneys fees) and other liabilities such as judgments, fines and amounts paid in settlement, actually and reasonably incurred by these individuals in connection with certain proceedings if they acted in good faith and in a manner they believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses (including attorneys fees) to these individuals subject to specified conditions. Under these agreements, we will not indemnify these individuals for expenses or other amounts for which Delaware law prohibits indemnification. The obligations under these agreements continue during the period in which these individuals are our directors or officers and continue thereafter so long as these individuals shall be subject to any proceeding by reason of their service to us, whether or not they are serving in any such capacity at the time the liability or expense is incurred for which indemnification can be provided under the agreements.

        Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.    Recent Sales of Unregistered Securities.

        During the period from October 2006 through September 2009, TechniScan Utah issued warrants to purchase 136,667 shares of common stock to directors on its Board of Directors for director compensation pursuant to the exemption provided by Section 4(2) and Rule 506 of the Securities Act of 1933, as amended ("Securities Act") for transactions by an issuer not involving a public offering.

        During the period from October 18, 2006 through May 8, 2007, TechniScan Utah issued 8,525,570 shares of Series D Preferred Stock to 65 accredited investors through a private placement transaction pursuant to the exemption provided by Section 4(2) and Rule 506 of the Securities Act for transactions by an issuer not involving a public offering. In connection with this private offering, TechniScan Utah issued warrants to purchase 159,199 shares of common stock. The shares of Series D Preferred Stock were sold at $0.75 per share and the warrants had an exercise price of $1.00 per share. 2,157,630 of the shares of Series D Preferred Stock were issued pursuant to the conversion of the convertible subordinated promissory notes previously outstanding. 3,256,931 of the shares of Series D Preferred Stock were issued pursuant to a right to convert shares of common stock purchased in a previous offering for $1.50 per share into Series D Preferred Stock. TechniScan Utah received $2,333,259 in cash as a result of this private offering. There were no commissions paid in connection with this transaction.

        During February 11, 2008 through September 15, 2009, TechniScan Utah issued 6,491,641 shares of Series E Preferred stock to 30 accredited investors through a private placement transaction pursuant to the exemption provided by Section 4(2) and Rule 506 of the Securities Act for transactions by an issuer not involving a public offering. The shares of Series E Preferred Stock were sold at $0.90 per share. 566,669 of the shares of Series E Preferred Stock were issued pursuant to the conversion of the convertible subordinated promissory notes previously outstanding. TechniScan Utah received an aggregate of $5,044,805 in cash in three closings of this private offering. There were no commissions paid in connection with this transaction.

        Pursuant to the first closing of the Series E Preferred Stock private offering, TechniScan Utah issued warrants to purchase 125,000 shares of our common stock, at a price of $3.00 per share to one accredited investor. Pursuant to the second closing of the Series E Preferred Stock private offering, TechniScan Utah issued warrants to purchase 148,464 shares of our common stock to 19 holders of Series E Preferred Stock at a price of $3.00 per share. Pursuant to the third closing of the Series E Preferred Stock private offering, TechniScan Utah issued warrants to purchase 237,153 shares of common stock to 14 holders of Series E Preferred Stock at a price of $3.00 per share.

        On October 23, 2008 TechniScan Utah issued warrants to purchase 4,000 shares of common stock to two consultants for services rendered, pursuant to the exemption provided by Section 4(2) and Rule 506 of the Securities Act for transactions by an issuer not involving a public offering.

        On December 11, 2008, TechniScan Utah issued warrants to purchase 2,000 shares of common stock to one consultant for services rendered, pursuant to the exemption provided by Section 4(2) and Rule 506 of the Securities Act for transactions by an issuer not involving a public offering.

        During the period from September 9, 2009 through October 8, 2009, TechniScan Utah issued 343,439 shares of common stock to 19 accredited investors through a private placement transaction pursuant to the exemption provided by Section 4(2) and Rule 506 of the Securities Act for transactions by an issuer not involving a public offering. The shares of common stock were sold at $3.00 per share. TechniScan Utah received $1,030,315 in cash as a result of this private offering. There were no commissions paid in connection with this transaction.

        On October 9, 2009, we issued an aggregate of 19,206,134 shares of our common stock to the shareholders of TechniScan Utah in connection with the Merger and we also issued options to purchase 3,071,195 shares of common stock in connection with the Merger. All shares of our common stock and options to purchase common stock issued pursuant to the Merger were in exchange for all issued and outstanding shares of common stock and options to purchase shares of common stock of TechniScan Utah. The shares of our common stock and options to purchase common stock were issued pursuant to the exemption provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder for transactions by an issuer not involving a public offering. The recipient(s) of our securities took them for investment purposes without a view to distribution. Furthermore, they had access to information concerning us and our business prospects; there was no general solicitation or advertising for the purchase of our securities; and the securities are restricted pursuant to Rule 144.

        On October 9, 2009, we issued 250,000 shares of our common stock to a consultant as compensation for services rendered pursuant to a professional services agreement pursuant to the exemption provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The recipient of our securities took them for investment purposes without a view to distribution. Furthermore, they had access to information concerning us and our business prospects; there was no general solicitation or advertising for the purchase of our securities; and the securities are restricted pursuant to Rule 144.

        On November 10, 2009, we issued 37,500 shares of our common stock to a consultant as compensation for services rendered pursuant to a consulting agreement pursuant to the exemption provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The recipient of our securities took them for investment purposes without a view to distribution. Furthermore, they had access to information concerning us and our business prospects; there was no general solicitation or advertising for the purchase of our securities; and the securities are restricted pursuant to Rule 144.

        On March 30, 2010, we issued senior secured convertible promissory notes in the aggregate amount of $1,850,000 and common stock purchase warrants to purchase 690,301 shares of our common stock to five accredited investors. The notes are convertible in whole or in part at any time at the option of the holder of the note into that number of shares equal to the principal amount of the note, and all accrued interest payable on the principal at a rate of 12% per annum, divided by $2.68, subject to customary adjustments set forth in the notes. The warrants are exercisable in whole or in part at the option of the holder anytime up to for five years from the date of grant at an exercise price per share is $2.68, subject to customary adjustments set forth in the warrants. The offering of the notes and warrants was not registered under the Securities Act, but was made in reliance upon the exemptions from the registration requirements of the Securities Act set forth in Section 4(2) thereof and Rule 506 promulgated thereunder for transactions by an issuer not involving a public offering. The recipient(s) of our securities took them for investment purposes without a view to distribution. Furthermore, they had access to information concerning us and our business prospects; there was no general solicitation or advertising for the purchase of our securities; and the securities are restricted pursuant to Rule 144.

        During the period from May 13, 2010 through May 27, 2010, we issued senior secured convertible promissory notes in the aggregate amount of $700,000 and common stock purchase warrants to purchase 261,198 shares of our common stock to nine accredited investors under the same terms as those issued on March 30, 2010.

        From July 29, 2010 through August 24, 2010, two members of our Board purchased senior secured convertible promissory notes in the amount of $200,000. In conjunction with the notes, we issued warrants to purchase an aggregate of 74,627 shares of our common stock. Except as adjusted for the later issuance date, the note and warrant have the same material terms as the senior secured convertible promissory notes and the common stock purchase warrants, respectively, we issued pursuant to a Note and Warrant Purchase Agreement and other investment documents in connection with our March 2010 Offering.

        The offering of the notes and warrants was not registered under the Securities Act, but was made in reliance upon the exemptions from the registration requirements of the Securities Act set forth in Section 4(2) thereof and Rule 506 promulgated thereunder for transactions by an issuer not involving a public offering. The recipient(s) of our securities took them for investment purposes without a view to distribution. Furthermore, they had access to information concerning us and our business prospects; there was no general solicitation or advertising for the purchase of our securities; and the securities are restricted pursuant to Rule 144.

Equity Compensation Plan

        From March 2007 until September 2009, TechniScan Utah granted Non-Qualified Stock Option awards and Incentive Stock Option awards covering an aggregate of 884,188 shares of common stock, pursuant to our Plan, that remained outstanding as of September 30, 2009. The exercise price for each option is as follows: options granted in March 2007 were $1.38 per share; options granted in March 2008 were $3.00 per share and $1.80 per share; options granted in May 2008 were $1.80 per share; options granted in July 2008, June 2009, August 2009 and September 2009 were $1.50 per share. Each option vests ten years from the date of issuance or three months from termination of employment. Each of the stock option awards were made in reliance upon the exemption from the registration provisions of the Securities Act set forth in Rule 701 in that the securities were offered and sold either pursuant to written compensatory benefit plans or contracts relating to compensation.

        After the Merger, from October 2009 through May 25, 2010, we granted Non-Qualified Stock Option awards and Incentive Stock Option awards covering an aggregate of 535,000 shares of common stock, pursuant to our Plan, that remained outstanding as of July 20, 2010. The exercise price for each option is as follows: 525,000 shares granted in 2009 were granted at an exercise price of $1.50 per share and 10,000 options granted in 2010 were granted at option price of $3.36 and $3.44 per share. There are 470,000 options that vest quarterly over two years beginning the first quarter of 2010; 12,500 options that vested after six months from date of grant and 52,500 options that vest 25% on the anniversary of grant date and thereafter in 36 equal monthly installments. Each of the stock option awards were made in reliance upon the exemption from the registration provisions of the Securities Act set forth in Rule 701 in that the securities were offered and sold either pursuant to written compensatory benefit plans or contracts relating to compensation.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   A list of exhibits filed with this registration statement is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

        (b)   The financial statement schedules are either not applicable or the required information is included in the financial statements and footnotes related thereto.

Item 17.    Undertakings.

A.
The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   Intentionally omitted.

        (5)   That, for the purpose of determining liability under the Securities Act to any purchaser:

            (i)  Intentionally omitted.

           (ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (6)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the city of Salt Lake City, State of Utah, on September 7, 2010.

TECHNISCAN, INC.
By:	/s/ DAVID C. ROBINSON David C. Robinson Chief Executive Officer (principal executive officer)
By:	/s/ STEVEN K. PASSEY Steven K. Passey Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

        We, the undersigned officers and directors of TechniScan, Inc., hereby severally constitute and appoint David C. Robinson and Steven K. Passey, or either one of them, our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ DAVID C. ROBINSON David C. Robinson	Chief Executive Officer, Director	September 7, 2010
/s/ STEVEN K. PASSEY Steven K. Passey	Chief Financial Officer	September 7, 2010
/s/ KENNETH G. HUNGERFORD II Kenneth G. Hungerford II	Chairman of the Board and Director	September 7, 2010
/s/ CHERYL D. COOK Cheryl D. Cook	Director	September 7, 2010
/s/ GERALD A. RICHARDSON Gerald A. Richardson	Director	September 7, 2010
/s/ RICHARD J. STANLEY Richard J. Stanley	Director	September 7, 2010
/s/ JOSEPH W. PEPPER Joseph W. Pepper, Ph.D	Director	September 7, 2010

EXHIBIT INDEX

Exhibit	Identification of Exhibit
2.1	Agreement and Plan of Merger, by and between TechniScan, Inc., Castillo, Inc., TechniScan Acquisition, Inc., and Emilia Ochoa, dated October 9, 2009	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
2.2	Agreement and Plan of Merger by and between Castillo, Inc., a Delaware corporation and Castillo, Inc., a Nevada corporation, dated September 4, 2009	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
2.3	Plan of Merger by and among TechniScan, Inc. and TechniScan Acquisition, Inc., dated October 9, 2009	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
2.4	Plan of Merger by and among Castillo, Inc. and TechniScan, Inc., dated October 9, 2009	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
3.1	Certificate of Incorporation	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
3.1.1	Certificate of Amendment to the Certificate of Incorporation filed June 18, 2010	Incorporated by reference to our Form 8-K filed with the SEC on June 25, 2010
3.1.2	Certificate of Correction filed June 22, 2010	Incorporated by reference to our Form 8-K filed with the SEC on June 25, 2010
3.2	Bylaws	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
3.3	Certificate of Merger of Castillo, Inc., a Nevada corporation with and into Castillo, Inc., a Delaware corporation, filed with the State of Delaware on October 8, 2009	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
3.4	Certificate of Ownership and Merger of TechniScan, Inc., with and into Castillo, Inc., filed with the State of Delaware on October 9, 2009	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
4.1	Form of Senior Secured Convertible Promissory Note of TechniScan, Inc., as amended	Incorporated by reference to our Form 8-K filed with the SEC on May 14, 2010
4.2	Form of Common Stock Purchase Warrant of TechniScan, Inc.	Incorporated by reference to our Form 8-K filed with the SEC on April 5, 2010
4.3	Specimen Stock Certificate	Incorporated by reference to our Form 10-K filed with the SEC on March 22, 2010
4.4	Form of Unit Warrant	To be filed by amendment
5.1	Legal Opinion of Greenberg Traurig, P.A.	To be filed by amendment
9.1	Voting Agreement by and among TechniScan, Inc. and the Series E Preferred Stock holders dated February 11, 2008(1)	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009

Exhibit	Identification of Exhibit
10.1	Note and Warrant Purchase Agreement dated as of March 30, 2010 by and among TechniScan, Inc. and the investors party thereto.	Incorporated by reference to our Form 8-K filed with the SEC on April 5, 2010
10.2	Amendment to the Note and Warrant Purchase Agreement by and among TechniScan, Inc. and Biotex Pharma Investments, LLC as Lead Investor	Incorporated by reference to our Form 8-K filed with the SEC on August 4, 2010
10.3	Registration Rights Agreement dated as of March 30, 2010 by and among TechniScan, Inc. and the investors party thereto.	Incorporated by reference to our Form 8-K filed with the SEC on April 5, 2010
10.4	Amendment to the Registration Rights Agreement by and among TechniScan, Inc. and the stockholders party thereto.	Incorporated by reference to our Form 8-K filed with the SEC on May 14, 2010.
10.5	Security Agreement dated as of March 30, 2010 by and between TechniScan, Inc. and Biotex Pharma Investments LLC as Collateral Agent for the holders of the Senior Secured Convertible Promissory Notes.	Incorporated by reference to our Form 8-K filed with the SEC on April 5, 2010
10.6
	Patent, Trademark and Copyright Security Agreement dated March 30, 2010 by and between TechniScan, Inc. and Biotex Pharma Investments LLC as Collateral Agent for the holders of the Senior Secured Convertible Promissory Notes.	Incorporated by reference to our Form 8-K filed with the SEC on April 5, 2010
10.7	Form of Indemnification Agreement between TechniScan, Inc. and its Officers and Directors	Incorporated by reference to our Form 8-K filed with the SEC on March 25, 2010
10.8
	Office Building Lease by and between Shupe Investments, LTD, as landlord, and TechniScan Inc., as tenant, for lease of premises located at 3216 South Highland Drive, Salt Lake City, Utah, dated April 11, 2008(1)	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
10.9
	Lease Agreement by and between 1011 LLC, as landlord, and SafeScan Medical Systems, LLC, as tenant, for lease of premises located at 1011 East Murray-Holladay Road, Salt Lake City Utah, dated September 1, 2003(1)	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
10.10	2001 Employee Stock Option Plan, as amended	Incorporated by reference to our Form 10-K filed with the SEC on March 22, 2010
10.11	Employment Offer Letter with Steven K. Passey, dated November 9, 2009	Incorporated by reference to our Form 8-K filed with the SEC on November 12, 2009
10.12	Employment Offer Letter with Barry K. Hanover, dated February 4, 2002	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009

Exhibit	Identification of Exhibit
10.13	Form of Confidentiality, Inventions Assignment and Non-Competition Agreement between TechniScan, Inc. and employees of TechniScan, Inc.(1)	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
10.14	Form of Lock-Up Agreement	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
10.15	General Consulting Agreement by and between TechniScan Medical Systems, Inc. and The Anson Group, dated May 1, 2006(1)	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
10.16	Client Confidentiality & Non-Disclosure Agreement by and between TechniScan Medical Systems, Inc. and The Anson Group, dated May 3, 2006	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
10.17	Original Equipment Manufacturing Agreement and Engineering Support Agreement by and between TechniScan, Inc. and Esaote S.p.A., dated February 11, 2008(1)	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
10.18	Distribution Agreement by and between TechniScan, Inc. and Esaote S.p.A., dated February 11, 2008(1)	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
10.19	European Market Development Agreement, between Esaote S.p.A., and TechniScan Inc., dated October 28, 2008(1)	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
10.20	Letter of Understandings on Possible Amendment Agreement, between Esaote S.p.A. and TechniScan, Inc., dated October 28, 2009(1)	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
10.21	Manufacturing Letter of Intent between TechniScan, Inc. and Esaote S.p.A., dated November 12, 2009	Incorporated by reference to our Form 8-K filed with the SEC on November 12, 2009
10.22	Supplement Number One to Original Equipment Manufacturing Agreement and Engineering Support Agreement by and between TechniScan, Inc. and Esaote, S.p.A., dated November 10, 2009(1)	Incorporated by reference to our Form 8-K filed with the SEC on December 8, 2009
10.23	Supplement Number Two to Original Equipment Manufacturing Agreement and Engineering Support Agreement by and between TechniScan, Inc. and Esaote, S.p.A., dated November 10, 2009(1)	To be filed by amendment
10.24
	Amendment and Restatement of The License Agreement Between University of Utah Research Foundation and TechniScan, Inc., Successor-in-Interest to Dr. Steven A. Johnson Dated August 28, 1984, dated January 10, 2002(1)	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009

Exhibit	Identification of Exhibit
10.25	Professional Services Agreement, by and between TechniScan, Inc. and PCOF Partners, dated October 9, 2009	Incorporated by reference to our Form 8-K filed with the SEC on October 16, 2009
16.1	Letter dated December 7, 2009 from George Stewart, CPA to the Securities and Exchange Commission	Incorporated by reference to our Form 8-K filed with the SEC on December 7, 2009
23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith
24.1	Power of Attorney (included on the inspection page to this registration statement)	Filed herewith

(1)
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.